Exhibit (d)

KREDITANSTALT FÜR WIEDERAUFBAU

FEDERAL REPUBLIC OF GERMANY

     This description of Kreditanstalt für Wiederaufbau and the Federal Republic of Germany is dated May 17, 2004 and appears as Exhibit (d) to the Annual Report on Form 18-K of Kreditanstalt für Wiederaufbau and KfW International Finance Inc. for the fiscal year ended December 31, 2003.

     THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF KFW OR KFW INTERNATIONAL FINANCE INC. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

     In this description, references to “euro” and “EUR” are to the legal currency of the 12 Member States of the European Union participating in the euro and references to “U.S. dollars” or “$” are to United States dollars. See “The Federal Republic of Germany — Monetary and Financial System — Foreign Exchange Rates and Controls” for information regarding the rates of conversion of the euro into United States dollars for the period 1999 through 2003 and “The Federal Republic of Germany — General — The European Union and European Integration” for a discussion of the introduction of the euro.

     At May 13, 2004, the noon buying rate for cable transfers in New York City payable in euro was EUR 0.847 per U.S. dollar ($1.1801 per euro).

     In 2003, the former DtA merged into KfW. The transfer of the assets of DtA to KfW had retroactive effect as of January 1, 2003. To permit a meaningful comparison of year-on-year results, the consolidated financial data and other information presented in KfW’s consolidated financial statements and elsewhere in this document for the fiscal year ended December 31, 2002 have been restated as if the merger had occurred on January 1, 2002.

     In this document, references to the “Federal Republic” and “Germany” are to the Federal Republic of Germany and references to the “Federal Government” are to the government of the Federal Republic of Germany. The term “KfW” refers to the Kreditanstalt für Wiederaufbau and the terms “KfW Group” and “Group” refer to KfW and its consolidated subsidiaries. The term “DtA” refers to the Deutsche Ausgleichsbank.

KREDITANSTALT FÜR WIEDERAUFBAU

GENERAL

Overview

     KfW was established in 1948 as a public law institution (Anstalt des öffentlichen Rechts) by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic. Originally, KfW was established to distribute and lend funds of the European Recovery Program (the “ERP”, Marshall Plan). Today, having expanded and internationalized, KfW conducts its business in four principal areas: investment finance, export and project finance, promotion of developing countries (“financial cooperation”) and advisory and other services.

     In 2003, the former Deutsche Ausgleichsbank (“DtA”) merged into KfW. DtA, formed in 1950 as a public law institution, was active as a promotional bank particularly in the area of lending to small and medium sized enterprises and start-up businesses. The merger occurred pursuant to a law (the Förderbankenneustrukturierungsgesetz or “Promotional Bank Restructuring Act”) designed to restructure and simplify promotional banking in the Federal Republic and harmonize it with the “Understanding” reached with the European Commission in March 2002. For further information on the DtA merger and the Understanding with the European Commission, see “Relationship with the Federal Republic” and “Acquisitions and Investments” below.

     In connection with the merger, KfW reorganized complementary business activities of the two institutions and re-branded its business lines under the umbrella brand name KfW Bankengruppe. However, KfW’s main business continues to be conducted through a single legal entity. KfW now operates in the following business areas under the brand names noted in italics:

•	Investment finance:

•	KfW Förderbank (KfW Promotional Bank), offering financing products for housing, environmental, education and infrastructure projects;

•	KfW Mittelstandsbank (KfW SME Bank), promoting business founders, start-ups, small and medium-sized enterprises (“SMEs”) and self-employed professionals;

•	Export and project finance:

•	KfW IPEX-Bank, offering customized financing for exports and projects world-wide;

•	Financial cooperation:

•	KfW Entwicklungsbank (KfW Development Bank), dealing with KfW’s public sector development cooperation activities;

•	DEG (Deutsche Investitions- und Entwicklungs-Gesellschaft mbH), financing private-sector investments in developing countries.

•	Advisory and other services

     At December 31, 2003, KfW Group had total assets of EUR 313.9 billion, including EUR 244.2 billion in loans outstanding and EUR 51.0 billion in guarantees outstanding (including outstanding commitments under its PROMISE and PROVIDE programs in the amount of EUR 46.5 billion). Of its EUR 244.2 billion in outstanding loans at December 31, 2003, EUR 180.4 billion were for investment finance, EUR 42.3 billion for export and project finance, and EUR 21.4 billion for financial cooperation.

     As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

     KfW is organized under the Law Concerning Kreditanstalt für Wiederaufbau (the “KfW Law”) as a public law institution with unlimited duration. Its offices are located at Palmengartenstraße 5-9, D-60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, as well as a liaison office to the European Union in Brussels.

Relationship with the Federal Republic

     Ownership. The Federal Republic holds 80% of KfW’s capital, and the German federal states (the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been and are expected to continue to be made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.

     Guarantee of the Federal Republic. The KfW Law was amended with effect from April 1, 1998 to provide expressly that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or if KfW fails to make any payment required to be made under KfW’s guarantee, when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under this statutory guarantee ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered.

     Institutional Liability (“Anstaltslast”). Under the German administrative law principle of Anstaltslast, the Federal Republic has an institutional liability to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.

     Understanding with the European Commission. Pursuant to an understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached on March 1, 2002, Anstaltslast and the statutory guarantee of the Federal Republic of Germany will continue to be available to KfW, in light of the promotional activities for which KfW is responsible. The understanding acknowledges that KfW’s role in providing financing in particular for small and medium-sized enterprises, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its co-operation with developing countries, is compatible with European Union (“EU”) prohibitions against state aid.

     In the area of export and project finance, the understanding with the Commission requires KfW to transfer to an independent subsidiary that portion of export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. While the legislative basis for the establishment of such subsidiary and the transfer of such export and project financing had to be adopted by March 31, 2004, the actual transfer of such activities to the subsidiary must be effected by December 31, 2007. As from that date, KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefits of Anstaltslast or the statutory guarantee. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:

•	Implementation of international promotional programs, such as the interest-rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) (these are recognized as promotional activities in accordance with the OECD consensus).

•	Participation in syndicated financing activities outside the EU, the European Economic Area and the countries currently being considered for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist.

•	Participation in projects in the interest of the EU, such as the trans-European networks in the areas of transport, telecommunications and energy infrastructure.

     In order to formalize the understanding in accordance with the rules of the EC Treaty, the Commission transformed the understanding into a “decision” of the Commission. The Federal Republic has formally accepted the decision with respect to the understanding.

     Part of the Promotional Bank Restructuring Act implemented the understanding with the Commission and amended the KfW Law and by-laws accordingly. In the first quarter of 2003, KfW developed the concept for the structure, organization and products of this subsidiary and has recently begun to test the new structure within KfW’s organization.

     Supervision. KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance supervises KfW and monitors KfW’s compliance with applicable laws and KfW’s by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Managing Directors or the Board of Supervisory Directors of KfW. KfW’s overall activities are supervised by its Board of Supervisory Directors, which was enlarged pursuant to the Promotional Bank Restructuring Act and now consists of seven Federal Ministers, seven appointees of the Bundesrat, seven appointees of the Bundestag and representatives of various sectors and institutions of the German economy. For more information on the Board of Managing Directors and the Board of Supervisory Directors, see “Management”.

     In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is also subject to an audit that meets the requirements of the Haushaltsgrundsätze-Gesetz (Budgeting and Accounting Act). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed in such a way as to enable the Board of Directors, the responsible Federal Department, and the Federal Court of Auditors to form their own opinion and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.

     Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and the effectiveness of its administration.

Acquisitions and Investments

     DtA. The Promotional Bank Restructuring Act became effective on August 22, 2003 and implemented the merger of DtA into KfW with retroactive effect as of January 1, 2003. The merger was effected by a transfer of the Federal Republic’s shares in DtA into a special capital reserve of KfW. No purchase price was paid by KfW in order to maintain the promotional potential of the merged institution. The integration of DtA’s SME-related businesses with those of KfW occurred in the first quarter of 2003, and KfW and DtA have offered their promotional programs jointly since January 2003. A new separately-branded KfW Mittelstandsbank was created within KfW to serve as a platform for all SME related financing instruments. In addition, a Mittelstandsrat (SME advisory council) was established at KfW, which consults and decides on proposals concerning KfW’s SME-related business, taking into consideration KfW’s overall business plan. The Mittelstandsrat is chaired by the Federal Minister of Economics and Labor and includes other members of the Federal Government.

     As is the case with KfW, the obligations of DtA benefited from the guarantee of the Federal Republic and the principle of Anstaltslast. The contribution of DtA’s share capital to KfW had no effect on the Guarantee of the Federal Republic or its institutional liability (Anstaltslast) to KfW.

     Unless otherwise stated, in this document all 2003 figures for KfW include DtA and all 2002 figures for KfW have been restated to include DtA as if the merger had occurred on January 1, 2002.

     DEG. In September 2001, KfW acquired Deutsche Investitions- und Entwicklungs-Gesellschaft mbH (“DEG”) from the Federal Republic. DEG continues to exist as a wholly-owned subsidiary of KfW. DEG is a limited liability corporation that provides finance and consulting services in accordance with the development policies of the Federal Government. See “Business — Financial Cooperation” for a description of the activities of DEG.

     IKB. In December 2001, KfW increased its stake in IKB Deutsche Industriebank AG, Düsseldorf, also known as IKB, through the acquisition of 33.2% of IKB’s outstanding share capital. As a result of the merger with DtA, KfW received another 3.6% of IKB’s outstanding share capital from DtA’s assets, increasing KfW’s total share in IKB to 37.7%. Stiftung Industrieforschung owns 11% and the remaining shares of IKB are publicly held. See “Business — Other Activities” for a description of the activities of IKB.

BUSINESS

     KfW Group conducts its business in four principal areas: investment finance, export and project finance, financial cooperation and advisory and other services. The following table shows the relative size of each of the investment finance, export and project finance and financial cooperation areas in terms of total loans outstanding and total loan commitments for each of the years indicated. The table also shows securitization commitments outstanding and securitization transactions made in each year. No loans or loan commitments are made in the advisory and other services area, given the nature of its business.

LOANS AND LOAN COMMITMENTS BY BUSINESS AREA AND SECURITIZATION

	As of December 31,
	2003	2002
	(EUR in millions)
Loans outstanding
Investment finance(1)	180,398	173,208
Export and project finance(2)	42,345	47,102
Financial cooperation	21,417	22,292
Other	62	83

Total	244,222	242,685

Loan commitments(3)
Investment finance	36,765	29,505
Export and project finance	11,443	10,358
Financial cooperation	1,266	935
Other	0	0

Total	49,474	40,798

Securitization commitments outstanding(4)	46,521	27,454
Securitization transactions(4)	21,858	20,043

(1)	Includes project financings within Germany.

(2)	Excludes project financing within Germany.

(3)	Commitments represent the volume of funds committed for loans and other business transactions (including guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not add due to rounding.

(4)	For more information on KfW’s securitization activities, see “ — Investment Finance — Securitization Programs” and “Notes to Financial Statements — Other Required Notes on Liabilities — Contingent Liabilities”.

Investment Finance

     Within its investment finance business, KfW offers a broad range of loan programs in Germany and elsewhere in Europe, as well as loan securitization programs for banks, to support the economic and policy objectives of the Federal Government.

     Under the KfW Law, KfW must generally involve banks or other financing institutions when granting financings in its investment finance business. In particular, KfW typically grants loans when other financial institutions are not in a position to offer long-term financing at interest rates acceptable to the borrower. In its traditional investment finance lending business, KfW involves commercial banks in the handling of its loans by extending loans to commercial banks, which in turn on-lend the funds to the ultimate borrowers. By lending to commercial banks, KfW in principle insulates itself from credit exposure to the ultimate borrower, gains the benefit of the commercial banks’ knowledge of their customers, and effectively passes to the commercial banks the administrative cost of granting and servicing the loan. KfW monitors its exposure to, and the credit standing of, each banking institution to which it lends. In its investment finance business, KfW currently lends to approximately 200 banks, almost all of which are German commercial banks.

     The commercial banks to which KfW lends are permitted to on-lend the funds at fixed spreads over the applicable interest rate payable to KfW. Thus, borrowers can apply for a KfW promotional loan with their regular bank or with any other bank or savings bank of their choice. The intermediating bank appraises the financial and business situation of the applicant, takes security for the loan and assumes liability for repayment to KfW. Loans made by commercial banks are normally collateralized by real property or other assets or are guaranteed by the Federal Republic, by a government of one of the Länder or by a German municipality.

     In addition to its traditional loan programs, KfW extends so-called “global loans” to commercial banks to finance investments of SMEs and housing projects. Global loans are extended in form of a lump sum, which the commercial bank breaks down and grants as individual loans. KfW expects that banks on-lend these funds within a reasonable period of time. In contrast to KfW’s program loans, global loans offer a more flexible loan structure as the mode of repayment may be agreed individually between the bank and its customer, and the interest rate may be variable or fixed. The interest rate for the ultimate borrower is composed of KfW’s funding rate to the bank plus an individual risk-adjusted margin. The margin is determined by the ultimate borrower’s creditworthiness, which is determined on the basis of the bank’s rating system. The bank and KfW agree on the methodology used for the calculation of the margin. Global loans result in lower administrative costs for both KfW and the on-lending promotional institution or commercial bank compared with KfW’s traditional lending programs.

     Included among KfW’s many German commercial banking on-lending customers are the 11 German Landesbanken, which are German public law financial institutions benefiting from government credit support (Gewährträgerhaftung) and whose functions have traditionally focused on the banking business for and in the German federal state (Land) in which they operate. According to a settlement reached with the European Commission in 2001, the Landesbanken will cease to benefit from the government credit support in July 2005. KfW’s long-term receivables from on-lending operations vis-à-vis Landesbanken amounted to EUR 40 billion at December 31, 2003. Even prior to this settlement, KfW’s credit-line management with respect to the Landesbanken took into consideration the individual financial strength of each institution. In addition, most of the loans to the Landesbanken are and will also in future be secured by collateral. Therefore, KfW believes that the risk profile of its bank loan portfolio will not substantially increase as a result of the settlement between the European Commission and the Landesbanken.

     Another focus of KfW’s business is the cooperation with the promotional institutions of the federal states (Landesförderinstitute) in their on-lending activities, partly by way of extending global loans. Many of the promotional institutions were initially part of the German Landesbanken. In order to comply with the decision of the European Commission to separate commercial and promotional business activities, many of these institutions became, or are currently in the process of becoming, independent public law institutions that benefit from explicit government guarantees.

     In 2003, KfW’s principal investment finance activities included the provision of funding to SMEs under its KfW Mittelstandsbank brand and financing for other government policy objectives under its KfW Förderbank brand. In 2003, domestic project finance, previously part of the investment finance business area, was integrated into the export and project finance business area. The following table shows KfW’s commitments for investment finance in Germany and elsewhere in Europe for each of the years indicated:

INVESTMENT FINANCE COMMITMENTS(1)

	As of December 31,
	2003	2002
	(EUR in millions)
Total commitments in Germany and elsewhere in Europe	58,648.2	49,564.2

KfW Mittelstandsbank	13,796.7	17,956.0
Promotional Loans	10,312.3	10,164.3
Loan Programs	9,013.0	9,461.8
of which global loans	3,211.2	2,360.2
Mezzanine Programs	988.1	333.5
Equity Participation Programs	311.1	369.0

PROMISE(2)	3,484.4	7,791.7

KfW Förderbank	44,851.5	31,608.2
Promotional Loans	26,452,7	19,340.5
Housing Investment Programs	15,442.2	10,346.3
of which global loans	3,670.0	1,409.8
Education Programs	777.9	712.7
Municipal Infrastructure Programs	4,682.7	3,035.5
of which global loans	150	—
Environmental Investment Program	4,020.8	3,696.0
Global loans to Landesförderinstitute	1,529.1	1,550.0

PROVIDE(3)	18,398.8	12,267.7

(1)	Commitments represent the volume of funds committed for loans and other business transactions in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Discrepancies in the totals are due to rounding.

(2)	Includes guarantees in the amount of EUR 16 million and EUR 26 million in 2002 and 2003, respectively.

(3)	2003 includes commitments under the PROCESS platform in the amount of EUR 1,524 million.

     To support the German and European economies, KfW committed a volume of EUR 58.6 billion (including securitization transactions) in 2003, an increase of 18% compared to the previous year, which was mainly due to a significant increase in housing loans and an increase in the securitization program PROVIDE. The volume of commitments by the KfW Mittelstandsbank and the KfW Förderbank amounted to EUR 13.8 billion and EUR 44.9 billion, respectively.

KfW Mittelstandsbank (KfW SME Bank)

     Under its KfW Mittelstandsbank programs, KfW provides funding for SMEs in the form of loan financing, mezzanine financing and equity participation programs. At EUR 10.3 billion, the volume of commitments for SME loans in 2003 increased slightly compared to the previous year, despite a decline in net investments by SMEs in plant and equipment in 2003.

     Based on statistics published by the Institute for SME research in Bonn (Institut für Mittelstandsforschung Bonn), in 2001 SMEs contributed 42.1% to the total turnover generated in Germany and 99.7% of all companies in Germany were SMEs. In 2002, 69.7% of all employees in Germany were employed by SMEs. Under the definition used by the Institute for SME research, companies with a maximum of an annual turnover of EUR 50 million are considered SMEs. The criteria used for some of KfW’s lending programs differ from this definition and vary between the various programs. In particular, some programs are open to enterprises with an annual group turnover of up to EUR 500 million, in which the public sector does not hold a majority stake, and thereby cover larger SMEs that are typical for Germany’s economy.

     Under some of the SME loan programs, KfW shares part of the risk with the intermediate commercial bank or the equity investor. KfW’s risk under these programs is covered or compensated in different ways: by a risk pool funded by the Federal Government or KfW, by risk premiums or by guarantees from the Federal Government, the Länder or the European Investment Fund (EIF). Under the Equity Participation Programs, in particular, KfW typically retains a portion of the risk on the relevant loan.

     In response to changing market trends for SME funding, KfW has commenced a process of reworking and renewing its SME financing programs. This process has as its aim the revision of KfW’s existing SME programs so that they are more flexible, meeting the needs of SMEs operating in both the “old” and the “new” economies. As part of this process, KfW has developed rating models for SMEs and is seeking to tailor the terms and conditions of its lending to take into account each borrower’s risk profile to provide better correlation between yield and risk weighting. Risk-differentiation based on rating was implemented with the “Capital for Work” program in November 2002. In other loan programs, KfW has given banks participating in traditional SME financing programs the option of increasing the interest rates charged to the end-borrower by up to 0.5%, depending on the risk and security provided. In addition, by extending global loans, KfW provides on-lending banks also with a more flexible financing instrument. KfW is also implementing measures to reduce the costs to its commercial bank partners of providing SME finance.

     Loan Programs. At EUR 9.0 billion, the volume of commitments under KfW’s SME loan programs remained stable at approximately the prior year’s level and included commitments under global loan agreements with banks to fund SME’s activities, which increased to EUR 3.2 billion in 2003, compared with EUR 2.4 billion in 2002 as global loans gained more acceptance with the commercial banks.

     In September 2003, KfW introduced a new loan program called entrepreneurial loan (Unternehmerkredit), which combines the main components of the former KfW Mittelstandsprogramm and the DtA Existenzgründungsprogramm and offers financing for all kinds of investments, such as construction and purchase of machinery.

     SME loans also include KfW’s “Acquisition Finance” program, pursuant to which KfW participates in the financing of mergers and acquisitions of SMEs. Commitments in 2003 under this program amounted to EUR 223 million, compared with EUR 181 million in 2002.

     Mezzanine Programs. Under its Mezzanine Program, KfW extends mezzanine capital in form of unsecured subordinated loans, which contain quasi equity elements combining characteristics of debt and equity capital. The increase of mezzanine financing in 2003 from EUR 334 million to EUR 988 million shows the growing importance of quasi-equity forms of financing in KfW’s product portfolio. This strong increase was mainly due to the introduction of a new program called “Capital for Work” in November 2002, the purpose of which is to support the initiative of the German government to reduce unemployment. Under this program, KfW offers a financing package to SMEs that hire unemployed workers for a minimum term of twelve months. This financing package consists in equal parts of a senior loan tranche and a subordinated loan tranche. With regard to the senior tranche, the credit risk is assessed and assumed by the local bank that on-lends the financing package. To receive the quasi-equity funds of the subordinated tranche the company does not need to provide security for this tranche, and the on-lending bank is released from liability against KfW. The company’s creditworthiness is assessed by its regular bank, but KfW reserves the right to review and, if necessary, to revise the bank’s assessment by applying KfW’s own rating instruments. The interest rate of the subordinated tranche depends, besides the capital market developments, largely on the borrower’s credit standing. The borrower’s credit standing also determines the risk premium which is part of the interest rate and which covers a projected level of credit losses. It was initially intended that KfW retained liability for the subordinated tranche subject to coverage of losses beyond projected amounts by a guarantee of the Federal Republic. However, as a result of KfW’s discussion with the European Commission regarding the compliance of the subordinated tranche of the “Capital for Work” program with the EU’s rules governing state aid, the guarantee of the Federal Republic to cover losses beyond projected amounts covers only loans extended until June 30, 2003. Loans extended thereafter do not benefit from a Federal Republic guarantee and KfW now bears the risk on the subordinated portion of these commitments. From July 1, 2003 until December 31, 2003, commitments under the “Capital for Work” program amounted to EUR 339 million. Since the program start in November 2002 up to the end of 2003, total commitments under the “Capital for Work” program totaled EUR 767 million and supported the creation of almost 11,000 new jobs.

     In the first quarter of 2004, KfW decided to expand its mezzanine financing activities and launched the “Unternehmerkapital” (entrepreneurial capital) programs on March 1, 2004. It consists of three separate financing products that are designed to meet the special financing needs of start-up businesses, companies in their initial growth phase and established firms. In all products, the borrower is granted a subordinated loan for which the on-lending bank is exempted from liability to KfW. The “Capital for Work” program as well as the ERP-Eigenkapitalhilfeprogramm, formerly offered by DtA, were integrated into the new program family “Unternehmerkapital”.

     Equity Participation Programs. Under these programs, KfW provides loans to equity investors, typically private equity companies and venture capital companies. These investors in turn make equity investments in SMEs. Moreover, tbg GmbH (“tbg”), a subsidiary company of KfW, provides new equity for innovative SMEs by direct investment, provided that a private investor provides at least the same amount in equity.

     2003 was characterized by the continued consolidation of the international risk capital-markets. This development affected KfW’s (including tbg) commitments under its equity investment programs, which have declined substantially in recent years, from EUR 1,075 million in 2000 to EUR 369 million in 2002 and further to EUR 311 million in 2003. The programs through which KfW and tbg fund equity investments in start-ups and innovative SMEs have been particularly affected by the markets’ downturn.

KfW Förderbank (KfW Promotional Bank)

     Under its KfW Förderbank programs, KfW provides housing related loans as well as financing for other government policy objective such as municipal infrastructure, environmental protection and education finance. Most of the loans of the KfW Förderbank programs are extended to private individuals, who account for 54% of the debtors. In 2003, the commitments under the KfW Förderbank programs amounted to EUR 44.9 billion, including securitizations, an increase by more than 40% compared to the previous year. This substantial increase was mainly a result of increased demand for housing related loans and securitization transactions under KfW’s PROVIDE program.

     Housing. KfW’s housing programs provide funds for the promotion of home ownership, for repairs and modernization, and for the reduction of CO2 emissions.

     In terms of loan commitments in 2003, KfW’s most important housing program was its Home Ownership Promotion Program, pursuant to which any individual who purchases or builds housing in Germany for his own use can obtain a promotional loan. Loan commitments under the Home Ownership Promotion Program increased to EUR 7.6 billion in 2003, compared with EUR 6.4 billion in 2002, supporting an additional 136,227 owner-occupied houses and apartments.

     In April 2003, KfW launched a new Housing Modernization Program for the years 2003 and 2004, under which it expects to have a total lending volume of EUR 8 billion. In 2003, KfW committed EUR 2.1 billion under this Housing Modernization Program. The interest rates payable in connection with loans extended under this program are subsidized with federal funds for the first four years (for applications filed in 2003) or for the first three years (for applications filed in 2004). Under this program, KfW financed the modernization of approximately 210,000 residential rented or owner-occupied flats.

     The goal of KfW’s CO2 Reduction Program and CO2 Building Rehabilitation Program is to reduce energy consumption in houses to lower carbon dioxide emissions. Under these two programs, KfW committed a total of EUR 2.0 billion for climate protection investments in 2003, of which EUR 1.7 billion was used for the renewal of heating systems (including the use of renewable energy sources) and the improvement of thermal insulation in residential buildings and EUR 250 million for the construction of energy saving houses. The CO2 Building Rehabilitation Program makes use of federal funds to subsidize interest rates. In addition, KfW extended global loans to banks for on-lending under KfW’s housing programs in the amount of 3.7 billion in 2003.

     Education. Under its Education Programs, KfW supports students and employees in advanced occupational training. In 2003, KfW committed a volume of EUR 0.8 billion, an increase by 9% compared to the previous year.

     Infrastructure. Under the KfW Infrastructure Program, KfW promotes investments in municipal infrastructure. In April 2003, KfW set up a special fund named “Growth Impulses”, which supplements KfW’s Infrastructure Program by offering Government funded loans at particularly low interest rates. The KfW Infrastructure Program and the special fund specifically target infrastructure projects of municipalities and companies they own and operate. In 2003, KfW committed loans totaling EUR 4.7 billion for investments in municipal infrastructure, compared to EUR 3.0 billion in 2002. This increase was largely due to the “Growth Impulses” program, under which EUR 3.4 billion were committed in 2003. The “Growth Impulses” program is expected to run until the end of 2004 and to have a total loan volume of EUR 6.5 billion. Among the promoted projects, financing for social infrastructure, transportation and sewage disposal projects played a major role.

     Environmental Protection/Renewable Energies. In the course of the merger of DtA and KfW, the environmental programs of these two institutions were combined to form the new “KfW Environmental Program”, which provides financing for environmental protection measures by private companies. This program supplements the ERP Environmental and Energy-Saving Program of the former DtA. In 2003, commitments under the KfW Environmental Protection Program decreased from EUR 1.5 billion in 2002 to EUR 1.2 billion in 2003. Under the “100,000 Roofs Solar Power Program”, which was terminated in mid-2003, KfW supported the installation of nearly 20,000 photovoltaic systems through commitments of EUR 650 million in 2003. In 2003, KfW also committed EUR 60 million to promote the construction or installation of 279 plants using renewable energy sources under its program for Renewable Energy Sources.

     Global loans to “Landesförderinstitute”. In 2003, KfW extended global loans to promotional institutions owned by the Länder in the amount of EUR 1.5 billion for the funding of investments.

Securitization Programs

     Synthetic Programs. In 2000, in order to foster the promotion of SMEs through the support of the on-lending German commercial banks, by easing the transfer of credit risk on their SME loans to the capital markets, KfW established a synthetic securitization program known as PROMISE (Program for “Mittelstand” — Loan Securitization). Up to 2003, KfW securitized twelve portfolios of commercial German banks in the aggregate amount of EUR 17.4 billion under this program. In 2001, KfW also established PROVIDE, a synthetic securitization program for residential mortgages. Under this program, KfW securitized twenty portfolios of German mortgage banks in the aggregate amount of EUR 31.6 billion from 2001 until 2003. Most recently, in 2003, KfW launched, as a pilot project, a third platform known as PROCESS, under which it securitized one portfolio consisting of residential mortgages and small commercial mortgages in the amount of EUR 1.5 billion. Through these programs, KfW has contributed decisively to the establishment of “SME loans” and “private residential mortgages” as new asset classes in the German capital market.

     All transactions realized under PROMISE, PROVIDE and PROCESS follow a standardized structure, whereby KfW acts as intermediary credit default swap provider between on-lending commercial banks and mortgage banks and the capital market. As such, KfW generally enters into a credit-default swap with the originating bank to provide cover for specified credit risks of the assets being securitized. KfW then contractually lays off the risks assumed under the credit-default swap to third parties by (i) entering into further credit-default swaps with highly rated credit institutions (or, upon provision of highly rated collateral, other financial institutions); and (ii) issuing credit-linked certificates of indebtedness held by a special purpose vehicle (SPV) as collateral against the SPV’s obligations under mirroring credit-linked notes, or CLNs, issued by the SPV to investors. KfW may also, in individual cases, issue debt instruments to the SPV that are not credit-linked, relying on a separate credit-default swap with the SPV to lay off a portion of the risk assumed by KfW under its credit-default swap with the originating bank.

     The proceeds from the sale of the CLNs are used by the SPV to purchase the certificates of indebtedness issued by KfW. KfW uses the cash proceeds from the SPV to pay its principal payment obligations to the SPV under its certificates of indebtedness and, to the extent obligations arise in respect of the portion of KfW’s credit-default swap with the originating bank that relates to the certificates, to the originating bank. KfW’s potential obligation under the credit-default swap with the originating bank is disclosed as a contingent liability in KfW’s financial statements.

     True Sale Initiative. On July 9, 2003, KfW, together with Bayerische Hypo- und Vereinsbank AG, Bayerische Landesbank, Citigroup Global Markets Deutschland AG, COMMERZBANK AG, Deka-Bank Deutsche Girozentrale, Deutsche Bank AG, Dresdner Bank Aktiengesellschaft, DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Eurohypo Aktiengesellschaft, HSH Nordbank AG, Landesbank Hessen-Thüringen Girozentrale and West-LB AG, signed a letter of intent, in which they agreed to jointly form a financing entity for the securitization of loans originated by banks (the “True Sale Initiative” or “TSI”).

     On December 13, 2003, the thirteen institutions (including KfW) agreed to optimize the structure so that it would now consist of basically two elements: One element would be a platform through which true sale securitization transactions would be executed. As currently planned, this securitization platform will comprise several non-profit foundations (charitable trusts) that will be stakeholders in separate, insolvency-remote special purpose vehicles (SPVs). These SPVs are to be founded for each transaction in which the SPV will buy the portfolio to be securitized from a bank, convert it into tradable securities collateralized through the portfolio (i.e., asset-backed securities) and sell them to investors in the capital markets. The second element would be a

“TSI Service Company” (GmbH) that will be dedicated to developing uniform minimum standards in order to create a separate “brand name” for true sale securitization transactions. In addition, the TSI Service Company will serve as a “political forum” where key market participants pool their expertise, analyze the overall conditions for asset-backed securities in Germany and provide suggestions for further development. The liability of the member institutions of TSI Service Company, including KfW, will be limited to their respective capital contribution. KfW will not give any guarantee or any similar support to the TSI structure. KfW’s primary function is to provide the expertise it has gained in recent years in securitization transactions, and to act as a neutral coordinator of the True Sale Initiative. The participating institutions are currently in the process of further defining the details of and implementing the structure.

     On July 11, 2003, the Bundesrat enacted a statute amending various provisions of German tax law with the aim of promoting smaller businesses (Kleinunternehmerförderungsgesetz). These amendments effectively resulted in an elimination of the liability to German trade tax (Gewerbesteuer) for German SPVs or non-German SPVs deemed to have a taxable presence in Germany. The relevant regulation expressly excludes special purpose vehicles from trade tax on their debt financing expenses if their business is exclusively the direct or indirect purchase of loan receivables (Kreditforderungen), bills of exchange (Wechsel) or guarantees from credit institutions licensed under the German Banking Act (Kreditwesengesetz) or certain other public agencies listed in the Trade Tax Act by way of true sale or synthetic transactions and if these activities are refinanced by issuing securities or taking out loans from credit institutions. The statute took effect retroactively as of January 1, 2003.

Export and Project Finance

     In accordance with the understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached in March 2002, KfW is required, by no later than December 31, 2007, to transfer to an independent subsidiary that portion of its export and domestic and international project finance activities which the Commissioner has deemed to fall outside the scope of the promotional activities of KfW. See “— General — Relationship with the Federal Republic — Understanding with the European Commission”.

     In 2003, KfW started to implement this understanding and set up a separate business unit under the brand name KfW IPEX-Bank, which is organized as a bank-in-the-bank within KfW and is responsible for all lending activities at purely commercial terms and conditions in competition with other financial institutions. These activities include project and corporate financing within Germany and abroad, as well as export financing. In 2003, total loan commitments amounted to EUR 11.5 billion, of which EUR 6.1 billion were commitments for financings within Germany and EUR 5.4 billion for financings in other countries. The increase by EUR 1.1 billion compared to last year was mainly due to a broader range of products offered in the domestic project finance business. In 2003, domestic project finance, previously part of the investment finance business area, was integrated into the export and project finance business area. For a better comparison, the 2002 figures have been restated accordingly.

     Export and project finance loans are generally extended directly to the ultimate borrower, with KfW IPEX-Bank frequently making a significant portion of its loans at its own risk.

     In the export and project finance area, KfW IPEX-Bank increasingly cooperates with other financial institutions. In 2003, approximately 72% of the overall number of export and project finance commitments were made together with other banks extending commitments on identical terms. In some cases, KfW may also arrange for commercial banks to assume the risk on portions of loans made by KfW through so-called “risk-participations”, for which KfW may pay a fee to the bank assuming the risk.

     The following table shows the volume of KfW IPEX-Bank’s commitments divided by sectors, for each of the years indicated.

KFW IPEX BANK(1)

	2003	2002
	(EUR in millions)
Manufacturing industries	2,640	2,689
Power, energy, environmental technologies	1,865	1,535
Telecommunication	552	958
Natural Resources	521	558

Shipping	1,669	1,300
Aircraft	1,689	1,191
Airports and Harbors	751	614
Land based Transport	1,706	1,500

Refinancing Facility for AKA(2)	50	15
thereof:
from ERP special fund	34	15
from market funds	50	—
Total commitments(3)	11,443	10,358
Grant commitments	83	7

(1)	Commitments represent the volume of funds committed for loans and other business transactions (including grants and guarantees) in the relevant year, including amounts to be disbursed in future years, and do not include amounts disbursed in the relevant year pursuant to commitments made in prior years. Totals may not sum due to rounding.

(2)	AKA (Ausfuhrkreditgesellschaft mbH) is a consortium of German banks active in export financing.

(3)	Loan commitments include guarantees of EUR 885 million in 2003 and EUR 959 million in 2002.

     In 2003, project and corporate financings within Germany amounted to EUR 6.1 billion, compared to EUR 4.2 billion in 2002. Project and corporate financings within Germany included loans to manufacturing and service companies, projects in the energy sector and land based traffic infrastructure.

     In 2003, KfW IPEX-Bank’s commitments to other countries than Germany amounted to EUR 5.4 billion, compared to EUR 6.1 billion in 2002. The decline in new commitments in export and project finance to other countries mainly reflects the slowdown of the economy in a number of countries and markets which are important for this business. KfW IPEX-Bank divides its export and project finance business to countries outside Germany into two categories:

•	medium- and long-term loans for the financing of the export of German capital goods to foreign buyers, including related deliveries from other, mainly European, countries (so-called “supply-tied loans”); and

•	loans that are not tied to the purchase of products from the Federal Republic to finance direct investments by German companies, as well as projects by foreign borrowers which nevertheless serve German or European interests (so-called “untied loans”).

     In 2003, supply-tied loans amounted to EUR 1.8 billion, of which 33% related to deliveries from other, mainly European, countries. Untied loans amounted to EUR 3.5 billion, compared to EUR 2.6 billion in 2002.

     Supply-tied loans are generally secured by collateral and often benefit from a payment guarantee or other security arrangement acceptable to KfW IPEX-Bank. Traditionally, a substantial portion of the supply-tied loans were guaranteed by the Federal Republic through EULER HERMES Kreditversicherungs AG, the official German export credit insurer (“HERMES”). HERMES insurance can cover a maximum of 95% of KfW IPEX-Bank’s risk, with the result that the portion covered becomes the equivalent of a German government risk. HERMES also provides coverage for related deliveries from other, mainly European, countries provided that it does not exceed a certain portion of the total delivery for which a supply-tied loan was extended. In addition to HERMES insurance, KfW IPEX-Bank frequently obtains a guarantee from a foreign export credit agency or a government instrumentality in the buyer’s country.

     In recent years, for borrowers in other European and OECD countries where the country risk is not considered high, KfW has increasingly extended loans on the basis of ordinary banking collateral (e.g., mortgages on aircraft or ships) without seeking the benefit of HERMES or similar coverage. Further, even where HERMES coverage is sought, KfW IPEX-Bank frequently extends loans on which the insured portion is less than 95%. As of December 31, 2003, KfW’s outstanding supply-tied loans amounted to EUR 30 billion, roughly 45% of which were guaranteed by HERMES.

     A significant portion of KfW IPEX-Bank’s untied loans is used to finance direct investments by German enterprises and other corporate financings. This area of business has become increasingly important to KfW in recent years. Untied loans are also used to acquire sources of raw materials for German industry and are conditioned upon raw material deliveries into the Federal Republic for the term of the loan. Other untied loans serve to co-finance large-scale infrastructure projects in the European transport sector. Untied loans extended to finance direct investments may benefit from an investment guarantee against political risk from the Federal Government if the host country risk is assessed to be substantial. As of December 31, 2003, KfW’s outstanding untied loans amounted to EUR 17 billion.

     KfW funds its export and project finance commitments through borrowings in the capital markets and from public funds, including the ERP Special Fund. See “— Sources of Funds”. The ERP Special Fund is a revolving fund that, by law may be used only to promote the German economy. In 2003, of the EUR 1.847 billion committed for supply-tied loans, EUR 1.737 billion (94%) was raised in the capital markets and EUR 110 million (6%) was supported by the ERP Special Fund. Untied loans are solely funded through borrowings in the capital markets.

     The terms of export and project finance loans funded in the capital markets are based on the cost of funds to KfW plus a margin intended to cover the administrative cost of the loan, the credit risk and a return on KfW’s capital. In connection with the sale of ships and commercial aircraft, KfW provides interest subsidies for the benefit of the buyer that are financed from Federal budget funds. Because the Federal Republic is a member of the Organization for Economic Cooperation and Development (the “OECD”), loans financed with ERP Special Fund monies and ship and aircraft loans financed partially with public funds or insured by HERMES must comply with OECD regulations, which provide for minimum interest rates and maximum credit periods. Margins on such loans are also intended to cover, on average, all the risks of such loans as well as administrative costs and a return on capital. KfW IPEX-Bank also charges customary banking fees for reserving and providing financing and for handling. Foreign currency denominated loans are hedged through matched funding or other mechanisms. See “— Funding and Investment Policy”.

     After KFW IPEX-Bank will have been spun off as an independent subsidiary in 2007, KfW will continue to fund KfW IPEX-Bank’s export and project finance business at market rates based on a stand-alone rating for KfW IPEX-Bank. KfW IPEX-Bank intends to initiate a dialogue with ratings agencies ahead of the legal spin-off.

Financial Cooperation

     In its financial cooperation business, KfW provides financial assistance to developing countries, either under its KfW Entwicklungsbank (KfW Development Bank) brand, promoting public sector development cooperation activities, or through DEG, promoting private-sector investments in developing countries.

KfW Entwicklungsbank (KfW Development Bank)

     In furtherance of the Federal Republic’s financial cooperation programs, KfW acts as an international development bank, disbursing loans and grants to foreign governments. To a large extent, these loans and grants are made, upon instructions from the Federal Government, from Federal budget funds provided to KfW. Loans are generally guaranteed by the Federal Republic. Grants, by their nature, do not appear on KfW’s balance sheet.

     In the case of Financial Cooperation Development Loans (FZ-Entwicklungskredite), KfW offers its own funds as additional source of financing. Federal budget funds at low interest rates or grant funds are combined with capital market funds from KfW. The majority of these funds are guaranteed either by a special guarantee facility of the Federal Republic or by export credit agencies. In addition, in 2000, KfW introduced the Financial Cooperation Promotional Loan (FZ-Förderkredite), which are funded through KfW funds only. Commitments in 2003 included commitments of EUR 287 million for Financial Cooperation Development Loans, of which EUR 186 million were committed from KfW funds, and fifteen Financial Cooperation Promotional Loans totaling EUR 246 million from KfW’s own funds.

     Interested foreign governments submit applications for financial cooperation to the Federal Government, which then asks KfW to appraise the proposed projects. In the case of Financial Cooperation Promotional Loans, project sponsors can submit their proposals directly to KfW. KfW maintains a staff of economists, engineers and other specialists to assist in the appraisal and development of such projects, for which the Federal Government pays fees to KfW, calculated as a percentage of outstanding loans and grants. Based on KfW’s appraisal and its recommendation, the Federal Government decides whether or not to fund the project. Upon a favorable decision and upon determination of the terms and conditions of the financing, KfW enters into a loan or grant agreement with the recipient country or, if applicable, the individual agency responsible for the project.

     Financial cooperation loans and grants are disbursed in accordance with the progress of the relevant project, and KfW monitors the utilization of funds in order to verify compliance with the provisions of the loan or grant agreements.

     The following table shows the volume of KfW’s financial cooperation commitments for each of the years indicated.

FINANCIAL COOPERATION COMMITMENTS

	As of December 31,
	2003	2002
	(EUR in millions)
Total commitments	1,594	1,291
Loan commitments	760	472
Grant commitments	757	680
Mandates(1)	77	139

(1)	Mandates are grants funded by governmental or supranational entities and distributed using KfW’s expertise and channels.

     The increase in total loan commitments by 61% was largely due to a substantial increase in Financial Cooperation Promotional Loans, which increased from EUR 41 million in 2002 to EUR 246 million in 2003.

     In 2003, Asia accounted for 33% of financial cooperation financing commitments, sub-Saharan Africa for 21%, Europe/Caucasus for 16%, Latin America for 15%, and Middle East/North Africa for 15%. The most significant commitments in 2003 were for projects for the development of social and economic infrastructure and projects for environmental and resource protection. Funds were also allocated to finance: small and medium-sized projects in industry and agriculture through local and regional development banks; the procurement of goods and services covering current civil import requirements; assistance to agencies that prepare, execute and initiate projects co-financed by KfW; and the training of local personnel to implement the projects.

     Project-tied commitments, which finance development projects and programs, amounted to EUR 1.6 billion in 2003. The greatest portion of this amount was committed to social infrastructure projects, with commitments totaling EUR 609 million (38%) (2002: 38%). Commitments in the financial sector amounted to a volume of EUR 403 million (25%) (2002: 15%). Economic infrastructure projects accounted for an additional EUR 364 million (23%) of project-tied commitments (2002: 25%). Commitments for non-project tied aid, in the form of commodity aid to finance current imports, as well as structural assistance to support economic reforms in developing countries, amounted to EUR 28 million in 2003.

DEG

     DEG seeks to promote growth in developing countries and countries in transition through private sector development. DEG pursues four key economic aims in its private sector development policy:

•	Promoting direct investment, including with DEG’s own venture capital;

•	Providing long-term debt finance to investment projects;

•	Supporting pioneer investors in new countries and regions; and

•	Strengthening local capital markets through financial sector development.

     DEG’s activities extend to various countries in Africa, Asia, Latin America and Central and Eastern Europe, in line with the Federal Government’s development policy goals. DEG’s activities focus on establishing and developing efficient private enterprises in these countries. DEG provides both finance and consultancy services in customized packages on a project basis.

     DEG conducts its activities in cooperation with commercial banks rather than in competition with them. In its activities, DEG acts in accordance with commercial principles. Accordingly, it does not provide subsidized finance, but instead offers finance solely on commercial terms and conditions. DEG also seeks to mobilize other partners to provide additional capital for investment in its projects.

     As an instrumentality serving public policy objectives of the Federal Government, DEG has been granted a favorable tax status pursuant to which only part of DEG’s activities are subject to corporate income tax. Like KfW, DEG does not distribute profits but instead rechannels them into new investments.

     The outstanding obligations of DEG as of the date of its acquisition by KfW were not assumed by KfW, but have been reflected in KfW’s consolidated balance sheet as from December 31, 2000. DEG’s obligations do not benefit from the Guarantee of the Federal Republic or from Anstaltslast. In June 2001, KfW and DEG entered into a refinancing agreement, pursuant to which KfW acts as sole issuer in the capital markets and provides DEG with mid- and long-term capital market funds according to DEG’s capital needs. In addition, internal agreements have been reached concerning the respective fields of business activities, the mutual use of offices abroad, joint public relations activities and joint information technology management.

     As of December 31, 2003, DEG had total assets of EUR 1,734 million, compared with EUR 1,721 million in 2002, and recorded net income of EUR 41 million, compared with EUR 38 million in 2002. DEG’s commitments in 2003 amounted to EUR 506 million, compared with EUR 464 million in 2002. In addition, in 2003, commitments in the amount of EUR 52 million were made in connection with risk participations by third parties.

Advisory and Other Services

     Advisory and other services have gained importance for KfW in recent years. In its Berlin branch office, KfW maintains an Advisory Center to inform individuals, enterprises and government authorities about the various promotional programs of the Federal Government, the Länder governments, the EU and development banks. A separate information service is available to assist with financing and promotional plans for investment projects outside Germany.

     In addition to these activities, KfW provides services for and on behalf of the Federal Government in connection with activities associated with Germany’s reunification and certain privatization initiatives of the Federal Government. KfW also administers certain claims transferred to the Federal Government under the Unification Treaty between the Federal Republic and the former GDR, which came into force on September 29, 1990, and performs other services in connection with the assets and obligations taken over from the former GDR, including:

•	implementation of the Assistance with Old Debts Law;

•	administration of claims and disbursement of balances taken over from the former Staatsbank Berlin (“Staatsbank”); and

•	administration of the Currency Conversion Compensation Fund.

     KfW also supports the Federal Government’s cooperation with, and the provision of economic advice to, the governments of Central and Eastern European countries through coordination offices in eleven countries. In addition, KfW advises Central and Eastern European countries in establishing business promotion agencies and provides refinancing loans to promotional banks there.

     In furtherance of the privatization initiatives of the Federal Government, KfW has acquired and sold shares of both Deutsche Telekom AG and Deutsche Post AG in various transactions since 1997. In July 2003, KfW issued a five-year bond of an aggregate amount of EUR 5 billion, exchangeable for Deutsche Telekom AG shares after a period of two years. If fully exchanged, KfW’s stake in Deutsche Telekom AG would be reduced by approximately 6%. In November 2003, KfW acquired from the Federal Government 5% in Deutsche Telekom AG and 30% in Deutsche Post AG for a purchase price of EUR 5.5 billion. In connection with these transactions, the Federal Government granted KfW a subordinated loan of EUR 500 million. In December 2003, KfW placed a combined offering consisting of a direct sale (accelerated bookbuilding) of 63 million Deutsche Post AG shares for an aggregate offering price of EUR 1 billion and bonds in the aggregate principal amount of EUR 1.15 billion exchangeable into approximately 56 million Deutsche Post AG shares. The bonds will be exercisable from January 8, 2005 to December 21, 2006. If fully exchanged, KfW’s stake in Deutsche Post AG would be reduced by approximately 5%.

     KfW currently holds approximately 17% of Deutsche Telekom AG and approximately 43% of Deutsche Post AG. KfW expects its holdings to be reduced again over time. KfW is protected against the market risk of these transactions pursuant to arms’-length agreements with the Federal Government. Moreover, the agreements provide that KfW will receive a fee for its services plus, in certain cases, a success fee depending on the selling price achieved in the capital markets.

Other Activities

     In 2002, KfW combined all its shareholdings that are subject to German taxation in one investment holding company, the KfW Beteiligungsholding GmbH. As a result of the merger of DtA into KfW, KfW Beteiligungsholding GmbH and DtA-Beteiligungs-Holding AG were merged and renamed to KfW Beteiligungsholding AG. As of December 31, 2003, the assets of KfW Beteiligungsholding AG consisted of a 37.7% stake in IKB Deutsche Industriebank AG and a 100% stake in the following entities: Finanzierungs-und Beratungsgesellschaft mbH (FuB), ASTRA-Grundstücksgesellschaft mbH, tbg GmbH and gbb AG, the latter two formerly owned by DtA Beteiligungsholding AG.

     IKB’s activities include the provision of medium and long-term loans, equity and real estate financings and structured financings to SMEs, and of leasing services. Its activities are conducted primarily in Germany. IKB’s obligations do not benefit from a guarantee of the Federal Republic or from Anstaltslast. Joint activities of KfW and IKB currently include the promotion of mezzanine-debt and promissory notes, in particular in the area of acquisition financing and the financing of European SMEs. The total value of assets on IKB’s balance sheet as of March 31, 2003 was EUR 36.4 billion.

Credit Risks

     The following table shows the credit support backing loans and guarantees (including securitization transactions under PROMISE, PROVIDE and PROCESS) extended by the consolidated KfW Group at the dates set forth below. Only the portion of each loan or guarantee backed by the relevant credit support is included.

CREDIT SUPPORT(1)

	As of December 31,
	2003			2002
	(EUR in			(EUR in
	billions)		(%)	billions)	(%)
Total loans and guarantees outstanding	295.2	(2)	100.0	277.1 (3)	100.0
Of which:
- Amounts guaranteed by the Federal Republic or insured by HERMES on behalf of the Federal Republic(4)	43.0		14.6	46.7	16.8
- Amounts that are the primary liability of Länder, municipal governments or local public authorities or that are guaranteed by one of the Länder governments	24.3		8.2	22.9	8.3
- Trust loans(5)	8.0		2.7	8.3	3.0
- Loan and guarantee amounts mostly to small and medium-sized German companies for which commercial banks assume primary liability to the KfW Group(6)	134.0		45.4	129.0	46.6
- Securitization commitments outstanding for which commercial banks assume primary liability to the KfW Group	46.5		15.7	27.5	9.9

- Loan and guarantee amounts at the KfW Group’s risk mostly secured by collateral or other security arrangements customary in the banking business	39.5		13.4	42.8	15.4
of which:
Commercial risk to the KfW Group after valuation of collateral and other security arrangements(7)	27.7	(8)	9.4	28.8	11.1

(1)	Totals may not add due to rounding. All amounts include accrued interest and are net of reserves and provisions.

(2)	Includes EUR 51.0 billion of guarantees provided by the KfW Group.

(3)	Includes EUR 34.4 billion of guarantees provided by the KfW Group.

(4)	Includes amounts guaranteed by other EU or OECD member states or insured by other credit export agencies.

(5)	Trust loans involve no risk to KfW, as they are made in KfW’s name but on behalf of, at the sole risk of and with funds provided entirely by, the entity for which they are made. Substantially all of such loans are made on behalf of the Federal Government. See “Notes to Financial Statements — Notes on the Assets — Loans and Advances to Banks and Customers and Loans on a Trust Basis and other Trust Business”.

(6)	Including global loans in Western Europe.

(7)	This position includes deductibles and uninsured portions of HERMES-covered loans, portions of loan and guarantee amounts secured by collateral but not covered by the expected safe market value of the collateral, and unsecured loans and guarantees. These figures also include loan amounts to foreign public borrowers/guarantors in countries that are not highly rated. The collateral is valued by KfW and may be subject to future revaluations depending on the development of the value of the collateral.

(8)	Of which: aircraft financing 13%, industrial and environmental technology financing 15%, railways and infrastructure financing 14%, energy and construction financing 12%, ship financing 12%, telecommunications financing 3%, natural resources 4%, domestic promotional investment financing programs 23%, and others 4%.

Loan Loss Provisions

     The KfW Group enters only into risks that it determines to be acceptable in the context of its current and future earnings. All risks entered into are assessed and provided for according to conservative standards. The risk of default is the main component, and it is partially limited due to the structure of the KfW Group’s business as described below and as shown in the Credit Support table above.

     Generally, the intermediating banks to which KfW lends bear the risk on investment loans. For export and project finance loans, a great part of the risks is limited through Federal Government guarantees or through risk participations by commercial banks. For financial cooperation loans, agreements with the Federal Government largely exclude risks to KfW. Accordingly, since the public authorities and banks bear the main liability for loans extended by KfW in each of its main areas of business, only a relatively small portion of the risk remains with KfW on its lending business. This residual risk is largely covered by guarantees of domestic suppliers or foreign companies, or by mortgages and other asset-based collateral. KfW accepts only highly rated guarantees and annually reviews its collateral using conservative valuation principles. After such valuation, any remaining amount of loans and guarantees at commercial risk is the basis for evaluating identified and latent risks and making appropriate provisions.

     KfW controls the risks of default relating to loans and guarantees for which it has retained risk by means of an internal rating and evaluation process, in which the risks of individual borrowers and country risks are assessed separately.

     For loans and guarantees where KfW identifies a risk of default (so called impaired or non-performing loans), it makes an appropriate specific loss provision taking into account the potential amount of loss. The identification of impaired loans is based on the relevant current Basel II criteria for non-performing-loans. Since June 2003, KfW has been reviewing and adjusting its specific provisions for impaired loans on a quarterly basis. An additional provision is made for the remaining part of the exposure on impaired loans.

     For loans and guarantees in respect of which no specific risk of default is presently identifiable, KfW has general loan loss provisions for latent country risks and latent counterparty or project risks. Part of these general loan loss provisions are made pursuant to Section 340(g) of the German Commercial Code (Deutsches Handelsgesetzbuch (HGB), the “Commercial Code”) as described below. KfW adjusts its provisions loan losses for latent risks at the end of each fiscal year as part of the annual loan portfolio rating process and believes its policy in this respect is prudent.

     The annual increases on loan loss provisions are charged to income under the item “Write-downs of and value adjustments on loans and certain securities and increases of provisions for possible loan losses” on the income statement.

     In accordance with German GAAP, the aggregate amount for loan loss provisions as of year-end is set off against loan balances on the balance sheet and is not included in the reserves disclosed in the balance sheet under the position “Equity Capital”. However, since 1999, Section 340(g) of the Commercial Code has permitted banks to show general provisions as a reserve, which KfW has done as to a portion of its general provisions for loan losses. See “Management’s Comments on the Financial Statements — The Balance Sheet — Equity Capital”.

     As of December 31, 2003, the total amount of the KfW Group’s loan loss and general provisions, including provisions for value adjustment on certain securities, increased by EUR 652 million over the prior year’s provision. This amount is reflected as an expense in the income statement. Of this amount, the KfW Group has allocated EUR 370 million to the fund for general bank risks, which was added to the KfW Group’s equity capital and reserves as of December 31, 2003 in accordance with Section 340(g) of the Commercial Code. See “Management’s Comments on the Financial Statements — The Balance Sheet — Equity Capital”.

     At December 31, 2003, the KfW Group’s exposure to non-performing-loans, net of collateral, aggregated EUR 2,986 million, compared with EUR 3,470 million in 2002. The collateral is valued by KfW and may be subject to future revaluations depending on the development of the value of the collateral. The 2003 figure comprises EUR 810 million in respect of 693 domestic loans and EUR 2,177 million in respect of 224 loans to foreign borrowers. At December 31, 2003, specific provisions amounted to EUR 1,672 million, compared with EUR 1,758 million in 2002, and additional provisions to EUR 115 million, compared with EUR 115 million in 2002. Thus, at December 31, 2003, the KfW Group had total specific loan provisions covering

60% of its exposure on non-performing-loans, net of collateral, compared with 54% at December 31, 2002. Due to the different valuation practice and methodology applied by DtA prior to the merger into KfW, DtA is not included in the 2002 figures.

     The KfW Group’s exposure in respect of loans outstanding to 68 countries where the KfW Group considers the political risk to be high was EUR 2.0 billion, compared to EUR 3.1 billion in 2002. At December 31, 2003, the KfW Group’s general loan loss provisions for country risks amounted to approximately EUR 1.3 billion, compared with EUR 1.7 billion at December 31, 2002.

     Loans and payments made under guarantees are written off when management determines that there is no chance of recovery. The aggregate amount of loans and guarantee payments written off by the KfW Group during the ten-year period ended December 31, 2003, net of recoveries on such loans and guarantee payments, was EUR 1,280 million, compared with EUR 618 million in the ten-year period to 2002. Most of such loans had been fully provided for in years prior to their write-off. In 2003, the aggregate amount of loans and guarantee payments written off amounted to EUR 673 million, EUR 628 million of which related to KfW, mainly caused by the areas aircraft finance and private equity finance.

     For additional information regarding the KfW Group’s risk provisions and valuations, see “Management’s Comments on the Financial Statements — Earnings Position”.

Risk Control

     The long-term development of the KfW Group in the future depends significantly on its group-wide risk-management function.

     Ultimate responsibility for risk management and for its transparent presentation to the appropriate oversight bodies rests with the Board of Managing Directors, which reports to the Board of Supervisory Directors. Reporting to the Board of Managing Directors, KfW’s risk management and risk control units operate separately from each other and are functionally independent from those business units that enter into the risks. Other committees, such as the Credit Risk Committee and the Asset Liability Committee, and other operational units are also involved in the process of risk supervision.

     The risk management systems in the KfW Group identify, assess and control the risks on lending, liquidity, changes in interest rates and operations. The KfW Group is constantly developing and expanding the range of instruments designed to meet its requirements to limit, control and supervise risks. As a general rule, KfW enters only into those risks that it determines to be acceptable in the context of its risk provisions and current and expected future earnings. KfW is not subject to the risk management provisions of the German Banking Act, but applies them on a voluntary basis. This Act provides for the implementation of appropriate systems for the management, supervision and control of risk, based on the use of the ratio of shareholders equity to risk as a limitation on business volume and the ability to assume additional risk.

     A central task in 2003 was to incorporate the business of the former DtA, including its private equity companies, in the overall risk assessment and management processes of the Group. To ensure consistent risk management throughout the group the individual risk-bearing items were first identified and the rating systems aligned. In addition, a strategy for full harmonization of the risk management systems and processes was determined. KfW continued to develop further its risk assessment and evaluation systems on the basis of an economic capital concept in order to improve the internal transparency of earnings, costs and risks. KfW is also developing systems to enable it to comply with the Basel II accord by its scheduled implementation in 2006.

     The main risks KfW faces are credit risk, market risk, liquidity risk and operational risks.

     Credit Risk. The assessment of credit risks is made using internal rating procedures. Country risks and individual commercial or project-related risks are assessed separately. The rating procedures used by KfW Group are based on a uniform, consistent model architecture and are designed for relevant homogenous customer segments. By regularly evaluating the rating procedures and developing them further, KfW ensures fast response to any changes in the framework conditions. KfW expects that its Group’s rating instruments and processes will meet the minimum requirements of future supervisory standards (Basel II). For more information on risk of default, see “ — Loan Loss Provisions”.

     Market Risk. Due to the nature of its business, KfW’s market risk is limited mainly to foreign currency and interest rate risks. Risks associated with foreign currency loans are limited by refinancing these loans in the same currency as the respective loan and through currency hedging instruments. Exchange rate risks have mainly an affect on foreign currency margins earned in the lending business. Interest rate risk is incurred and limited as follows. Depending on its interest rate expectations, KfW may voluntarily take limited interest rate risk by accepting a certain mismatch in the duration of its assets and liabilities. In addition, KfW is subject to a potential asset liability duration mismatch for structural reasons, since KfW permits prepayment for most of its investment finance loans. When an increase of prepayments can be expected as a result of interest rate developments, KfW takes into account the possibility of prepayments by entering into transactions on the funding side with short- and medium-term maturities and buying alternative assets, mainly bonds. An Asset-Liability-Committee monitors KfW’s interest rate risk exposure by employing specific instruments for risk control. In addition, monthly reports show open positions that are interest rate sensitive. The risk of changes in interest rates is managed using a standard software that is linked to all the relevant internal and external data. This enables KfW to regularly undertake up-to-date value-at-risk calculations for changes in interest rates and adjust its funding decisions accordingly.

     Liquidity Risk. KfW’s liquidity risk is monitored by software that evaluates on a daily, monthly and yearly basis the liquidity situation of KfW in accordance with the guidelines set forth in the KfW Law and Principle II (governing liquidity) of the German Banking Act. To ensure liquidity, KfW maintains a portfolio of liquid securities, including a U.S. dollar-denominated liquidity reserve. The use of asset swaps limits the price risk associated with holding bond portfolios as a liquidity reserve. In addition, KfW maintains a balanced medium- and long-term liquidity structure as part of its asset/liability management.

     Operational and other risks. The control of operational risks has increasingly become important in banking practice and in the development of banking supervisory instruments, in particular with regard to the Basel II accord. Operational risks are evaluated through an internal control system. An internal review group evaluates on a regular basis KfW’s operational processes and systems. For operational risks KfW maintains a general contingency plan. For unforeseeable events such as outage of technical equipment, KfW has installed and further developed contingency plans and maintains sufficient insurance coverage. In addition, KfW maintains an in-house back-up system, on which data is stored on a daily basis and an off-site back-up system, on which data is stored on a monthly basis. In 2003, KfW continued to implement the comprehensive “Operational Risks” project, which it had initiated in 2002 in order to prepare KfW to be in compliance with the Basel II requirements. In connection with the merger of DtA into KfW, projects that had been running parallel in these two institutions were combined in order to establish uniform solutions within the Group. This project focused mainly on continuing to create a data base that collects data relating to operational faults, such as its source and extent of damage. Among other things, this data base is intended to enable KfW to better quantify and report operational risks, and to control them based on their causes. Legal risks are limited through the early involvement of KfW’s own legal department as well as close cooperation with external legal counsel.

Sources of Funds

     The KfW Group’s principal sources of funds are the capital markets and public funds. After deduction of EUR 8.0 billion in trust loans, EUR 450 million in unpaid capital and EUR 27 million in the special loss account maintained in accordance with Article 17(4) of the D-Mark Balance Sheet Law, the KfW Group’s balance sheet total at December 31, 2003 was EUR 305.3 billion. EUR 272.0 billion, or 89% of this amount, was financed through borrowings. The following table shows the KfW Group’s borrowings by source of funds:

BORROWINGS OF KFW GROUP BY SOURCE OF FUNDS(1)

	As of December 31, 2003
	(EUR in billions)	(%)
CAPITAL MARKET FUNDS
Bonds, notes and commercial papers issued by KfW and KfW Finance	191.3	70.3
of which Funds borrowed from KfW Finance(2)	43.6	16.0
Schuldscheindarlehen(3)	36.0	13.2
Interbank lines and other	7.1	2.6

Total capital market funds	234.4	86.2
PUBLIC FUNDS
Federal budget	14.8	5.4
ERP Special Fund	22.8	8.4

Total public funds	37.6	13.8

Total funds(4)	272.0	100.0

(1)	Totals may not add due to rounding.

(2)	Represents net proceeds of KfW Finance’s bond, note and commercial paper issues on-lent to KfW against Schuldscheindarlehen.

(3)	Does not include funds borrowed from KfW Finance.

(4)	Does not include accrued interest in the amount of EUR 7.3 billion.

     In line with the maturity pattern of the KfW Group’s loan portfolio, 80.0% of the KfW Group’s total borrowings outstanding at the end of 2003 had remaining maturities of one year or more.

     Capital Markets. The KfW Group raises funds in the capital markets through the issuance of bonds and notes and by incurring loans against debt certificates (Schuldscheindarlehen). Capital market funding has gained importance in the last several years as the KfW Group has increased the volume of its loan portfolio. The proportion of capital market funds in the KfW Group’s new borrowings with initial maturities of more than one year increased from 83.1% in 2002 to 85.2% in 2003. For information on the range of interest rates paid by the KfW Group on its capital market liabilities at the end of 2003, see “Supplementary Information on Funded Debt of KfW”.

     The most important source of capital market funds for KfW is bond and note issues in the international capital markets, both directly and indirectly through its wholly-owned finance subsidiary in the United States, KfW International Finance Inc., a Delaware corporation (“KfW Finance”). At December 31, 2003, the amount of outstanding bonds and notes issued by the KfW Group (including KfW Finance) totaled EUR 191.3 billion, representing a EUR 13.7 billion increase from the EUR 177.6 billion outstanding at December 31, 2002. In 2003, KfW Finance only issued commercial paper in the U.S. market. The net proceeds of KfW Finance’s issues are on-lent to KfW in the form of Schuldscheindarlehen. All of KfW Finance’s securities are fully and unconditionally guaranteed by KfW.

     Schuldscheindarlehen currently are the KfW Group’s second most important funding source in the capital markets, with EUR 36.0 billion outstanding at December 31, 2003 (excluding Schuldscheindarlehen from KfW Finance). Schuldscheindarlehen are a special instrument of the German capital market, whereby the lending entity, generally a bank, insurance company or public pension fund, receives a certificate evidencing its loan to the borrower and the terms of such loan. Maturities on Schuldscheindarlehen range from one to 30 years, thereby providing a high degree of flexibility to both borrower and lender. The certificate generally authorizes three assignments, which provides limited liquidity for the Schuldscheindarlehen in the interbank secondary market.

     Public Funds. Mirroring the increasing importance of capital market funding to the KfW Group, the proportion of public funds in the KfW Group’s borrowings declined from 15.5% in 2002 to 13.8% in 2003. The most important source of public funds for KfW is the budget of the Federal Republic. Total long-term and short-term borrowings from funds provided by the Federal budget (excluding loans on a trust basis) amounted to EUR 14.8 billion at December 31, 2003. Public funds available to the KfW Group also include amounts borrowed from the ERP Special Fund. The KfW Group’s long-term and short-term borrowings from the ERP Special Fund amounted to EUR 22.8 billion at December 31, 2003. The ERP Special Fund’s assets totaled EUR 32.9 billion at the end of 2003.

     Short-term funds obtained from the refinancing operations of the European Central Bank via the Deutsche Bundesbank, which is the central bank of the Federal Republic, the interbank market and others amounted to EUR 7.1 billion at December 31, 2003.

     Use of Funds. The majority of the KfW Group’s lending in connection with investment finance and export and project finance is financed from funds raised by KfW in the capital markets. Public funds are made available to the KfW Group for use in special categories of investment finance and certain export and project finance transactions with developing countries. Loans made within the framework of the Federal Republic’s financial cooperation programs are mainly financed with funds appropriated in the Federal budget for loans by the KfW Group. Grants, the vast majority of which are made in connection with the Federal Republic’s financial cooperation program, are also financed with funds appropriated from the Federal budget. Grants, by their nature, do not appear on the KfW Group’s balance sheet.

Funding and Investment Policy

     KfW’s funding policy pursues a dual aim: to achieve the most favorable terms possible for funds raised in the capital markets and to minimize the effects of changes in interest rates by matching funding liabilities with loan assets, mainly through interest rate hedging instruments, to the extent practicable. In order to achieve favorable terms for funds raised, KfW maintains an active presence in all major capital markets and utilizes a broad range of funding instruments in various currencies, covering a range of maturities.

     In line with its issuance strategy to increasingly focus its financing activities on large issuances targeted at specific benchmark maturities, KfW issued, among many other smaller issuances targeted at particular markets, three series of euro-denominated notes, each in the amount of EUR 5 billion, with maturities of three, five and ten years, respectively, in 2003. While in 2002 it still had issued U.S. dollar-denominated benchmark notes through KfW Finance, KfW replaced KfW Finance as issuer of U.S. dollar-denominated benchmark notes in 2003 and issued two series of U.S. dollar-denominated notes, each in the amount of $3 billion, one of which with a maturity of three years and one with a maturity of five years. Therefore, in 2003, KfW Finance was only active in issuing commercial paper in the U.S. market.

     At the end of 2003, KfW held a portfolio of public issues of high credit quality, as well as bonds issued by banks and others, in the aggregate amount of EUR 17.5 billion (including EUR 9,087 million of GBP bonds). KfW holds such bonds as a liquidity reserve, enabling it to enter into repurchase agreements and secured loans under the refinancing operations of the European Central Bank via the Deutsche Bundesbank. More than half of the remaining bonds in KfW’s eurobond portfolio (excluding compensation claims) will mature by 2007.

     Because of the increasing amount of KfW’s assets denominated in U.S. dollars, KfW owns a U.S. dollar portfolio in order to diversify its sources of liquidity in this currency. On December 31, 2003, the nominal amount invested reached $2.43 billion, $1.65 billion of which was managed by external portfolio managers and $0.78 billion of which was managed by KfW.

SHORT-TERM INDEBTEDNESS AND CAPITALIZATION

     In accordance with German GAAP applicable to banks, KfW classifies borrowed funds on its balance sheet into (i) debt with remaining maturities of five years or more, (ii) debt with remaining maturities of one year up to five years, (iii) debt with remaining maturities of three months up to one year, (iv) debt with remaining maturities of up to three months and (v) debt at call. This classification differs from U.S. GAAP, which requires a dual classification into current debt with initial maturities of up to one year and long-term debt with initial maturities in excess of one year.

     The following table has been prepared in accordance with the German GAAP presentation format. Long-term debt consists of borrowings and bonds issued with remaining maturities of one year or more.

SHORT-TERM INDEBTEDNESS AND CAPITALIZATION OF KFW GROUP AS OF DECEMBER 31, 2003(1)

(EUR in millions)
Short-term indebtedness(2)	48,633

Long-term borrowings from
Federal Government	13,177
ERP Special Fund	19,970
Banks	19,129
Other lenders	14,994

Total long-term borrowings	67,270
Bonds	156,072

Total long-term debt	223,342
Equity
Paid-in capital(3)	3,300
Reserves(4)	4,639
Fund for general bank risks	2,000

Total equity	9,939

Total capitalization(5)	233,281

(1)	Totals may not add due to rounding.

(2)	With a remaining term of one year or less.

(3)	KfW’s equity capital, 80% of which is held by the Federal Government and the remaining 20% by the Länder, amounted to EUR 3,750 million in 2003. EUR 3,300 million has been paid in pro rata by the Federal Government and the Länder.

(4)	Consists of capital reserves of EUR 1,604 million, retained earnings of EUR 2,429 million and reserves from the ERP Special Fund of EUR 607 million.

(5)	Does not include accrued interest in the amount of EUR 7.3 billion.

MANAGEMENT

     The executive bodies of KfW are the Board of Managing Directors (Vorstand) and the Board of Supervisory Directors (Verwaltungsrat).

Board of Managing Directors

     The Board of Managing Directors presently consists of six members, which are appointed by the Board of Supervisory Directors. The Board of Managing Directors is responsible for the day-to-day conduct of KfW’s business and the administration of its assets. The names of the members of the Board of Managing Directors and the dates of their appointments to the Board are set forth below:

Name	Date of Initial Appointment
Dr. Peter Fleischer	August 22, 2003
Dr. Peter Klaus	October 1, 1999
Wolfgang Kroh	December 1, 2000
Detlef Leinberger	October 1, 1999
Ingrid Matthäus-Maier	July 1, 1999
Hans W. Reich (official spokesman)	December 15, 1990

     Members of the Board of Managing Directors are full-time employees of KfW and are generally appointed for five-year terms of office. Reappointment is permitted. Each Managing Director is responsible for certain aspects of KfW’s activities but shares the responsibility for all actions taken by the Board. There is no chief executive officer of KfW. The official spokesman of the Board of Managing Directors is Hans W. Reich.

Board of Supervisory Directors

     The Board of Supervisory Directors has 37 members at present and consists of the Federal Minister of Finance, the Federal Minister of Economics and Labor, the Federal Minister of Foreign Affairs, the Federal Minister of Consumer Protection, Food and Agriculture, the Federal Minister of Transport, Construction and Housing, the Federal Minister for Economic Cooperation and Development, the Federal Minister for the Environment, Nature Conservation and Nuclear Safety, seven members appointed by the Bundesrat, seven members appointed by the Bundestag, five representatives of the commercial banks, two representatives of industry, one representative each of the local municipalities, agriculture, crafts, trade and the housing industry and four representatives of the trade unions. The representatives of the commercial banks, industry, the local municipalities, agriculture, crafts, trade, the housing industry and the trade unions are appointed by the Federal Government after consultation with their constituencies.

     The Federal Minister of Finance and the Federal Minister for Economics and Labor are appointed by the Federal Government as Chairman and Deputy Chairman of the Board of Supervisory Directors on a year-by-year rotating basis. The term of office of all Federal Ministers is five years while the other members of the Board of Supervisory Directors are appointed for three years. There are two committees of the Board of Supervisory Directors, the Legal and Administrative Committee and the Credit Committee, which approves all loan commitments to a single borrower of between EUR 50 million and EUR 100 million.

     The Board of Supervisory Directors supervises the overall conduct of KfW’s business and the administration of its assets. It may give the Board of Managing Directors general or special directives. In particular, the Board of Supervisory Directors approves all loan commitments to a single borrower exceeding EUR 100 million and may reserve the right to approve other transactions or types of transactions. It is not, however, authorized to represent KfW or to commit funds on KfW’s behalf.

     The members of the Board of Supervisory Directors are:

Name	Position
Dietrich Austermann	Member of Parliament, appointed by the Bundestag
Dr. Günter Baumann	Member of the Board of Managing Directors of Deutscher Industrie- und Handelskammertag, Representative of Industry
Anton F. Börner	President of the Bundesverband des Deutschen Groß- und Außenhandels e.V.; Representative of Trade
Klaus Brandner	Member of Parliament, appointed by the Bundestag
Dr. Rolf Breuer	President of the Bundesverband Deutscher Banken e.V.; Representative of the Commercial Banks
Dr. Ulrich Brixner	Chairman of the Board of Managing Directors of DZ BANK AG; Representative of the Cooperative Banks
Wolfgang Clement	Federal Minister of Economics and Labor; Chairman
Jochen Dieckmann	Minister of State of Nordrhein-Westfalen, appointed by the Bundesrat
Hans Eichel	Federal Minister of Finance; Deputy Chairman
Joschka Fischer	Federal Minister of Foreign Affairs
Lutz Freitag	President of the GdW Bundesverband deutscher Wohnungsunternehmen e.V.; Representative of the Housing Industry
Dr. Rolf-Jürgen Freyberg	Chairman of the Board of Managing Directors of BGAG Beteiligungsgesellschaft der Gewerkschaften AG; Representative of the Trade Unions
Jürgen Grieger	President of the Verband deutscher Hypothekenbanken e.V.; Representative of the Mortgage Banks
Prof. Dr. Hans-Günter Henneke	Chairman of Deutscher Landkreistag, Representative of the Municipalities
Dr. Dietrich H. Hoppenstedt	President of the Deutscher Sparkassen- und Giroverband e.V.; Representative of the Savings Banks
Bartholomäus Kalb	Member of Parliament, appointed by the Bundestag
Roland Koch	Minister President of the State of Hessen; appointed by the Bundesrat
Renate Künast	Federal Minister of Consumer Protection, Food and Agriculture
Waltraud Lehn	Member of Parliament, appointed by the Bundestag
Friedrich Merz	Member of Parliament, appointed by the Bundestag
Prof. Dr. Wolfgang Methling	Minister of State of Mecklenburg-Vorpommern, appointed by the Bundesrat
Dr. Horst Metz	Minister of State of Sachsen, appointed by the Bundesrat
Hartmut Möllring	Minister of State of Niedersachsen, appointed by Bundesrat
Margret Mönig-Raane	Deputy Chairman ver.di e.V., Representative of the Trade Unions
Heinz Putzhammer	Member of the Executive Board of the Deutscher Gewerkschaftsbund; Representative of the Trade Unions
Dr. Michael Rogowski	President of the Bundesverband der Deutschen Industrie; Representative of Industry
Christine Scheel	Member of Parliament, appointed by the Bundestag
Hanns-Eberhard Schleyer	Secretary General of the Zentralverband des Deutschen Handwerks; Representative of the Crafts
Michael Sommer	Chairman of the Deutscher Gewerkschaftsbund; Representative of the Trade Unions
Gerhard Sonnleitner	President of the Deutscher Bauernverband e.V.; Representative of Agriculture
Dr. Ralf Stegner	Minister of State of Schleswig-Holstein, appointed by the Bundesrat
Ludwig Stiegler	Member of Parliament, appointed by the Bundestag
Dr. Manfred Stolpe	Federal Minister of Transport, Building and Housing
Erwin Teufel	Minister President of the State of Baden-Württemberg, appointed by the Bundesrat

Name	Position
Dr. Alexander von Tippelskirch	Spokesman of the Board of Managing Directors of IKB Deutsche Industriebank Aktiengesellschaft; Representative of the Industrial Loan Banks
Jürgen Trittin	Federal Minister for the Environment, Nature Conservation and Nuclear Safety
Heidemarie Wieczorek-Zeul	Federal Minister for Economic Cooperation and Development

     See “Notes to Financial Statements — Other Notes Required — Remuneration, Advances and Loans to Members of the Board of Managing Directors and the Board of Supervisory Directors” for information on the remuneration of the Board of Managing Directors and the Board of Supervisory Directors.

EMPLOYEES

     At December 31, 2003, KfW employed 3,225 persons, compared to 2,182 persons at December 31, 2002. This increase was mainly due to the merger with DtA. Approximately 38% of KfW’s staff is covered by collective bargaining agreements. KfW provides employee benefits such as pensions to its employees.

     Of KfW’s staff, approximately 28% are engaged in investment finance, 10% in financial cooperation, 7% in export and project finance, and the balance in KfW’s accounting, disbursements, collateral, funding and lending support departments and in general administrative and staff functions.

FINANCIAL SECTION

FINANCIAL STATEMENTS AND AUDITORS

     The accounts of KfW are prepared in accordance with German GAAP. See “Notes to Financial Statements — Accounting and Valuation Principles”. German GAAP differs in certain respects from U.S. GAAP. See “Summary of Certain Differences between Generally Accepted German and United States Accounting Principles”.

     Pursuant to the KfW Law, the annual financial statements of KfW are examined by a Wirtschaftsprüfer (Certified Public Accountant) who is appointed by the Federal Minister of Finance in consultation with the Board of Directors and the Bundesrechnungshof (Federal Court of Auditors). KfW’s external auditors are PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PwC”), a member of PricewaterhouseCoopers International.

     The annual audit is conducted in accordance with German Generally Accepted Auditing Standards (“German GAAS”).

     The audit report of PwC Deutsche Revision AG for the year ended December 31, 2003, dated March 25, 2004, refers to a combined management report (“Lagebericht”) that has been included in this Annual Report. The examination of and the audit report upon such combined management report are required under German GAAS. This examination was not made in accordance with U.S. Generally Accepted Auditing Standards (“U.S. GAAS”) or U.S. attestation standards, including, but not limited to the Statement on Standards for Attestation Engagements No.10, “Management’s Discussion and Analysis”. Therefore, PwC does not provide any opinion on the aforementioned examination, on the combined management report or on the financial statements included in this Annual Report in accordance with U.S. GAAS or U.S. attestation standards.

AUDITOR’S REPORT

We have audited the annual financial statements, together with the bookkeeping system, and the consolidated financial statements of KfW, Frankfurt am Main, with combined notes, as well as the combined management report of KfW and the Group for the business year from January 1 to December 31, 2003. The bookkeeping system and the preparation of these documents in accordance with German commercial law and the regulations in the Law on the KfW and its By-Laws are the responsibility of the Board of Managing Directors of KfW. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, as well as on the consolidated financial statements and the combined management report of KfW and the Group based on our audit.

We conducted our audit of the annual and consolidated financial statements in accordance with § 317 HGB and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual and consolidated financial statements in accordance with German principles of proper accounting and in the combined management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of KfW and the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the books and records, the annual and consolidated financial statements and the combined management report are examined primarily on a test basis within the framework of the audit. The audit includes for the annual financial statements assessing the accounting principles used and for the consolidated financial statements assessing the annual financial statements of the companies included in consolidation, the determination of the companies to be included in consolidation, the accounting and consolidation principles used as well as for both statements the evaluation of significant estimates made by the Board of Managing Directors, and evaluating the overall presentation of the annual and consolidated financial statements and the combined management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, the annual financial statements and the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of KfW and the Group, respectively, in accordance with German principles of proper accounting. On the whole the combined management report provides a suitable understanding of KfW’s and the Group’s position and suitably presents the risks of future development.

Frankfurt am Main, March 25, 2004	PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
	By	/s/ Wagener Wagener Wirtschaftsprüfer (German Public Auditor)	By	/s/ ppa. Dr. Ott ppa. Dr. Ott Wirtschaftsprüfer (German Public Auditor)

MANAGEMENT’S COMMENTS ON THE CONSOLIDATED FINANCIAL STATEMENTS

     The year under review was marked by the merger of Deutsche Ausgleichsbank (DtA) into KfW. The transfer of the assets of DtA to KfW was effected retroactively as of January 1, 2003. For better comparability, the previous year’s figures were aggregated in the individual and consolidated financial statements. Exceptions are mentioned specifically.

     The merger changed the composition of the KfW Group, which comprised the following subsidiaries at the end of 2003: Finanzierungs- und Beratungsgesellschaft mbH (FuB), KfW International Finance Inc. (KfW-Finance), DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (DEG), KfW Beteiligungsholding AG, tbg Technologie-Beteiligungs-Gesellschaft mbH (tbg) and gbb Beteiligungs-AG (gbb).

     In addition, IKB Deutsche Industriebank AG is included in the consolidated financial statements as an affiliated enterprise.

     The figures in the financial statements for the KfW Group are determined mainly by the financial condition and results of operations of KfW.

The Balance Sheet

     The following table shows the development of the KfW Group’s main balance sheet items in 2003:

BALANCE SHEET TRENDS(1)

	December 31,	December 31,	Increase (Decrease) in 2003
Assets	2003	2002	Compared to 2002
	(EUR in millions)			(%)
Cash reserves	27	26	1	4
Loans and advances to banks(2)	165,578	158,352	7,226	5
Loans and advances to customers(2)(3)	90,885	93,964	(3,079)	(3)
Bonds and other fixed-rate securities(2)	26,038	23,927	2,111	9
Shares and other non-fixed rate securities	17,817	12,338	5,479	44
Investments and shares in affiliated enterprises	1,519	1,842	(323)	(18)
Assets on a trust basis	8,122	8,344	(222)	(3)
Compensation claims on public authorities(4)	129	193	(64)	(33)
Other assets(5)	3,779	4,813	(1,034)	(21)

Balance Sheet Total	313,894	303,799	10,095	3

(1)	Totals may not add due to rounding.
(2)	Includes accrued interest.
(3)	Includes corporate borrowers such as airlines and shipping companies (export finance) and steel and energy companies (investment finance). See “Business”.
(4)	Credit institutions with head offices in the former GDR were allocated an interest-bearing claim on the Currency Conversion Compensation Fund as from July 1, 1990, to the extent that their assets were not sufficient to cover the liabilities, including reserves, resulting from the introduction of the Deutsche Mark and the conversion of the currency of the former GDR. The level of the claim was determined by the terms of Article 40(2) of the D-Markbilanzgesetz (D-Mark Balance Sheet Law). Following the merger between KfW and the Staatsbank in 1994, these compensation claims have been included in KfW’s balance sheet.
(5)	Includes mainly prepaid expenses and deferred charges.

	December 31,	December 31,	Increase (Decrease) in 2003
Liabilities and Shareholders’ Equity	2003	2002	Compared to 2002
	(EUR in millions)%
Liabilities to banks(1)	27,469	34,823	(7,354)	(21)
Liabilities to customers(1)(2)	57,270	58,766	(1,496)	(3)
Bonds	194,555	180,937	13,618	8
Loans on a trust basis	8,122	8,344	(222)	(3)
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law(3)	2	40	(38)	(95)
Capital and reserves(4)	9,939	9,274	665	7
Other liabilities(5)	16,537	11,615	4,922	42

Balance Sheet Total	313,894	303,799	10,095	3

Memo Item: Guarantees	51,026	34,423	16,603	48

(1)	Includes accrued interest.
(2)	Includes the Federal Government, the ERP Special Fund and certain non-bank lending institutions, such as insurance companies.
(3)	Credit institutions with head offices in the former GDR were required to include their liabilities towards the Currency Conversion Compensation Fund (“compensation liabilities”) in their opening balance sheets as of July 1, 1990, if their equity exceeded the limits determined by Article 40(2) of the D-Mark Balance Sheet Law. With the merger between KfW and the Staatsbank in 1994, these compensation liabilities accrued to KfW.
(4)	Includes the fund for general bank risks in accordance with Section 340(g) of the Commercial Code.
(5)	Includes deferred income, other liabilities and accrued estimated liabilities.

     In 2003, the KfW Group’s balance sheet total increased by EUR 10.1 billion (3%), amounting to EUR 313.9 billion. This increase was mainly due to the continued increase in loans and advances to banks, which grew by EUR 7.2 billion (5%) mainly as a result of rising demand for domestic investment loans, and an increase in bonds and other fixed-rate securities of EUR 5.5 billion (44%) mainly as a result of the acquisition of Deutsche Telekom AG shares and Deutsche Post AG shares in 2003. This growth was partially offset by a decrease in loans and advances to customers, which fell by EUR 3.1 billion (3%) mainly as a result of foreign exchange rate developments.

     The growth in liabilities in 2003 was mainly due to an increase of EUR 13.6 billion (8%) in Bonds that reflected a continued high level of capital market funding by KfW in 2003, which more than offset the effects of a EUR 7.4 billion (21%) decline in liabilities to banks.

     As a result of the asset securitization transactions conducted in 2003, which led to an increase in guarantees to EUR 51.0 billion, the volume of business rose substantially to EUR 402.3 billion.

Volume of Lending

     When looking at its volume of lending, KfW also takes into account off-balance sheet items such as transactions under its PROMISE and PROVIDE programs. The following discussion therefore reflects not only changes in loans, which appear on the balance sheet, but also developments in off-balance sheet items.

     The volume of lending (loans and advances, including loans on a trust basis and guarantees) increased 6%, from EUR 277.1 billion at December 31, 2002 to EUR 295.2 billion at December 31, 2003. The following table shows disbursements and repayments by business area in 2003:

VOLUME OF LENDING

	December 31,	Disburse-	Repay-	Other Out-/	December 31,	Increase (Decrease) in 2003 Compared to		Share of Total Loan Volume
	2003	ments	ments(1)	(Inflows)	2002	2002		2003	2002
	(EUR in millions)						(%)	(%)	(%)
Investment finance(2)	180,398	36,521	(35,613)	6,282	173,208	7,190	4	61	63
Export and project finance(3)	42,345	5,889	(5,692)	(4,954)	47,102	(4,757)	(10)	14	17
Financial cooperation	21,417	977	(1,156)	(696)	22,292	(875)	(4)	7	8
Other items:
Other promotional loans	62	0	(25)	3	83	(21)	(25)	0	0
Guarantees	51,026	22,010	(5,102)	(304)	34,423	16,603	48	18	12

Total loans	295,248	65,397	(47,587)	330	277,108	18,140	6	100	100

of which: Loans on a trust basis and other trust business	8,047	270	(267)	(215)	8,259	(212)	(3)	3	3

(1)	The volume of loan repayments ahead of schedule decreased from EUR 20.5 billion in 2002 to EUR 18.9 billion in 2003.
(2)	Includes project financing within Germany.
(3)	Excludes project financing within Germany.

     Investment loans made in Germany and elsewhere in Europe accounted for the major part of KfW’s lending volume at 61%, followed by export and project finance at 14% and loans to promote developing countries at 7%.

     The continued brisk demand for investment loans to promote the German economy brought an increase over the previous year of EUR 7.2 billion (4%). The volume of export and project finance loans fell by EUR 4.8 billion (10%), mainly as a result of the lower exchange rate for the U.S. dollar. Loans to promote developing countries remained nearly constant.

     Guarantees rose significantly, by EUR 16.6 billion (48%) to EUR 51.0 billion, mainly due to an increase of securitization transactions for loans to SMEs and mortgage loans under the PROMISE and PROVIDE programs, respectively.

     Generally the on-lending banks bear the risks on investment loans, while the greater part of the risks on export loans is limited by Federal guarantees or risk participations by commercial banks. Agreements with the Federal Government largely exclude the risks to KfW on loans to promote the developing countries. Any acute or latent risks to KfW on loan commitments given in the bank’s name are covered by appropriate loan loss provisions and allowances made according to conservative principles and the fund for general bank risks.

     As in prior years, in 2003, KfW eased repayment conditions for some borrowers by consolidating or rescheduling loans on the basis of bilateral or multilateral consolidation agreements. The amounts on claims under guarantees totaled EUR 832 million (in 2002: EUR 805 million). During 2003, non-performing loans and advances totaling EUR 628 million (in 2002: EUR 293 million) were written off, of which claims on domestic borrowers accounted for EUR 254 million (in 2002: EUR 106 million).

Sources of Funds

     The main source of funds for the KfW Group is the capital market. The total of borrowed funds, including liabilities to banks and customers and the volume of bonds outstanding, increased by EUR 4.8 billion (2%) from EUR 274.5 billion at December 31, 2002 to EUR 279.3 billion at December 31, 2003, raised primarily through bond issues. The funds provided from the Federal budget and the ERP Special Fund amounted to EUR 37.6 billion in 2003, compared with EUR 41.6 billion in 2002.

     The following tables show the sources of funding for the KfW Group’s loan portfolio for the periods shown.

FUNDING OF THE KFW GROUP’S OWN LOAN PORTFOLIO

	2003		2002
	(EUR in millions)	(%)	(EUR in millions)	(%)
Funds borrowed from banks	27,469	10	34,823	13
Funds borrowed from customers(1)	57,270	21	58,766	21
Bonds issued	194,555	69	180,937	66

Total	279,294	100	274,526	100

(1)	Includes funds borrowed from non-bank lending institutions such as insurance companies.

FUNDS BORROWED FROM BANKS AND CUSTOMERS(1)

						Share in Total
	December 31,		Repay-	Other Out-/	December 31,	Borrowed Funds
	2003	Additions	ments	(Inflows)(2)	2002	2003	2002
	(EUR in millions)					(%)
Funds borrowed from banks	27,469	137,455	(142,167)	(2,642)	34,823	32	37
Funds borrowed from customers:
ERP Special Fund	22,782	3,578	(7,588)	10	26,781	27	29
Federal budget funds	14,808	1,252	(1,011)	(218)	14,785	17	16

	37,590	4,830	(8,599)	(208)	41,566	44	45
Other lenders	19,680	10,016	16,632	9,096	17,200	24	18

	57,270	14,846	(25,231)	8,888	58,766	68	63

Total	84,739	152,301	(167,398)	6,247	93,589	100	100

(1)	Totals may not add due to rounding.
(2)	Includes changes in prices and release from residual payments.

     The share of funds borrowed from banks and customers (excluding Federal budget funds and ERP Special Fund) as a percentage of the KfW Group’s total sources of funding dropped from 19% in 2002 to 17% in 2003. The funds provided from the Federal budget and the ERP Special Fund dropped from 15% to 13%.

BONDS ISSUED

	December 31,			Other Out-/	December 31,
	2003	Additions(1)	Repayments	(Inflows)(1)	2002
	(EUR in millions)
Debt issues	104,525	18,164	(5,923)	(17,020)	109,304
Bearer bonds (including medium-term notes)	86,805	95,648	(73,285)	(3,852)	68,294
Accrued interest	3,225	0	0	(114)	3,339
Called up for redemption	0	—	—	—	0

	194,555	113,812	(79,208)	(20,986)	180,937

(1)	Includes changes in prices of foreign currency loans.

     Funds raised in the money and capital markets amounted to EUR 241.7 billion in 2003, compared with EUR 233.0 billion in 2002.

     Bonds issued by the KfW Group rose from EUR 180.9 billion at December 31, 2002, to EUR 194.6 billion at December 31, 2003, of which bonds (including commercial paper) with a value to KfW of EUR 44.4 billion were issued by KfW-Finance (in 2002 EUR 65.1 billion).

Changes in Other Balance Sheet Items

     The value of the portfolio of money market paper, bonds and debentures of other issuers held by KfW remained nearly constant at EUR 20.9 billion at December 31, 2003. The majority of these securities are held by KfW to ensure constant liquidity. These securities are assigned to treasury securities portfolios maintained by KfW. These portfolios are denominated mainly in euro, but they also include US dollar-denominated securities. The securities held in the euro-denominated portfolios, which account for 95% of the total portfolios, are also used as collateral in funding operations with the European Central Bank. In addition, KfW holds portfolios of asset-backed securities in connection with its loan securitization activities. In addition to these portfolios, which it manages itself, KfW holds externally managed special funds and money market funds, which are shown in the item “Shares and other non-fixed rate securities”. The total value of these funds, which are held for liquidity purposes, amounted to EUR 3.7 billion at December 31, 2003.

     For the purpose of supporting the price of securities issued by it, the KfW Group held a total of EUR 4.8 billion par value of its own bonds at the end of 2003, compared with EUR 2.8 billion at the end of 2002. These bonds represented 2% of the bonds issued by the KfW Group at December 31, 2003.

     The Group’s portfolio of shares and non-fixed rate securities increased from EUR 12.3 billion in 2002 to EUR 17.8 billion in 2003. This is mainly due to the purchase of shares of Deutsche Telekom AG and Deutsche Post AG in the course of the further privatization of these companies. In the context of the acquisition of these shares the federal government has granted a subordinated loan of EUR 500.0 million to KfW.

     The major part of the prepaid expenses and deferred charges comprises interest expenditure for leasing obligations in project finance applicable to the following period. The item also includes borrowing expenses (discounts and placing commissions) and interest on retentions.

     Accrued estimated liabilities declined by EUR 264 million in 2003. Allocations to accrued estimated liabilities amounted to EUR 290 million in 2003, EUR 94 million of which were for staff pensions and EUR 186 million for unsettled bank operating and payroll expenses as well as for further allocations in the field of private equity finance of tbg. EUR 167 million were used, while EUR 197 million were returned to income. For the purpose of harmonizing the balance sheet reporting in the context of the merger of DtA and KfW, allowances for possible loan losses of EUR 185 million were transferred to the provisions for loans and advances to banks and customers.

     The KfW Group’s liabilities under guarantees increased markedly by EUR 16,603 million, to EUR 51,026 million at December 31, 2003 reflecting almost exclusively higher levels of securitization activity under its PROMISE and PROVIDE programs. Of the total amount as per December 31, 2003, EUR 46,521 million were credit default swaps, EUR 4,496 million were guarantees on loans (of which guarantees for aircraft finance totaled EUR 1,054 million, guarantees on special loans totaled EUR 745 million and guarantees for housing construction totaled EUR 559 million). EUR 9 million were letters of credit.

     The guarantees for third party risks extended in 2003 increased by EUR 2,653 million, to EUR 22,022 million at December 31, 2003, mainly as a result from the assumption of third party risks of credit default in connection with securitization in the amount of EUR 21,024 million. Altogether, EUR 2,658 million of guarantees expired.

Equity Capital

     The KfW Group’s capital and reserves (subscribed capital, reserves and fund for general bank risks in accordance with Section 340(g) of the Commercial Code) increased by EUR 665 million (7%) to EUR 9.9 billion at December 31, 2003 compared with one year earlier. KfW’s capital and reserves amounted to EUR 9.4 billion at December 31, 2003. The increase results from the allocation of EUR 47 million to the reserves from the ERP special fund, the allocation of KfW’s net income of EUR 232 million to the special reserves and the increase of EUR 16 million in the other reserves from profits through the inclusion of the subsidiaries and the capital consolidation. EUR 370 million was allocated to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code.

     As in prior years, the KfW Group well fulfils the requirements on capital and reserves under the EU Solvency Directive and the recommendations of the Committee on Banking Regulations and Supervision of the Central Bank Governors of the G10 countries (the Cooke Committee) on capital and reserves for banks operating internationally.

CAPITAL AND RESERVES(1)

	Additions/	December 31,
	(Deductions)	2003
	(EUR in millions)
Subscribed capital	0.0	3,750.0
Unpaid capital	0.0	(450.0)
Capital reserves	0.0	1,603.8
Reserve from the ERP Special Fund	47.4	606.5
Retained earnings
In accordance with Art. 10(2) of the KfW Law	137.6	618.4
In accordance with Art. 10(3) of the KfW Law	94.2	1,235.3
In accordance with Art. 17(4) of the D-Mark Balance Sheet Law(2)	0.0	47.6
Other retained earnings	15.5	527.5
Fund for general bank risks in accordance with Section 340(g) of the Commercial Code	370.0	2,000.0

	664.7	9,939.1

(1)	Totals may not add due to rounding.
(2)	To be adjusted for the special loss account shown under Assets in KfW’s balance sheet in accordance with Article 17(4) of the D-Mark Balance Sheet Law (EUR 27.0 million).

Earnings Position

     The following table shows the development of the KfW Group’s earnings position in the year under review:

	Earnings Position(1)
	2003	2002	Change
	(EUR in millions)			(%)
Interest income(2)	11,881.0	12,694.0	(813.0)	(6)
Interest expense	10,312.2	11,031.1	(718.9)	(7)

Interest received, net	1,568.8	1,662.9	(94.1)	(6)
Commissions received, net	150.5	164.9	(14.4)	(9)
Net earnings (expenditure) on financial transactions(3)	12.3	(11.4)	23.7	(208)
General administrative expenses(4)	575.9	519.1	56.8	11
Other operating income and expenses	142.6	140.1	2.5	2

Income from current operations before risk provisions and valuations	1,298.3	1,437.4	(139.1)	(10)
Risk provisions/valuations, net(5)	(986.9)	(1,126.9)	140.0	(12)

Income from current operations	311.4	310.5	0.9	0

Contractual allocation of interest to reserves from the ERP Special Fund	47.4	34.4	13.0	38
Taxes on income and revenues	16.6	11.7	4.9	42

Net income for the year	247.4	264.4	(17.0)	(6)

(1)	Totals may not add due to rounding.
(2)	Balance of interest earnings on lending and money market business, fixed-interest securities and debt register claims, with current income from shares and other non-fixed interest securities, investments and shares in affiliated enterprises.
(3)	Balance of gains and losses on currency conversions.
(4)	Including the depreciation and value adjustments on intangible and tangible assets.
(5)	Including write-downs on the special loss account and allocation to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code. Net of the item “Earnings on all allocations of investments, shares in affiliated enterprises and securities treated as fixed assets”.

     The KfW Group’s income from current operations before risk provisions and valuations fell by EUR 139 million (10%) to EUR 1,298 million in 2003 compared with EUR 1,437 million in 2002 (KfW: decrease of EUR 97 million (7%) to EUR 1,253 million). The main reason was the decrease of EUR 94 million (6%) in net interest received by KfW. The main reasons for this development was the weaker US dollar and the one-time effects which had influenced last year’s figures (loan reschedulings and extraordinary payouts in the context of DEG project financing). Net interest received includes DEG’s interest income of EUR 102 million in 2003, an decrease of EUR 20 million (16%) over the previous year.

     Net commissions received by the KfW Group fell by EUR 14 million (9%) to EUR 150 million in 2003 (KfW: decrease of EUR 7 million (4%) to EUR 151 million). The main reason for this were higher expenses for counter-guarantees as well as the decline in commissions earned and handling charges earned in the lending business. The decline was counteracted by higher commissions earned on guarantees, as a result of substantially higher asset securitization volumes.

     General administrative expenses increased by 11% in 2003. The following table sets forth the KfW Group’s administrative expenses for the years 2003 and 2002:

ADMINISTRATIVE EXPENSES

	2003	2002	Change
	(EUR in millions)			(%)
Salaries and wages	238.6	222.7	15.9	7.1
Social security contributions	39.8	34.5	5.3	15.5
Expenditure on pensions and support	44.7	51.9	(7.2)	(13.9)

Total expenditure on personnel	323.1	309.1	14.0	4.5
Other administrative expenses	185.7	168.5	17.2	10.2
Depreciation and value adjustments on intangible and tangible assets	67.1	41.7	25.4	60.9

Total expenditure on material and equipment	252.8	210.2	42.6	20.3

Total administrative expenses	575.9	519.3	56.6	10.9

     Administrative expenses rose by EUR 57 million (11%) to EUR 576 million (KfW: increase by EUR 44 million or 10% to EUR 488 million). This increase includes a rise in personnel expenditure of EUR 14 million (5%) to EUR 323 million as a result of the growth in the number of persons employed and adjustments of wages and salaries for staff on collectively agreed rates and performance-related rates. The increase in expenditure on material and equipment of the group was mainly influenced by the special depreciation allowance for a building of gbb Beteiligungs-AG. Other major factors that contributed to this development were expenses for IT and advisory services in the context of projects aimed at fulfilling regulatory and legal requirements (in particular Basel II and IAS) as well as projects related with the merger with DtA and the separation of KfW IPEX Bank.

     Valuations and allocations to provision for risks amounted to EUR 987 million in 2003 compared with EUR 1,127 million in 2002. Risk provisions are calculated by KfW according to a risk monitoring system which covers all the risks recognizable on the balance sheet date — mainly counterparty risks — and which always applies prudent valuation standards. All business transactions of DtA were equally included in these valuation standards. Provision was made for all expected losses in the Group in the form of specific and general allowances. Here KfW mainly provided for acute risks in aircraft and private equity finance, though some relief resulted from the development of the US dollar exchange rate. The situation also improved due to better country ratings. The allocation to risk provisions has increasingly been effected through the allocation to the fund for general bank risks under Section 340(g) of the Commercial Code rather than through allocations under Section 340(f) of the Commercial Code. Provisions against potential losses were made in the form of individual and general adjustments. The allocation to Section 340(g) reserves in 2003 amounted to EUR 370 million, totaling EUR 2,000 million as of December 31, 2003. This provisioning practice ensures that KfW is adequately secured against unexpected losses that can arise from the special risk structure of domestic SME and participation finance and long-term export finance. At the same time, a transparent description of this part of risk provision is provided in anticipation of the planned transition of the Group accounting to the International Accounting Standards.

     The KfW Group’s income from current operations (after valuations and risk provisions) was EUR 311 million in 2003, compared with EUR 310 million in 2002.

     The KfW Group’s net income for the year was EUR 247 million in 2003, compared with EUR 264 million in 2002. KfW’s net income for the year amounted to EUR 232 million. An amount corresponding to KfW’s net income for the year of EUR 232 million was allocated to the special reserves in accordance with Sections 10 (2) and (3) of the KfW Law. Net income achieved by the consolidated subsidiaries (EUR 16 million) was allocated to the other reserves from profits. KfW’s shareholders’ equity amounted to EUR 7,412 million at December 31, 2003.

FINANCIAL STATEMENTS OF KFW

BALANCE SHEET(1)

	As of December 31,
	2003		2002
	(EUR in thousands)
Assets
Cash reserves
Cash on hand	178		156
Balance with Deutsche Bundesbank	26,663		25,530
Balance in postal giro accounts		26,841		25,686

Loans and advances to banks
At call	161,176		498,814
Other	165,157,551	165,318,727	157,414,551	157,913,365

Loans and advances to customers		90,844,706		94,475,502

Bonds and other fixed-rate securities
Money market paper(2)	242,247		81,665
Bonds and debentures of public and other issuers(3)	22,645,660		22,393,984
KfW’s own bond issues	3,145,262	26,033,169	1,438,258	23,913,907

Shares and other non-fixed rate securities		17,807,512		12,330,260
Investments		29,061		14,834
Shares in affiliated enterprises		1,063,736		991,665
Loans on a trust basis and other trust business		7,884,822		8,086,931
Compensation claims on public authorities including bonds from their conversion		128,579		193,433
Intangible assets		8,484		7,740
Fixed assets		515,160		526,804
Other assets		64,286		41,946
Prepaid expenses and deferred charges		3,055,782		4,114,815
Special loss account consisting of provisions under Art. 17(4) of the D-Mark Balance Sheet Law		27,019		27,237

Total assets		312,807,884		302,664,125

See also the accompanying Notes to Financial Statements.

	As of December 31,
	2003		2002
	(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	141,065		1,070,938
With agreed terms or periods of notice	27,182,220	27,323,285	33,530,621	34,601,559

Liabilities to customers
At call	238,392		577,573
With agreed terms or periods of notice	101,424,953	101,663,345	123,285,996	123,863,569

Bonds		150,162,632		115,831,194
Loans on a trust basis		7,884,822		8,086,931
Other liabilities		8,640,929		3,567,055
Deferred income		6,438,131		6,805,672
Accrued estimated liabilities		780,832		1,105,485
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law		2,336		40,254
Subordinated liabilities		500,000		0
Fund for general bank risks		2,000,000		1,630,000
Subscribed capital		3,750,000		3,750,000
Unpaid capital		(450,000)		(450,000)
Capital reserves		1,603,764		1,603,764
Reserve from ERP Special Fund		606,500		559,090
Retained earnings		1,901,308		1,669,552

Total liabilities and shareholders’ equity		312,807,884		302,664,125

Contingent liabilities
On bills discounted and charged	0		0
On guarantees	51,003,653		34,405,352
Liability under collateral provided for third party liabilities	0	51,003,653	0	34,405,352
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	36,813,806	36,813,806	33,236,959	33,236,959

(1)	Totals may not add due to rounding.
(2)	In 2003, EUR 0 (2002: EUR 0) were eligible as collateral with the Deutsche Bundesbank.
(3)	In 2003 and 2002, EUR 17,085 million and EUR 16,905 million, respectively, were eligible as collateral under the refinancing operations of the European Central Bank via the Deutsche Bundesbank.

See also the accompanying Notes to Financial Statements.

STATEMENT OF INCOME(1)

	For the year ended December 31,
	2003		2002
	(EUR in thousands)
Income
Interest income
From lending and money market	10,937,100		11,670,357
From fixed-interest securities and debt register claims	756,808	11,693,908	859,561	12,529,918

Current income
From shares and other fixed rate securities	53,849		16,087
From investments	200		387
From shares in affiliated enterprises	0	54,049	5,481	21,995
Commissions and similar service charges earned		453,289		425,784
Net earnings on financial transactions		13,489		—
Earnings on allocations of investments, shares in affiliated enterprises and securities treated as fixed assets		—		14,917
Other operating income		201,240		143,098

Total income		12,415,975		13,135,672

Expenses
Interest expenses		10,303,941		11,022,243
Contractual appropriation of interest to reserve from the ERP Special Fund		47,411		34,418
Commissions and similar service charges payable		301,895		267,210
Net loss on financial transactions		—		12,711
General administrative expenses
Salaries and wages	202,920		188,570
Social security contributions and expenditure on pensions and support	74,332		73,371
Other administrative expenses	167,398	444,650	144,638	406,579

Depreciation and value adjustments on intangible and tangible assets		43,346		37,647
Other operating expenses		69,417		24,510
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses(2)		521,034		1,060,799
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		425,169		—
Losses absorbed under profit and loss transfer agreements		27,139		15,896
Extraordinary expenses		—		27,136
Write-downs on the special loss account under Art. 17(4) of the D-Mark Balance Sheet Law		217		6,271
Net income for the year		231,756		220,252

Total expenses		12,415,975		13,135,672

(1)	Totals may not add due to rounding.
(2)	Including EUR 370 million allocation to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code (2002 EUR 430 million; 2001 EUR 500 million).

See also the accompanying Notes to Financial Statements.

FINANCIAL STATEMENTS OF KFW GROUP

BALANCE SHEET(1)

	As of December 31,
	2003		2002
	(EUR in thousands)
Assets
Cash reserves
Cash on hand	182		160
Balance with Deutsche Bundesbank	26,663		25,530
Balance in postal giro accounts	0	26,845	0	25,690

Loans and advances to banks
At call	171,135		516,905
Other	165,407,035	165,578,170	157,834,852	158,351,757

Loans and advances to customers		90,885,567		93,963,657

Bonds and other fixed-rate securities
Money market paper(2)	242,247		81,665
Bonds and debentures of public and other issuers(3)	20,642,970		20,832,948
KfW’s own bond issues	5,153,198	26,038,415	3,012,204	23,926,817

Shares and other non-fixed rate Securities		17,816,634		12,338,245
Investments		915,375		1,277,061
Investments in affiliated enterprises		591,961		552,618
Shares in affiliated enterprises		11,845		11,904
Loans on a trust basis and other trust business		8,121,632		8,343,959
Compensation claims on public authorities, including bonds from their conversion		128,579		193,433
Intangible assets		9,009		8,448
Fixed assets		553,472		588,295
Other assets		133,627		74,726
Prepaid expenses and deferred charges		3,055,831		4,114,901
Special loss account consisting of provisions under Art. 17(4) of the D-Mark Balance Sheet Law		27,019		27,237

Total assets		313,893,981		303,798,748

See also the accompanying Notes to Financial Statements.

	As of December 31,
	2003		2002
	(EUR in thousands)
Liabilities and Shareholders’ Equity
Liabilities to banks
At call	106,519		1,023,365
With agreed terms or periods of notice	27,362,671	27,469,190	33,799,563	34,822,928

Liabilities to customers
At call	140,583		545,201
With agreed terms or periods of notice	57,129,788	57,270,371	58,220,485	58,765,686

Bonds		194,554,657		180,937,174
Loans on a trust basis		8,121,632		8,343,959
Other liabilities		8,648,105		3,594,539
Deferred income		6,438,918		6,805,831
Accrued estimated liabilities		949,680		1,213,948
Compensation liabilities under Art. 41 of the D-Mark Balance Sheet Law		2,336		40,254
Subordinated liabilities		500,000		0
Fund for general bank risks		2,000,000		1,630,000
Subscribed capital		3,750,000		3,750,000
Unpaid capital		(450,000)		(450,000)
Capital reserves		1,603,764		1,603,764
Reserve from ERP Special Fund		606,501		559,090
Retained earnings		2,428,827		2,181,575

Total liabilities and shareholders’ equity		313,893,981		303,798,748

Contingent liabilities
On bills discounted and charged	0		0
On guarantees	51,026,066		34,422,854
Liability under collateral provided for third party liabilities	0	51,026,066	0	34,422,854
Other obligations
Repurchase obligations on non-genuine repurchase transactions	0		0
Placing and underwriting obligations	0		0
Irrevocable loan commitments	37,421,266	37,421,266	33,943,273	33,943,273

(1)	Totals may not add due to rounding.
(2)	In 2003, EUR 0 (in 2002 EUR 0) were eligible as collateral with the Deutsche Bundesbank.
(3)	In 2003 and 2002, EUR 16,740 million and EUR 16,998 million, respectively, were eligible as collateral with the Deutsche Bundesbank.

See also the accompanying Notes to Financial Statements.

STATEMENT OF INCOME(1)

	For the year ended December 31,
	2003		2002
	(EUR in thousands)
Income
Interest income
From lending and money market	10,984,406		11,713,904
From fixed-interest securities and debt register claims	758,151	11,742,557	862,072	12,575,976

Current income
From shares and other fixed rate securities	53,849		16,087
From investments	62,861		82,340
From shares in affiliated enterprises	21,786	138,496	19,571	117,998
Commissions and similar service charges earned		474,800		452,235
Net earnings on financial transactions		12,310		—
Other operating income		214,242		150,888

Total income		12,582,405		13,297,097

Expenses
Interest expenses		10,312,224		11,031,067
Contractual appropriation of interest to reserve from the ERP Special Fund		47,411		34,418
Commissions and similar service charges payable		324,314		287,373
Net loss on financial transactions		—		11,379
General administrative expenses
Salaries and wages	238,544		222,716
Social security contributions and expenditure on pensions and support	84,510		86,366
Other administrative expenses	185,733	508,787	168,355	477,437

Depreciation and value adjustments on intangible and tangible assets		67,134		41,713
Other operating expenses		71,644		10,743
Write-downs of and value adjustments on loans and certain securities and increases of allowances for possible loan losses (2)		651,897		1,119,641
Write-downs of and value adjustments on investments, shares in affiliated enterprises and securities treated as fixed assets		334,758		944
Extraordinary expenses		—		—
Write-downs on the special loss account under Art. 17(4) of the D-Mark Balance Sheet Law		217		6,271
Taxes on income		16,619		11,674

Net income for the year		247,400		264,437

Total expenses		12,582,405		13,297,097

(1)	Totals may not add due to rounding.
(2)	Including EUR 370 million allocation to the fund for general bank risks in accordance with Section 340(g) of the Commercial Code (in 2002 EUR 430 million, in 2001 EUR 500 million).

See also the accompanying Notes to Financial Statements.

CASH FLOW STATEMENT OF KFW GROUP(1)

	For the year ended December 31,
	2003	2002
	(EUR in millions)
Cash flows from operating activities
Net income (before income tax)	264	276
Non-cash positions in net income and adjustments to reconcile net income to net cash provided by operating activities
Write-downs, depreciation and adjustments	1,054	1,140
Changes in provisions	26	(16)
Change in other non-cash positions	(71)	(179)
Profit from the sale of financial instruments, investments, property and equipment	(32)	(31)
Other adjustments (net)	4,053	3,499

Sub-total	5,294	4,689
Change in assets and liabilities from operating activities after correction for non-cash components
Claims on banks	(7,238)	(12,946)
Claims on customers	2,749	4,503
Securities available for sale	(8,966)	939
Liabilities to banks	(7,356)	(18,291)
Liabilities to customers	(1,493)	3,441
Promissory notes and other liabilities evidenced by paper	13,617	16,359
Other assets from operating activities	(19)	—
Other liabilities from operating activities	(201)	(60)
Interest receipts	11,743	12,667
Interest payments	(10,312)	(11,049)

Income tax paid	(17)	(12)

Net cash provided by operating activities	(2,199)	240

Cash flows from investing activities
Proceeds from the sale of investments	2,303	64
Proceeds from the sale of property and equipment	7	7
Payments for the acquisition of investments	(688)	(299)
Payments for the acquisition of property and equipment	(40)	(55)
Other investing activities (net)	36	0

Net cash provided by investing activities	1,618	(283)

Cash flows from financing activities
Proceeds on equity capital	47	34
Other financing activities (net)	500	—

Net cash provided by financing activities	547	34

Cash and cash equivalents at the end of previous period	26	26
Net cash provided by operating activities	(2,199)	240
Net cash provided by investing activities	1,618	(283)
Net cash provided by financing activities	547	34
Effect of exchange rate changes on cash and cash equivalents	34	8
Cash and cash equivalents at the end of period	27	26

(1)	Totals may not add due to rounding.

See also the accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

The Consolidated Companies and the Principles of Consolidation

     The consolidated financial statements include, besides Kreditanstalt für Wiederaufbau, KfW International Finance Inc., Delaware, USA, Finanzierungs- und Beratungsgesellschaft mbH, Berlin, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne, KfW Beteiligungsholding AG, as well as tbg Technologie-Beteiligungs-Gesellschaft mbH, Bonn und gbb-Beteiligungs AG, Berlin. Three other affiliated enterprises are not included in the consolidated financial statements, because their results are of only minor significance for the presentation of the assets, financial situation and earnings of the KfW Group.

     The annual financial statements for the individual enterprises in the KfW Group were drawn up in accordance with the accounting and valuation methods applying to KfW. Loans and advances and liabilities, and income and expenditure between the consolidated enterprises were netted. The first consolidation was made by the book value method with the values stated on the KfW Group’s balance sheet date.

     The capital was consolidated on the basis of the values stated on the date the companies were first included in the KfW Group’s accounts. The differences in the liabilities resulting from the capital consolidation total EUR 446 million and are included in the KfW Group’s retained earnings.

     The annual financial statements for KfW International Finance Inc. are drawn up in a foreign currency and the amounts were converted at the official middle rate on December 31, 2003.

Accounting and Valuation Methods

     The financial statements of KfW and those for the Group for 2003 have been drawn up in accordance with the requirements of the Commercial Code, the Ordinance on Bank Accounting and the Law Concerning the Kreditanstalt für Wiederaufbau. The special provisions of the D-Mark Balance Sheet Law have also been observed. In the financial statements, the reserves from the ERP Special Fund and the contractual allocation of interest earnings to these are now shown separately, as is the allocation to the capital reserves, which is shown as a memo item. Statements on individual items in the balance sheet that may be made either in the balance sheet or an Annex are given in the Annex.

     With the entry into effect on August 22, 2003 of the Law on the Restructuring of Promotional Banks the merger of KfW and Deutsche Ausgleichsbank was completed with retroactive effect as per January 1, 2003. The assets of Deutsche Ausgleichsbank were transferred to KfW by way of universal succession. On the balance sheet the asset transfer was made at book value. To establish comparable figures for the previous year in the present individual and consolidated financial statements, we assumed the merger had already been carried out as per January 1, 2002. Adjustments made in connection with the harmonization of the valuation and disclosure methods in 2003 were taken into account in the previous year’s figures where this improved their comparability.

     Cash on hand, loans and advances to banks and customers, investments, investments in affiliated enterprises and shares in affiliated enterprises and other assets have been shown at cost, par or at lower value. Where loans or advances are shown at a higher than par value, the difference has been included in deferred income.

     The securities in the liquid reserves (including securitized compensation claims on public authorities) are valued strictly at the lower of cost or market, where they are not covered by off-balance sheet business. Securities held as fixed assets are shown on a modified application of this principle. Securities assigned to an asset swap are valued together with the asset swaps it relates to on a joint basis. No allocations of securities to the trading stock have been made.

     Fixed assets are shown at acquisition or production cost, reduced by straight line depreciation in accordance with the expected useful life of the items. Minor items were fully written off in the year of acquisition.

     Liabilities are shown at repayment value; differences between agreed higher repayment amounts and disbursement amounts have been included in “Prepaid expenses and deferred charges”.

     Provisions for pensions and other obligations were valued in accordance with actuarial principles on the basis of “Richttafeln für die Pensionsversicherung” (Guideline Tables for Pensions Insurance) of 1998 by Dr. Klaus Heubeck. For KfW the part-value method was used, with interest rates for accounting purposes of 3% and 6% respectively. The other provisions are shown at their expected recourse value.

     Sufficient allowance has been made for risks, most of which are on loans as a result of the structure of KfW’s business, through appropriate provisions and allocation to the fund for general bank risks in accordance with Section 340 (g) of the Commercial Code. The allocations are shown in the item “Write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses”. The possibility for netting in the statement of income in accordance with Section 340 (f) (3) and Section 340 (c) (2) of the Commercial Code has been utilized.

Notes on Assets

     Loans and Advances to Banks and Customers and Loans on a Trust Basis and other Trust Business

LOANS AND ADVANCES TO BANKS

As of December 31, 2003
(EUR in millions)

		Remaining Term
			More than	More than
		Up to	3 months	1 year	More than	Pro rata
	At call	3 months	to 1 year	to 5 years	5 years	interest	Total
KfW	161	15,810	10,441	40,418	95,954	2,535	165,319
Group	171	15,849	10,481	40,629	95,892	2,556	165,578

Of which to:					KfW	Group
Affiliated enterprises					178	0
Enterprises in which KfW holds a participation					4	53
Without handling bank’s liability					4,091	4,091
Subordinated assets					25	25

LOANS AND ADVANCES TO CUSTOMERS

As of December 31, 2003
(EUR in millions)

		Remaining Term
			More than	More than
	With no	Up to	3 months	1 year	More than	Pro rata
	fixed term	3 months	to 1 year	to 5 years	5 years	interest	Total
KfW	0	3,295	6,406	30,447	49,089	1,608	90,845
Group	0	3,364	6,505	30,559	48,842	1,616	90,886

Of which to:					KfW	Group
Affiliated enterprises					767	33
Enterprises in which KfW holds a participation					7	110
Subordinated assets					1,152	1,180

Bonds and Other Fixed-Rate Securities

     Amounts shown under “Bonds and other fixed-rate securities” are due in the year following the balance sheet date.

BONDS AND OTHER FIXED-RATE SECURITIES

Balance sheet date

	KfW		Group
	As of December 31,		As of December 31,
	2003	2002	2003	2002
	(EUR in millions)
Money market paper and bonds	4,380	3,983	3,501	3,325
Par value	4,352	3,967	3,450	3,280

Our own issues	357	754	121	305
Par value	353	738	121	298

Total	4,737	4,737	3,622	3,630
Par value	4,705	4,705	3,571	3,579

     At December 31, 2003, “Bonds and other fixed-rate securities” includes loans and advances to:

	KfW	Group
	(EUR in millions)
Affiliated enterprises	2,008	0
Enterprises in which KfW holds a participation	0	12

     At December 31, 2003, “Bonds and other fixed-interest securities” also includes:

	KfW	Group
	(EUR in millions)
Listed securities	23,561	23,566
Unlisted securities	2,156	2,156

Total marketable securities	25,717	25,722

Securities Transactions under Repurchase Agreements

     In sell and buy back transactions securities with book value of EUR 777 million were repurchased in 2003.

Fixed Assets

FIXED ASSETS KFW

As of December 31, 2003
(EUR in thousands)

		Residual Book	Residual Book
		Value as of	Value as of
	Changes 2003(1)	December 31, 2003	December 31, 2002
Investments	14,227	29,061	14,834
Shares in affiliated enterprises	72,071	1,063,736	991,665
Securities treated as fixed assets	(3,585,379)	4,429,038	8,014,417

Total	(3,499,081)	5,521,835	9,020,916

	Acquisition/ Production			Trans-	Alloca-	Writedowns/ Adjustments		Residual Book Value as of December 31,	Residual Book Value as of December 31,
	Costs(2)	Inflows	Outflows	fers	tions	Total	2003	2003	2002
Intangible assets	28,820	8,532	785	5,825	0	33,908	12,971	8,484	7,740
Tangible assets (3)	646,969	30,456	7,531	(5,825)	0	148,909	30,375	515,160	526,804
Sum	675,789	38,988	8,316	0	0	182,817	43,346	523,644	534,544

Total								6,045,479	9,555,460

(1)	Including price changes.
(2)	The Relief Facility under Article 31(6) of the EC Commercial Code has been utilized.
(3)	Of which as per December 31, 2003:
—	total value of land and buildings used for the bank’s activities was EUR 490,136 thousand.
—	total value of office furniture and equipment was EUR 25,024 thousand.

FIXED ASSETS KFW GROUP

As of December 31, 2003
(EUR in thousands)

		Residual book	Residual book
		value as of	value as of
	Changes 2003(1)	December 31, 2003	December 31, 2002
Investments	(322,343)	1,507,336	1,829,679
Shares in affiliated enterprises	(59)	11,845	11,904
Securities treated as fixed assets	(3,576,257)	4,438,160	8,014,417

Sum	(3,898,659)	5,957,341	9,856,000

	Acquisition/ Productions			Trans-	Alloca-	Writedowns/ Adjustments		Residual Book Value as of December 31,	Residual Book Value as of December 31,
	costs(2)	Inflows	Outflows	fers	tions	Total	2003	2003	2002
Intangible assets	31,932	8,661	785	5,825	0	36,624	13,515	9,009	8,448
Tangible assets (3)	723,573	31,004	7,903	(5,825)	0	187,377	53,619	553,472	588,295
Sum	755,505	39,665	8,688	0	0	224,001	67,134	562,481	596,743
Total								6,519,822	10,452,743

(1)	Including price changes.
(2)	The Relief Facility under Article 31(6), EC Commercial Code has been utilized.
(3)	Of which as per December 31, 2003:
•	total value of land and buildings used for the KfW Group’s activities was EUR 523,915 thousand.
•	total value of office furniture and equipment was EUR 28,611 thousand.

     Bonds and other fixed-rate securities, as well as shares and other non-fixed rate securities, that are intended as a permanent part of operations and so usually held until maturity date, have been included with the securities treated as fixed assets. They are shown separately in the accounts and valued following the lower of cost or market principle (modified). The drop in securities treated as fixed assets is mainly due to the sale of securities (EUR 2,2 billion) and the regrouping of securities into liquid assets (EUR 1.0 billion). The book value of the marketable bonds not valued at the lower of cost or market and included in the item “Bonds and other fixed-rate securities” was EUR 3,965 million at December 31, 2003.

     At December 31, 2003, “Shares and other non-fixed rate securities” included:

	KfW	Group
	(EUR in millions)
Listed securities	14,118	14,127
Unlisted securities	3,690	3,690

Total marketable securities	17,808	17,817

     The book value of the marketable securities not valued at the lower of cost or market and included in the item “Shares and other fixed-rate securities” was EUR 9 million at December 31, 2003.

Information on Equity Investments

EQUITY INVESTMENTS

As of December 31, 2003
(EUR in thousands)

     The companies numbered 1) to 6) are included in the consolidated financial statements as subsidiaries, and 7) is an affiliated enterprise.

Name and domicile of company	Equity capital		Share held	Net income
			(%)
1. DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne	851,167		100.0	40,830
2. Finanzierungs- und Beteiligungsgesellschaft mbH (FuB), Berlin	6,397		100.0	5,848
3. KfW International Finance Inc., Delaware, U.S.A.	8	(1)	100.0	0	(1)
4. KfW Beteiligungsholding AG, Bonn	760,874		100.0	(434,809)
5. tbg Technologie- Beteiligungs- Gesellschaft mbH, Bonn	430,930		100.0	0
6. gbb Beteiligungs-Aktiengesellschaft, Berlin	11,400		100.0	0
7. IKB Deutsche Industriebank AG, Düsseldorf	1,785,982	(2)	37.8	85,839	(2)

1)	Converted at the rate on December 31, 2003 (1 EUR = 1.263 USD).
2)	As per March 31, 2003.

     The full list of shareholdings in accordance with Sections 285, Para. 11 and 313, Para. 2 of the Commercial Code is deposited with the district court in Frankfurt am Main.

     At December 31, 2003, “Investments” includes:

	KfW	Group
	(EUR in thousands)
Listed securities	0	653,823
Unlisted securities	12,784	12,784

Total marketable securities	12,784	666,607

LOANS ON A TRUST BASIS

As of December 31, 2003
(EUR in millions)

	KfW		Group
Loans and advances to banks
At call	176		181
Other	838	1,014	977	1,158

Loans and advances to customers		6,869		6,891
Investments		2		73
Total		7,885		8,122

Other Assets

     The item “Other Assets” consists mainly of pro rata interest on foreign exchange swaps totaling EUR 27 million and rights to recovery from the realization of collateral in the amount of EUR 26 million at December 31, 2003.

Prepaid Expenses and Deferred Charges

     The difference contained in the item “Prepaid Expenses and Deferred Charges” between the higher amount repaid and the lower amount spent on liabilities amounted to EUR 481 million at December 31, 2003.

Notes on Liabilities

MATURITIES STRUCTURE OF BORROWED FUNDS

As of December 31, 2003
(EUR in millions)

	Remaining Term
		Up to	3 months	1 year	More than	Pro rata
	At call	3 months	to 1 year	to 5 years	5 years	Interest	Total
Funds borrowed from banks with agreed term or period of notice
KfW	141	2,718	2,251	10,720	8,317	3,176	27,323
Group	107	2,758	2,296	10,793	8,336	3,179	27,469
Funds borrowed from customers:
Other borrowed funds with agreed term or period of notice
KfW	238	8,355	14,473	40,674	36,268	1,655	101,663
Group	141	3,191	4,888	18,216	29,926	908	57,270
KfW	379	11,073	16,724	51,394	44,585	4,831	128,987
Group	247	5,949	7,185	29,009	38,261	4,086	84,739
In %
KfW	0	9	12	40	35	4	100
Group	0	7	9	34	45	5	100

BORROWED FUNDS DUE THE FOLLOWING YEAR

As of December 31, 2003
(EUR in millions)

	KfW	Group
Securitized liabilities:
Bonds issued	20,469	35,253
— as per December 31, 2002	12,537	32,738

LIABILITIES TO AFFILIATED ENTERPRISES AND ENTERPRISES
IN WHICH THE KFW GROUP HOLDS A PARTICIPATION

As of December 31, 2003
(EUR in millions)

	Securitized and non-securitized liabilities
			To enterprises in which
	To affiliated enterprises		KfW holds a participation
	KfW	Group	KfW	Group
Funds borrowed from banks	35	0	0	533
Funds borrowed from customers	44,495	0	0	3
Securitized liabilities	0	0	0	0	(1)

Total	44,531	0	0	536

(1)	As far as can be ascertained.

LIABILITIES ON A TRUST BASIS

As of December 31, 2003
(EUR in millions)

	KfW		Group
Funds borrowed from banks
At call	0		0
With agreed term or period of notice	67	67	67	67
Funds borrowed from customers
Savings deposits	—		—
Other liabilities
At call	780		780
With agreed term or period of notice	7,038	7,818	7,275	8,055

Total		7,885		8,122

Other Liabilities

     “Other Liabilities” consists mainly of the adjustment item which results from the conversion of foreign currency positions secured with swaps, amounting to EUR 8.5 billion at December 31, 2003.

Deferred Income

     This item includes discounts on claims totaling EUR 1,409 million at December 31, 2003.

Subordinated liabilities

     In connection with the acquisition of shares of Deutsche Telekom AG and Deutsche Post AG for the further privatization of these corporations in November 2003 the government granted KfW a subordinated loan of EUR 500 million. The loan bears an agreed interest rate of 3.9475% and is due for repayment on November 11, 2008. KfW is not obligated to repay the subordinated loan ahead of schedule. In the event of liquidation or bankruptcy the claims on principal and interest arising from this obligation are subordinated to the claims of all of KfW’s other creditors.

     Interest expenses for the subordinated loan amounted to EUR 2.8 million. This interest accrued but not yet due is reported under the item “Other liabilities”.

EQUITY CAPITAL

THE KFW GROUP’S EQUITY CAPITAL

	December 31, 2002	Allocation 2003	December 31, 2003
	(EUR in millions)
Subscribed capital	3,750	0	3,750
Unpaid capital	(450)	0	(450)
Capital reserves	1,603.8	0	1,603.8
Reserve from the ERP Special Fund	559.1	47.4	606.5
Retained Earnings
a) Statutory reserve under § 10 (2) KfW Law	480.8	137.6	618.4
b) Special reserve under § 10 (3) KfW Law	1,141.1	94.2	1,235.3
c) Special reserve under § 17 (4) DM Balance Sheet Law	47.6	0	47.6
d) Other reserves from profits	511.9	15.6	527.5

Total	7,644.3	294.8	7,939.1

     An amount corresponding to KfW’s net income for 2003 of EUR 232 million was allocated out of the KfW Group’s net income for the year of EUR 247 million to the special reserves in accordance with Sections 10 (2) and (3) of the KfW Law. The net income for the year of EUR 16 million achieved by the consolidated subsidiaries was allocated to the other reserve from profits. KfW’s equity capital amounted to EUR 7,412 million at December 31, 2003. This sum includes the equity capital of DtA in the amount of EUR 1,153 million which was already taken into account in the previous year’s figures and allocated to the capital reserves.

Other Required Notes on Liabilities

Contingent Liabilities

     The KfW Group’s liabilities under guarantees totaled EUR 51,026 million at December 31, 2003. Of the total amount as per December 31, 2003, EUR 46,521 million were credit default swaps (including transactions under the PROMISE and PROVIDE programs), EUR 4,496 million were guarantees on loans (of which guarantees for aircraft finance totaled EUR 1,054 million, guarantees on special loans EUR 745 million and guarantees for housing construction totaled EUR 559 million) and EUR 9 million totaled letters of credit.

     The guarantees for third party risks extended in 2003 amounted to EUR 22,022 million; they result mainly from the assumption of third party risks of credit default in connection with securitization to a total of EUR 21,024 million. Altogether, EUR 2,658 million of guarantees was redeemed.

Other Obligations

     Irrevocable loan commitments totaled EUR 37,421 million, of which EUR 8,002 million is export and project finance, EUR 20,453 million is investment finance, EUR 3,999 million is loans to promote the developing countries and EUR 4,999 million is guarantees.

Notes on the Statement of Income

Segment Reporting

     The segment reporting follows KfW’s internal Management and Controlling system. The composition of our segments is shown in the following overview:

Investment Finance Germany/Europe	—	Equity Finance (incl. tbg — Technologie Beteiligungs GmbH)
	—	Enterprise Finance/Industrial Pollution Control Finance
	—	Education and Social Finance
	—	Infrastructure and Housing Finance
	—	Global Loans
	—	Loan Securitization
Export and Project Finance	—	Promotion of German and European Exports Financing of direct and other Business Investment
Promotion of the Developing Countries	—	Promotion of the developing and transition countries on behalf of the German Federal Government (budget funds) and with complementary market funds raised by KfW
	—	DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH, (promotion of the private-sector)
Advice/Services/Participations	—	Holding arrangements for the Federal Government
	—	Shareholdings
	—	Securities investments
	—	Other services

     A detailed description of the products and services offered by the individual business areas is contained in the statements presented under “KfW’s Business Segments” of this annual report.

     The segments are measured on the basis of the net operating result. The individual positions are based on the following methods:

—	Net interest income was itemized according to the principle of the market interest method. The position also includes internally calculated interest income on the Group’s equity.

—	The allocation of administrative expenses by cost centers to the individual segments is based on the results of activity-based costing.

—	Risk provisions were charged to the individual segments on the basis of the risk costs calculated at the close of the transactions.

—	The segment assets contain the total asset positions. The appropriation of equity(1) to the segments is effected on the basis of the corresponding risk position (pursuant to Principle I of the German Banking Act).

     Contributions to operating income that accrue outside the segments are allocated to the central segment. The difference between the risk costs calculated for the operative business segments and the total provisions results in the central segment balance of provisions for risks (which includes the increase of the open fund for general banking risks).

(1)	Includes subscribed capital paid in, reserves and funds for general banking risks pursuant to Section 340 (g) of the Commercial Code.

     The transference/consolidation column contains all adjustment measures necessary for transferring the internal accounting parameters to the corresponding data of the financial reporting.

SEGMENT REPORTING BY BUSINESS SEGMENTS(1)

	Investment		Promotion	Advice/
	Finance	Export/	of the	Service/
	Germany	Project	Developing	Participa-	Central	Transference/	KfW
Primary Segments	/Europe	Finance	Countries	tions	Segment	Consolidation	Group
	(EUR in millions)
Interest received, net	330	422	140	97	466	114	1,569
Commissions received, net	71	77	99	26	0	(123)	150
Administrative expenses	265	89	153	66	0	3	576
Net result of financial transactions/other operating result	1	0	2	6	335	(189)	155
Risk provisions/valuations, net	119	244	41	1	783	(201)	987

Income from current operations (income on normal business transactions)	18	166	47	62	18	0	311

Assets	173,826	49,733	21,784	61,605	6,946	0	313,894
Liabilities	169,423	46,652	20,897	58,598	6,811	1,574	303,955
Risk position (risk-weighted assets Principle I)	46,151	35,257	1,469	34,249	1,539	0	118,665
Equity Capital	4,403	3,081	887	3,007	135	(1,574)	9,939
In %
Return on average equity(2)	0.5	4.9	5.0	2.6	—	—	3.2
Cost income ratio(3)	66.0	17.8	63.7	50.9	—	—	30.9

(1)	Totals may not add due to rounding.

(2)	Ratio of income from current operations to average equity.

(3)	Ratio of administrative expenses to net income (net interest received, net commissions received other operating income).

SEGMENT REPORTING BY REGION(1)

     As KfW Bankengruppe maintains no foreign branch offices the geographic segmentation of the loan volume is made on the basis of the customers’ country of domicile. The remaining asset positions are appropriated to the domestic activities.

					Latin
		Euroland			America
		(without	Other	North	incl.	Asia/		Transference/	KfW
Secondary Segments	Germany	Germany)	Europe	America	Caribbean	Australia	Africa	Consolidation	Group
	(EUR in millions)
Interest received, net	951	68	119	52	97	141	27	115	1,569
Commissions received, net	117	19	33	3	11	51	39	(123)	150
Administrative expenses	322	48	55	24	25	75	24	3	576
Net result of financial transactions/other operating result	342	0	1	0	0	0	1	(189)	155
Risk provisions/valuations, net	928	34	69	26	68	50	13	(201)	987

Income from current operations (income on normal business transactions)	160	5	29	5	15	67	30	0	311

Assets	223,418	20,858	20,235	10,229	8,089	23,720	7,345	0	313,894
Liabilities	216,015	19,764	19,125	9,716	7,533	23,114	7,114	1,574	303,955
Risk position (risk-weighted assets Principle I)	80,011	12,521	10,681	5,869	4,310	4,289	984	0	118,665
Equity Capital	7,403	1,094	1,110	513	556	606	231	(1,574)	9,939
In %
Return on average equity(2)	2.4	0.5	2.9	0.9	2.6	10.4	14.0	—	3.2
Cost income ratio(3)	22.8	55.3	36.0	43.2	23.0	39.1	35.6	—	30.9

(1)	Totals may not add due to rounding.

(2)	Ratio of income from current operations to average equity.

(3)	Ratio of administrative expenses to net income (net interest received, net commissions received other operating income).

Other Notes Required

Assets and Debts in Foreign Currencies

     The assets and debts in foreign currencies and the cash transactions not completed on the balance sheet date have been converted into EUR at the official middle rates quoted on December 31, 2003.

     Expenditure and earnings on currency conversion have been included under “Net loss on financial transactions”; the imparity principle has been observed.

     Revaluations of provisions for loan losses in foreign currencies necessitated by movements in exchange rates were included in the item “Write-downs of and value adjustments on loans and certain securities and increase of allowances for possible loan losses”.

     Forward transactions were converted with due observance of the regulations on special cover or cover in the same currency. There were no effects from these on the statement of income.

     As per December 31, 2003, total assets in foreign currencies were EUR 46.7 billion, converted in accordance with Section 340 (h) (1) of the Commercial Code.

     Total debts in foreign currencies were EUR 100.1 billion.

Notes on Transactions bearing a Market Risk

     KfW uses the following forward transactions/derivative products, mainly to hedge against risk of changes in interest rates and exchange rates, and other price and credit risks:

1.	Interest-rate related forward transactions/derivative products

•	interest rate swaps

•	caps and floors

2.	Currency-related forward transactions/derivative products

•	cross-currency swaps

•	currency swaps

•	forward exchange deals

3.	Other forward transactions

•	share options under standstill agreements

Derivatives Business KfW

			Reimbursement	Credit risk
	Nominal values		costs(1)	equivalents(1)
	December 31,
	2003	2002	2003	2003
	(EUR in millions)
VOLUMES/MATURITIES
Contracts with interest rate risks
Interest rate swaps	227,942	193,162	5,912	1,540
Standstill obligations on swap options	1,405	769	0	2
Spreadlocks	0	572	0	0
Caps and floors(2)	716	765	7	3

	230,063	195,268	5,919	1,545
Others	173	26	0	0

Total(3)	230,236	195,294	5,919	1,545

Contracts with currency risks
Cross-currency swaps	68,131	56,921	1,266	999
Currency swaps	8,287	13,554	49	26
Forward exchange deals	205	395	20	5
Spot exchange deals	0	18	0	0
Others	0	0	0	0

Total(3)	76,623	70,888	1,335	1,030

Contracts with other price risks
Share options under standstill agreements	96	72	0	0

Total(3)	96	72	0	0

	Interest Risks		Currency Risks		Other price risks
	December 31,		December 31,		December 31,
NOMINAL VOLUMES	2003	2002	2003	2002	2003	2002
	(EUR in millions)
Terms:
With remaining terms of:
— up to 3 months	8,818	8,563	8,821	8,553	0	0
— more than 3 months to 1 year	22,340	21,990	11,797	5,650	0	0
— more than 1 year to 5 years.	112,145	90,753	34,600	35,434	96	72
— more than 5 years	86,933	73,988	21,405	21,251	0	0

Total(3)	230,236	195,294	76,623	70,888	96	72

(1)	On December 31, 2003, a total of EUR 161.1 million has been deposited as security for derivatives business in favor of KfW. All contracts are valued by the mark-to-market method. The replacement costs are given without add-on. K-III Swaps have been taken into account.

(2)	Excluding “embedded” caps and floors.

(3)	OTC contracts.

			Reimbursement	Reimbursement	Credit risk	Credit risk
			costs(1)	costs(1)	equivalents(1)	equivalents(1)
	Nominal values		without netting	with netting	without netting	with netting
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2003	2003	2003
	(EUR in millions)
COUNTERPARTIES
OECD banks	237,048	195,819	5,128	76	1,893	367
Banks outside the OECD	0	0	0	0	0	0
Others	67,682	67,715	2,088	142	683	156
Public authorities	2,225	2,720	39	39	0	0

Total(2)	306,955	266,254	7,255	257	2,576	523

(1)	On December 31, 2003, a total of EUR 161.1 million has been deposited as security for derivatives transactions in favor of KfW. All contracts are valued by the mark-to-market method. The replacement costs are given without add-on. K-III Swaps have been taken into account.

(2)	OTC contracts.

Derivatives Business (KfW Group)

			Reimbursement	Credit risk
	Nominal values		costs(1)	equivalents(1)
	December 31,
	2003	2002	2003	2003
	(EUR in millions)
VOLUMES/MATURITIES
Contracts with interest rate risks
Interest rate swaps	229,144	193,974	5,940	1,548
Standstill obligations on swap options	1,405	769	0	2
Spreadlocks	0	572	0	0
Caps and floors(2)	804	866	8	3

	231,353	196,181	5,948	1,553
Others	173	26	0	0

Total(3)	231,526	196,207	5,948	1,553

Contracts with currency risks
Cross-currency swaps	68,589	57,339	1,321	1,014
Currency swaps	8,287	13,554	49	26
Forward exchange deals	213	395	21	5
Spot exchange deals	0	18	0	0
Others	0	0	0	0

Total(3)	77,089	71,306	1,391	1,045

Contracts with other price risks
Share options under standstill agreements	96	72	0	0

Total(3)	96	72	0	0

	Interest Risks		Currency Risks		Other price risks
	December 31,		December 31,		December 31,
NOMINAL VOLUMES	2003	2002	2003	2002	2003	2002
	(EUR in millions)
Terms:
With remaining terms of:
— up to 3 months	8,818	8,563	8,840	8,553	0	0
— more than 3 months to 1 year	22,432	22,089	11,957	5,688	0	0
— more than 1 year to 5 years	113,019	91,340	34,785	35,763	96	72
— more than 5 years	87,257	74,215	21,506	21,302	0	0

Total(3)	231,526	196,207	77,089	71,306	96	72

(1)	On December 31, 2003, a total of EUR 161.1 million has been deposited as security for derivatives business in favor of KfW. All contracts are valued by the mark-to-market method. The replacement costs are given without add-on. K-III Swaps have been taken into account.

(2)	Excluding “embedded” caps and floors.

(3)	OTC contracts.

			Reimbursement	Reimbursement	Credit risk	Credit risk
			costs(1)	costs(1)	equivalents(1)	equivalents(1)
	Nominal values		without netting	with netting	without netting	with netting
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2003	2003	2003
	(EUR in millions)
COUNTERPARTIES
OECD banks	238,771	197,051	5,212	76	1,915	367
Banks outside the OECD	5	7	0	0	0	0
Others	67,711	67,807	2,088	142	683	156
Public authorities	2,225	2,720	39	39	0	0

Total(2)	308,712	267,585	7,339	257	2,598	523

(1)	On December 31, 2003, a total of EUR 161.1 million has been deposited as security for derivatives transactions in favor of KfW. All contracts are valued by the mark-to-market method. The replacement costs are given without add-on. K-III Swaps have been taken into account.

(2)	OTC contracts.

     In addition, KfW has taken on the risks of default on certain loans to small and medium-sized enterprises and for housing construction and transferred them to the capital market. The risks were assumed through credit derivatives, the total amount of which on December 31, 2003 was EUR 46.5 billion (EUR 27.5 billion in the previous year). The transfer of the full risk to the capital market was made through credit default swaps (EUR 42.0 billion) and credit linked notes (EUR 4.5 billion).

Loans in the Names of Third Parties and for Third Party Account

     The loans in the name of third parties and for third party account totaled EUR 6,320 million as per December 31, 2003.

Personnel

     The average number of staff, not including the Board of Managing Directors and trainees, but including temporary staff, is calculated from the figures at quarter endings during the year under review.

	KfW		Group
	2003	2002	2003	2002
Female employees	1,548	1,441	1,802	1,734
Male employees	1,657	1,579	1,868	1,840

Total	3,205	3,020	3,670	3,574

Staff not on collective wage agreements	1,867	1,721	2,135	2,035
Staff on collective wage agreements	1,338	1,299	1,535	1,539

Total	3,205	3,020	3,670	3,574

Remunerations, Advances and Loans to Members of the Board of Management and the Board of Directors

     The total remuneration paid to members of the Board of Management of the KfW Group for 2003 was EUR 2.685 million while the remuneration paid to members of the Board of Supervisory Directors of KfW was EUR 0.173 million.

     A liability of EUR 31.024 million was accrued at December 31, 2003 for obligations under pension arrangements for retired members of the Board of Management and their surviving dependants; current payments amounted to EUR 2.807 million. Loans and advances to members of the Board of Management amounted to EUR 0.076 million on December 31, 2003.

     Mandates held by Statutory Representatives or Other Representatives on Supervisory Boards of Major Joint Stock Companies in accordance with Section 267 (3) of the Commercial Code.

Hans W. Reich

Aareal Bank AG, Wiesbaden

HUK-Coburg Haftpflicht-Unterstützungs-Kasse kraftfahrender Beamter Deutschlands a. G. in Coburg, Coburg

HUK-COBURG-Holding AG, Coburg

Deutsche Telekom AG, Bonn

IKB Deutsche Industriebank AG, Düsseldorf

RAG Aktiengesellschaft, Essen

ThyssenKrupp Steel AG, Duisburg

Dr. Peter Klaus

Allgemeine Hypothekenbank Rheinboden AG, Frankfurt am Main

debis AirFinance B.V., Amsterdam

Deutsche Verkehrsbank AG, Frankfurt am Main

Georgsmarienhütte Holding GmbH, Georgsmarienhütte

STEAG AG, Essen

ThyssenKrupp Technologies AG, Essen

Ingrid Matthäus-Maier

DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Köln

Deutsche BauBeCon AG, Hannover

Europäische Investitionsbank (EIB), Luxembourg

Salzgitter Handel GmbH, Düsseldorf

Detlef Leinberger

Europäischer Investitionsfonds, Luxembourg

Landwirtschaftliche Rentenbank, Frankfurt am Main

Wolfgang Kroh

DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Köln

Gerhard Lewark, Dr. Volker Groß, Detlef Vogt

KfW International Finance Inc., Delaware, USA

Heinrich Heims

EKO Stahl GmbH, Eisenhüttenstadt

Telecom Asia Public Corp. Ltd., Bangkok/Thailand

Bangkok Inter Teletech Company Ltd., Bangkok/Thailand

Klaus Tüngeler, Claus Stadler, Andreas Klocke

TelecomAsia Public Corp. Ltd., Bangkok/Thailand

Doris Köhn

ProCredit Bank , Georgia, Tbilisi

Dr. Klaus Glaubitt

ProCredit Bank AD, Serbia, Belgrade

ProCredit Bank Kosovo, Prishtina

Hanns Martin Hagen

ProCredit Bank, (Bulgaria) AD, Sofia

Waltraud Wolff

Saarstahl AG, Völklingen

SUPPLEMENTARY INFORMATION ON FUNDED DEBT OF KfW GROUP(1)(2)

Funded Debt Outstanding

					Principal
					Amount
					Outstanding at
			Year of		December 31,
	Interest Rate (%)		Incurrence	Maturity	2003
	nominal	effective			(EUR in millions)
1. Borrowed Funds
Schuldscheindarlehen(3)	0.50-20.14	1.00-20.14	1973-2003	2004-2056	32,558
Loans from
Federal Republic	0.00-4.20	0.00-4.20	various(4)	various(4)	13,234
ERP Special Fund	0.00-8.00	0.00-8.00	various(4)	various(4)	22,229
Other lenders	1.00-11.40	1.00-11.40	1990-2003	2004-2019	3,522
Securities account(5)	1.75-8.85	1.78-8.85	various	various	3,285

					74,828
2. Bonds and Notes Issued
Bonds and Notes	0.10-15.25	0.07-15.527	1992-2003	2004-2038	179,195

Total funded debt(6)					254,023

(1)	Issues of KfW International Finance are included in the item Bonds, Issues of Deutsche Investitions-und Entwicklungsgesellschaft are included in the item Schuldscheindarlehen.

(2)	Includes all debt with initial maturities of more than 1 year. The presentation in this table follows neither German GAAP applicable to KfW nor the U.S. GAAP classification of debt according to maturities as described under “Kreditanstalt für Wiederaufbau — Capitalization”. All funded debt of KfW is unsecured.

(3)	Including credit-linked Schuldscheindarlehen with their legal maturity. Interest rates of credit-linked Schuldscheine include a risk premium in accordance with the probability of default of the underlying loan portfolio.

(4)	Dates of incurrence and maturities of loans from the Federal Republic or the ERP Special Fund match the dates of incurrence and maturities of loans made with such funds.

(5)	Debt for prepaid interest and insurance fees in connection with export finance loans and other security deposits.

(6)	Includes the following debt in currencies (before any related swap transactions).

Principal
Amount
Outstanding at
December 31,
Currency	2003
(in millions)
Australian dollars	3,122
Canadian dollars	600
Czech korunas	13,000
EURO	166,873
Hongkong dollars	1,926
Japanese yen	1,479,380
New Zealand dollars	0
Norwegian kroner	9,950
Polish zloty	100
Pounds sterling	16,230
South African rand	1,100
Swedish kronor	2,760
Swiss francs	2,350
U.S. dollars	59,611

Repayment Schedule for Funded Debt(1)(2)(3)(4)

											After
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2013	Total
	(EUR in millions)
1. Borrowed Funds:
Schuldscheindarlehen:
Principal	3,838	4,726	2,776	3,026	4,406	4,297	2,964	897	295	348	4,986	32,558
Interest	1,577	1,336	1,071	944	783	566	360	269	250	227	6,281	13,666
Loans from ERP Special Fund:
Principal	2,258	2,289	2,239	2,129	2,016	1,820	1,671	1,501	1,342	1,147	3,816	22,229
Interest	0,860	0,783	0,692	0,599	0,510	0,427	0,351	0,285	0,228	0,179	0,475	5,389
Other lenders:
Principal	922	88	316	503	567	209	142	20	438	14	304	3,522
Interest	149	98	88	80	60	25	17	13	10	8	21	571
2. Bonds and Notes issued:
Principal	21,525	26,309	30,590	16,917	20,183	10,466	9,037	7,563	6,616	7,201	22,789	179,195
Interest	7,868	6,517	5,569	4,320	3,506	2,876	2,394	1,981	1,653	1,295	16,172	54,151
Total Borrowed Funds and Bonds and Notes issued:
Principal	28,543	33,412	35,921	22,575	27,172	16,792	13,814	9,981	8,691	8,710	31,895	237,504
Interest	10,454	8,734	7,420	5,943	4,859	3,894	3,122	2,548	2,141	1,709	22,949	73,777

Total	38,997	42,146	43,341	28,518	32,031	20,686	16,936	12,529	10,832	10,419	54,844	311,281

(1)	No repayment schedule for loans from the Federal Republic has been provided, since the terms of such loans provide for repayment by KfW at the time and solely to the extent that KfW has been repaid by the ultimate recipient of such loans.

(2)	Floating rate interest for each loan is calculated on the basis of the most recent interest rate adjustment made before December 31, 2003.

(3)	Contracts with embedded early redemption options which are not exercised until December 31, 2003 are considered with their initial final maturities.

(4)	Totals may not add due to rounding.

SUMMARY OF CERTAIN DIFFERENCES BETWEEN GENERALLY ACCEPTED
GERMAN AND UNITED STATES ACCOUNTING PRINCIPLES

     The financial statements and the consolidated financial statements of KfW have been prepared in accordance with the German Commercial Code (HGB) and the more specific requirements of the Accounting Regulation for Banks and Financial Service Institutions (Verordnung über die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute — the “Bank Accounting Regulation”), as well as various additional practices, laws and regulations of the Federal Republic of Germany (collectively “German GAAP”). German GAAP emphasizes the principle of prudence (Vorsichtsprinzip) in the presentation of the financial statements to protect the interests of creditors.

     As a result, KfW’s consolidated financial statements included in this annual report may differ substantially from financial statements prepared in accordance with accounting principles generally accepted and financial reporting practices followed in the United States (“U.S. GAAP”). KfW is not required to prepare or present financial statements in accordance with accounting and reporting practices and principles followed in the United States.

     The following is a summary of differences between German GAAP and U.S. GAAP as of the dates of KfW’s consolidated financial statements included in this annual report. It should not be taken as exhaustive of all differences. No attempt has been made to identify all disclosures, presentation or classification differences that would affect the manner in which transactions or events are presented in the consolidated financial statements of KfW or notes thereto.

Investment Securities

     Under German GAAP, securities are classified as securities in the trading portfolio, “liquidity reserve” securities or fixed assets. Fixed assets are valued based on the “modified lower of cost or market principle” according to which the historic cost (the original purchase price) is subject to exceptional depreciation only if a permanent impairment in value is expected. Trading portfolio and the “liquidity reserve” securities are current assets and recorded at the lower of cost or market. All recognized changes in valuation are recorded in current income or expense, as applicable.

     Under U.S. GAAP, investments in equity and debt securities are classified into the categories trading, available-for-sale or held-to-maturity (for debt securities only). According to Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities,” securities held to maturity are carried at amortized cost and are subject to other-than-temporary impairment tests. Trading and available-for-sale securities are recorded at fair value. Adjustments to the fair value of available-for-sale securities are included in other comprehensive income, a separate component of equity, while adjustments to the fair value of trading securities are included in the statements of income.

Derivative Instruments and Hedge Accounting

     Under German GAAP, derivative instruments and embedded derivatives may be included in a financial institution’s trading book or investment book. Trading derivatives are treated as current assets and accordingly follow the lower of cost or market. That is, while unrealized losses on trading derivatives are recorded in current income, unrealized gains are not recognized. Hedge accounting is permitted as micro-hedge, portfolio-hedge or macro-hedge (often referred to as gap hedge). Derivative financial instruments used for hedging purposes are generally accounted for as off-balance-sheet transactions and, in the case of KfW, are disclosed in notes to the financial statements. Unrealized gains and losses of both the derivative financial instrument and hedged items are generally not recorded on the balance sheet or in the income statement. The related income and expense of a derivative financial instrument, such as interest income related to interest rate swaps, is reported on a basis consistent with the underlying hedged position pro rata temporis, often resembling synthetic instrument accounting. Credit-default swaps provided as credit risk protection are disclosed as contingent liabilities.

     Under U.S. GAAP (SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”), all derivative instruments and embedded derivatives are recorded on the balance sheet at fair value as either assets or liabilities, regardless of any hedge relationship that might exist. Changes in the value of derivative instruments are recognized in the income statement as they arise, unless they satisfy stringent criteria for hedge accounting (including designation and high effectiveness), supported by formal documentation. The accounting treatment of the hedging instruments as well as the hedged items depends on the type of hedge designation (fair value hedge or cash flow hedge), the offset being in either current income or other comprehensive income. Also depending on the hedge designation, the carrying value of the hedged item may need to be adjusted to offset the changes in the fair value of the hedging derivative. Any ineffectiveness resulting from the hedge relationship is recognized in income.

Provision for loan losses

     German GAAP requires that, in establishing and maintaining the allowance for loan losses, entities consider all evident risks relating to their lending operations, primarily counterparty credit risk. Specific provisions recorded for counterparty exposure equal the level of anticipated losses reduced by the expected net realizable value of any collateral provided. Additionally, serving as a cushion for unexpected credit losses, banks maintain a general reserve based on their historical loan loss experience. In general, the calculation of such general reserve follows the guidance and parameters included in the applicable tax laws.

     Under U.S. GAAP, guidance relating to the impairment of loans is included in SFAS 5, “Accounting for Contingencies,” and SFAS 114, “Accounting by Creditors for Impairment of a Loan”. For loans that are individually deemed impaired, specific reserves are determined based on the present value of future cash flows discounted at the loan’s effective interest rate, or where the loan is collateral dependent based on the fair value of the collateral provided. Where available, the observable market price of the loan can be used. SFAS 5 requires recognition of a loss when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable (general reserves). Such general reserves are calculated on a consistent basis considering historical experience and other appropriate risk factors.

Certain provisions and reserves

     German GAAP permits provision for general banking risks by setting up certain disclosed or “hidden” reserves. In accordance with Section 340(f) of the German Commercial Code, the disclosed reserves are based on the valuation of loans and advances to banks and customers as well as securities held as part of the liquidity reserve at a lower amount than required in order to reflect the risks associated with the banking business. Because the assets are shown at lower amounts in the balance sheet, there is no actual reserve shown on the balance sheet. Hidden reserves are restricted to 4% of the value of the assets. Income and expenditure relating to movements in the hidden reserves may be netted with the income or expenditure relating to lending operations. In addition, in accordance with Section 340(g) of the German Commercial Code and the principle of prudence, a general provision for groups of receivables with a similar risk exposure is also permitted and disclosed on the face of the balance sheet.

     Under U.S. GAAP, provisions are only recorded when certain criteria are met. In accordance with SFAS 5, “Accounting for Contingencies,” a provision is only recognized when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable.

Reacquired own debt securities

     Under German GAAP, own debt securities that are re-acquired with the intention of resale are recorded as assets at acquisition cost, and subsequently valued at the lower of cost or market. Gains or losses on resale of such securities are recorded in current income.

     Under U.S. GAAP, repurchased own debt securities result in a reduction of outstanding liabilities on the balance sheet, irrespective of whether the securities are intended for resale or not. The difference between the cost of re-acquisition and the book value of outstanding debt is recorded in current income.

Property and equipment

     Under German GAAP, property and equipment are reported at acquisition or manufacturing cost, as applicable, and reduced by scheduled depreciation in accordance with their estimated economic useful life. In practice, depreciation is carried out on the basis of the depreciation tables issued by the tax office. Based on the modified lower of cost or market principle, any expected permanent impairment of property and equipment results in additional depreciation. This additional depreciation is reversed when the reason for the impairment no longer exists.

     U.S. GAAP requires that property and equipment be carried at cost less scheduled depreciation in accordance with the estimated economic useful life of the asset. U.S. GAAP requires that assets be reviewed for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. After recording such impairment charge, U.S. GAAP does not permit subsequent recovery.

Scope of Consolidation

     Under German GAAP, consolidation of all majority-owned subsidiaries is required only when certain size thresholds are exceeded, and then only if the necessary information can be obtained without unreasonable expense or delay, unless the shares are held for purpose of sale or the control is temporary. Entities in which a substantial equity interest is held are included in the consolidated financial statements on a pro rata basis. Entities in which an equity interest is held and whose business and financial policy is subject to material influence (associated companies) are valued at equity.

     Under U.S. GAAP, the determination when an entity is to be consolidated has traditionally been determined based on a voting control model. While this model is still applicable, new FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) has broadened the scope of consolidation to include a risk and rewards model. Variable interest entities (“VIE’s”), which often are special purposes entities, in which a parent does not have a controlling voting interest but the parent absorbs the majority of the VIE’s expected losses or residual returns must also be consolidated. The equity method is generally required for investments where the parent company has more than 20% of the voting rights or if factors indicate that significant influence exists. Under U.S. GAAP, the proportionate consolidation method applies only for non-corporate joint ventures if the investor owns an undivided interest in each asset and is proportionately liable for its share of each liability. Furthermore, U.S. GAAP does not provide any exemption from consolidation based on temporary control.

Business combinations and goodwill

     Under German GAAP, business combinations may be accounted as a pooling of interest or under the purchase method. When purchase accounting is applied, goodwill arising on the acquisition of an entity can be offset directly against reserves or capitalized and amortized over the estimated economic useful life, generally over a period of 15 business years.

     Under U.S. GAAP, for all business combinations initiated after July 1, 2001, business combinations are accounted under the purchase method. The pooling of interest method of accounting is no longer permitted. Goodwill is no longer amortized, but, instead, is tested for impairment annually at the reporting unit level, or more frequently based upon facts and circumstances.

Pension provisions

     Under German GAAP, pension obligations are determined using actuarial principles, whereby the ongoing and future pension obligations and benefit obligations to retired beneficiaries are determined using a valuation benchmark (partial value) in line with tax regulations.

     Under U.S. GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS 87, “Employers’ Accounting for Pensions” which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under SFAS 87, a pension asset representing the excess plan assets over benefit obligations is recognized in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method. Actuarial gains or losses within a 10% “corridor” are recognized.

Assets and liabilities held in trust

     Under German GAAP, assets and the equal liabilities held in trust are recorded on the balance sheet. Under U.S. GAAP, these items would likely not be recorded on the balance sheet.

Guarantees

     Under German GAAP, a guarantor records an accrual and a corresponding charge to the income statement when an enterprise has a present obligation as a result of a past event and it is expected, based on available evidence, that payment would have to be made to the guaranteed party.

     Under U.S. GAAP, a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee.

THE FEDERAL REPUBLIC OF GERMANY

GENERAL

Area, Location and Population

     The Federal Republic is situated in central Europe and comprises an area of about 138,000 square miles. Its total population was in the range of 82.3 million in 2001. Approximately 14% of the total population is concentrated in metropolitan areas with more than 500,000 inhabitants; the largest of these areas are Berlin, Hamburg, Munich, Cologne, Frankfurt am Main, Essen, Dortmund, Stuttgart, Dusseldorf and Bremen.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, Tables 3.1, 3.4, 3.6 and 3.7)

Government

     The Federal Republic is a federated republic whose constitution is codified in the Grundgesetz of 1949. It consists of 16 Federal States (Länder). The capital of the Federal Republic is Berlin. The Länder have legislative sovereignty over matters not expressly reserved to the legislative, executive and judicial bodies of the Federal Republic.

     The Grundgesetz provides for a Federal President (Bundespräsident), two Houses of Parliament (the Bundestag, which currently has 603 members and the Bundesrat, which consists of representatives of the 16 Länder governments), a Chancellor (Bundeskanzler) and a Federal Constitutional Court (Bundesverfassungsgericht). The Chancellor heads the Federal Government, consisting of the Chancellor and the Federal Ministers. The Bundespräsident acts as head of state.

     General elections for the Bundestag are held every four years. The last general election was held on September 22, 2002, and the next general election will be held in 2006. A political party is not entitled to party representation in the Bundestag unless it receives at least 5% of the votes cast or three direct mandates in a general election. The Chancellor is elected by and is responsible to the Bundestag and cannot be removed from office during his or her four-year term unless the Bundestag has agreed on a successor.

Political Parties

     The political parties currently represented in the Bundestag are the Social Democrats (SPD), the Christian Democrats (CDU) and its Bavarian sister party, the Christian Social Union (CSU), the Bündnis 90/Grüne and the Free Democrats (FDP). In addition, two candidates of the Party of Democratic Socialism (PDS) were elected into the new parliament via direct constituency seats.

     Since 1949, the Federal Republic has been governed by seven Chancellors over 15 electoral periods. Since the general elections in 1998 the Federal Government represents a coalition between the SPD and the Bündnis 90/Grüne and is led by Chancellor Gerhard Schröder of the SPD. This coalition was confirmed in the general elections of 2002.

     The following table shows the results of the five most recent general elections to the Bundestag.

	2002		1998		1994		1990		1987
	Elections		Elections		Elections		Elections(1)		Elections(2)
	% of		% of		% of		% of		% of
	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats	Votes	Seats
SPD	38.5	251	40.9	298	36.4	252	33.5	239	37.0	186
CDU/CSU	38.5	248	35.1	245	41.4	294	43.8	319	44.3	223
Bündnis 90/Grüne(3)	8.6	55	6.7	47	7.3	49	5.0	8	8.3	42
FDP	7.4	47	6.2	43	6.9	47	11.0	79	9.1	46
PDS	4.0	2	5.1	36	4.4	30	2.4	17	—	—
Others	2.8	—	5.9	—	3.6	—	4.2	—	1.4	—

Total		603		669		672		662		497

(1)	In 1990, Bündnis 90 (east German Grüne) and PDS were represented in the Bundestag pursuant to special provisions in the Treaty on Unity, relating to the political parties of the eastern Länder.

(2)	Does not include 22 members of the Bundestag from Berlin (West) without voting rights.

(3)	For 1987 includes only the results of the west German Grüne party; for 1990 includes the results of the west German Grüne party and of Bündnis 90 (east German Grüne); for 1994 and all subsequent periods includes the results of the combined Bündnis 90/Grüne.

(Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, Tables 4.3 and 4.6)

International Organizations

     In addition to the European Union (“EU”) and the European Monetary Union (“EMU”) (described below), the Federal Republic is also a member of various major multilateral institutions, including the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Development Association (“World Bank”), the Council of Europe, the Organization for Economic Cooperation and Development (“OECD”), the West European Union (“WEU”), and the North Atlantic Treaty Organization (“NATO”). In addition, it is a signatory to the General Agreement on Tariffs and Trade (“GATT”) and a member of the World Trade Organization (“WTO”). The Federal Republic is also a shareholder of, among others, the European Investment Bank, the European Bank for Reconstruction and Development, and the European Atomic Energy Community.

The European Union and European Integration

     The Federal Republic was a founding member of the European Coal and Steel Community (“ECSC”) in 1951, which later developed into the European Union (“EU”). Today, the Federal Republic is one of 25 member states of the EU. On May 1, 2004, ten new countries, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia became part of the EU, joining its previous members Austria, Belgium, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the “Member States”). The aggregate population of the Member States is now approximately 455 million. Furthermore negotiations with Bulgaria and Romania on their accession are still ongoing, and both countries are supported by the EU to prepare them for membership in 2007. Turkey was recognized as an applicant country in December 1999 and an “Accession Partnership” presented a road map for its preparation for potential membership.

(Source: www.europa.eu.int/comm/enlargement/enlargement.htm; www.europa.eu.int/abc/history/index_en.htm; http://europa.eu.int/comm/eurostat/Public/datashop/print-product/EN?catalogue=Eu rostat&product=KS-NK-04-001-_-N-EN&mode=download)

Economic integration

     From its inception, a fundamental objective of the EU and its predecessors has been the economic integration of its Member States. Culminating a long process, an internal market that provides for the free movement of goods and services, persons and capital among the Member States was established as of January 1, 1993. The integration of the Member States’ economies and the completion of a single market are also promoted by a European competition policy, which aims at creating a level playing field for Member States’ companies and promoting economic efficiency. In addition, various liberalization and harmonization measures are being implemented. Among other things, the telecommunications and energy sectors are being liberalized and opened for private competitors. In the financial sector, the single market has been fostered by providing for the free movement of capital and the freedom to perform banking services throughout the EU under the so-called “European Passport”, which enables financial institutions to provide financial services throughout the common market based on a single license obtained in one Member State.

     Another important policy area for the EU has been agriculture. Under the “Agenda 2000” reform, measures have been introduced to prepare the Member States’ agricultural sectors for the 2004 enlargement. Subsidies to this sector, which comprised 40% of the EU’s budget or EUR 45 billion in 2002, have been restructured to keep European farming competitive and reduce costs.

     A further tool with which the EU promotes economic integration is regional aid, which is designed to focus development efforts on certain disadvantaged regions and sections of population of the EU.

(Source: http://europa.eu.int/abc/index_en.htm; http://europa.eu.int/scadplus/leg/en/lvb/l24002.htm; European Commission, Europe in 12 lessons, 2003)

Monetary integration

     The Federal Republic is a signatory to, and has ratified, the Treaty on European Union of February 1992 (also known as the “Maastricht Treaty”). The Maastricht Treaty was the basis for the establishment of the European Economic and Monetary Union (“EMU”). EMU in turn led to the adoption, on December 31, 1998, of irrevocable conversion rates between the euro and the national currencies of the initial participating Member States and the introduction of the euro as the single European currency in the euro area on January 1, 1999. On January 1, 2002, bank notes and coins denominated in euro were introduced as legal tender in the 12 Member States now forming the euro area (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) to replace the national currencies.

     The European Central Bank (“ECB”) was established on June 1, 1998, as part of the European System of Central Banks (“ESCB”) and assumed sole responsibility for the monetary policy in the euro area on January 1, 1999. According to the Maastricht Treaty, the primary objective of the ESCB is to maintain price stability. The ESCB supports the general economic policies of the EU. See “Federal Republic of Germany — Monetary and Financial System” for more information on the ECB and ESCB.

(Source: European Commission, press release dated May 3, 2000, document number IP/00/422; “The History of the European Union: 2001”, http://www.europa.eu.int/abc/history/2002/index_en.htm; European Commission, press release dated May 3, 2000, document number IP/00/422; www.europa.eu.int/abc/history/2001/index_en.htm; www.europa.eu.int/abc/history/1998/index_en.htm; www.europa.eu.int/abc/history/1999/index_en.htm; http://www.ecb.de/enlargement/)

     To ensure continuous budgetary discipline in the euro area, the participating Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996, substantiating Article 104 of the Maastricht Treaty. According to the Pact, participating Member States must pursue the medium-term objective of achieving a balanced budget or even a budget surplus so as to create a margin that enables them to deal with cyclical fluctuations.

     Under the Maastricht Treaty, implementing regulations and the Pact, a participating Member State whose total public deficit exceeds the reference limit of 3% of GDP becomes subject to the “excessive deficit procedure”. Under this procedure, the Ecofin Council, based on recommendations by the Commission, suggests corrective measures aiming at a deficit reduction and then reviews the corrective measures taken by a Member State. If it determines that such corrective measures are not adequate, the Maastricht Treaty and the Pact provide for a wide range of remedies, up to and including the imposition of annual financial penalties of as much as 0.5% of a Member State’s GDP. Financial penalties may not be imposed, however, until the end of a further review period. However, the Pact provides that the 3% limit may be exceeded without triggering the risk of fines in the event of a severe economic downturn or an unusual event outside that participating Member State’s control (e.g., a significant natural disaster or a war having an impact on that Member State).

     The first excessive deficit procedure was initiated against Portugal in October 2002 and terminated in May 2004. A second such procedure was initiated against the Federal Republic in November 2002 and a third excessive deficit procedure was initiated against France in March 2003. In addition, the Commission has issued reports on the budgetary situation with respect to other Member States, including the Netherlands, Italy and Greece, and is currently considering whether to initiate early-warning or excessive deficit procedures with respect to these Member States.

(Sources: European Commission, press release dated October 16, 2002, April 2, 2003, April 28, 2004 and May 12, 2004; Ecofin Council, press release dated May 11, 2004; Deutsche Bundesbank, Monthly Report February 2003, p. 55; Eurostat, Euro indicators news release dated March 17, 2003)

Political integration

     The EU’s three main institutions are the Council of the European Union (representing the governments of the Member States), the European Parliament (elected by and representing the citizens of the Member States) and the European Commission (the executive body of the EU). In order to ensure that the decision-making process within the EU’s institutions continues to work effectively, the European Convention was formed in 2001. Its goal was to draft a European Constitution which sets out the powers and responsibilities of the institutions and the decision-making process, thus enabling the EU to cope with its main challenges in the mid-

term future, the enlargement of the EU and the increased involvement of EU citizens by introducing more democracy and transparency into the governance of the EU. The draft constitution was presented in July 2003.

     The Member States of the EU have agreed that a longer-term objective is the formation of a European Political Union. Current areas of close cooperation include foreign and security policy as well as internal and social affairs. However, the Member States, for the time being, retain sovereignty in most important areas of policy.

(Source: http://europa.eu.int/futurum/constitution/index_en.htm; European Commission, Europe in 12 lessons, 2003)

Statistical Disclosure Standards of the International Monetary Fund

     The Federal Republic currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

THE ECONOMY

Overview

     The Federal Republic’s economic system has developed since 1945 into a social market economy, combining the free initiative of the individual with progressive social principles. The Grundgesetz guarantees freedom of private enterprise and private property, provided that these basic rights must not be exercised against the public good. The state mainly has a regulatory function in the market economy, setting the general framework of conditions within which market processes take place. State intervention in price setting is limited to a very small number of industries.

Key Economic Figures

     The German economy is one of the world’s largest economies. In 2003, its gross domestic product (“GDP”) expressed at current prices was EUR 2,129.2 billion compared to EUR 2,110.4 billion in 2002. At constant prices (1995 = 100), real GDP for western Germany rose from EUR 897.0 billion in 1970 to EUR 1,479.6 billion in 1990 (the year of the German reunification). At 1995 prices, GDP for all of Germany, i.e. including the eastern Länder, rose from EUR 1,710.8 billion in 1991 to EUR 1,987.7 billion in 2003. This growth in GDP is primarily a result of gains in productivity. At 1995 prices, real GDP per person employed was EUR 52,000 in 2003, at which point 38.2 million persons were either employed or self-employed.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1; Statistisches Bundesamt, Statistisches Jahrbuch 2003, Table 24.2, Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2003, Tables 1.1, 2.5 and 2.10; Statistisches Bundesamt, Ergänzung zur Fachserie 18, Reihe S.21, Table 3.1.1)

     As in many advanced economies, the services sector of the Federal Republic has become a more important contributor to GDP than any other sector. In 2003, 22.4% of GDP, measured at 1995 prices, was generated by the producing sector (excluding construction), while construction contributed 4.3%. Distribution, catering trade and transportation services accounted for 18.8%, financing, rents and corporate services accounted for 30.1%, and other public and private services accounted for 19.9% of GDP. Private consumption totaled 56.6% of GDP, investment amounted to 19.0%, and state consumption equaled 19.7%. Exports and imports of goods and services accounted for 36.8% and 32.1% of GDP in 2003 at 1995 prices, respectively. Thus, the foreign balance of trade showed a surplus equal to 4.7% of GDP in 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

     During the first half of 2003, the German economy was suffering from slow growth of major trading partners due in part to increased geopolitical risks mainly associated with the Iraq conflict. However, the economy recovered slightly during the second half of the year, benefiting from rising exports resulting from the world-wide upswing. Nevertheless, the recovery was not big enough to compensate the growth loss of the first half and overall economic growth in the Federal Republic decreased further in 2003. Real GDP declined by 0.1%, compared to a growth of 0.2% in 2002, each expressed at 1995 prices.

(Source: Sachverständigenrat zur Begutachtung der gesamtwirtschaftlichen Entwicklung, Jahresgutachten 2003/04, pp. 47-48; Bundesministerium für Wirtschaft und Arbeit, Jahreswirtschaftsbericht 2004 der Bundesregierung)

     In April 2004, the German Federal Ministry of Economics and Labor forecast that German real economic growth would be in the range of 1.5% to 2.0% in 2004 and 2005. However, it expects that the growth rate will be at the lower end of this range with 1.5% in 2004. The increase in the growth rate is partially due to an increase in the number of working days compared to the year before. Furthermore, growth is expected to be driven mainly by rising exports as a result of the general global upswing, which is also expected to provide a modest stimulus to investments during the year. However, private consumption is expected to remain weak due to the difficult employment situation. Public spending is reduced by the reforms of the social security system and other efforts to reduce public deficits. Public households remain under significant pressure to cut spending. Public spending is expected to stagnate in 2004 on a nominal basis, and decline slightly in real terms. This is in part a result of shifting spending for medication and medical services from public to private households in the course of the health reform, as patients are now required to make higher contributions for these services. Furthermore, continued reductions in headcount on all levels of public authorities and significant reductions in benefits have an additional restraining effect. As growth is primarily driven by exports, the main risks to economic growth consist in a slowdown of the global upswing and a continued appreciation of the euro versus the U.S. dollar.

(Source: Bundesministerium für Wirtschaft und Arbeit, Jahreswirtschaftsbericht 2004 der Bundesregierung; http://www.bundesregierung.de/Nachrichten-,417.545913/artikel/Clement-Reformen-fuer-konjunkt.htm; http://www.bmwi.de/Navigation/root,did=31916.html)

     Exports of the Federal Republic totaled EUR 731.1 billion in 2003 at 1995 prices, corresponding to an increase of 1.2% compared to 2002 (in 2002, German exports increased by 3.4% compared to 2001). The unemployment rate rose from 9.8% of the civil workforce in 2002 to 10.5% in 2003 (as computed under the “national definition” used by the German authorities). Based on the method of calculation promulgated by the International Labour Organization (ILO) (the “ILO definition”), the unemployment rate increased from 8.1% to 8.7%. For an explanation of the differences between the national definition and the ILO definition, see “— Employment and Labor”. The rate of consumer price inflation decreased from 1.4% in 2002 to 1.1% in 2003. This decrease was mainly caused by domestic consumers’ sluggish demand, which limited the scope for price increases in the retail sector, and the considerable appreciation of the euro versus the U.S. dollar, which led to falling prices of imported goods and commodities. General government debt totaled EUR 1,283.5 billion at year-end 2002 and amounted to EUR 1,365.9 billion at year-end 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Tables VIII.3, IX.1, IX.6 and IX.7; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2003, Table 1.10; Statistisches Bundesamt, Wirtschaft und Statistik 1/2004, Preisentwicklung im Jahr 2003, p. 94)

     The following table shows certain key economic figures for the Federal Republic for the past five years.

KEY ECONOMIC FIGURES

	2003	2002	2001	2000	1999
	(EUR in billions)
GDP — at current prices	2,129.2	2,110.4	2,073.7	2,030.0	1,978.6
(change in %)	0.9	1.8	2.2	2.6	2.6
GDP — at 1995 prices	1,987.7	1,989.7	1,986.2	1,969.5	1,914.8
(change in %)	(0.1)	0.2	0.8	2.9	2.0
Unemployment Rate (national definition) (in %)	10.5	9.8	9.4	9.7	10.5
Rate of Inflation (year-to-year change in consumer price index in %)	1.1	1.4	2.0	1.4	0.6
Balance of Payments — current account	46.8	45.7	1.7	(27.9)	(22.5)
General government debt(1)	1,365.9	1,283.5	1,232.8	1,221.8	1,210.3

(1)	Definition according to Maastricht Treaty.

(Source: Deutsche Bundesbank, Monthly Report December 2002, Table IX.6; Monthly Report July 2003, Table IX.1; Monthly Report March 2004, Tables VIII.3, IX.1, IX.6, IX.7 and X.2)

Germany’s Budget Deficit and the Excessive Deficit Procedure

     Lower than expected total public sector receipts and higher labor market and social security expenditures resulted in a general government budget deficit for the Federal Republic in 2002 and 2003 exceeding the limit of 3% of GDP permitted under the Maastricht Treaty. The Federal Republic’s gross debt in 2002 and 2003 also exceeded the thresholds set by the Maastricht Treaty.

     The following table shows historical information on the Federal Republic’s general government deficit and debt as a percentage of GDP. The general government deficit refers to the excess of consolidated public sector expenditures over consolidated public sector proceeds. The public sector according to this definition includes the Federal Government, the Länder governments, the municipalities and the social security system. For the calculation of the fiscal Maastricht criteria, the accounting principles of the European System of National Accounts 1995 (“ESA95”) generally apply.

THE FEDERAL REPUBLIC’S FISCAL MAASTRICHT CRITERIA

	2003(1)	2002	2001	2000(2)	1999
General Government Deficit as % of GDP	3.9	3.5	2.8	1.2	1.5
General Government Debt as % of GDP	64.2	60.8	59.5	60.2	61.2

(1)	Provisional figures, partly estimated.

(2)	Adjusted for proceeds from the UMTS auction (EUR 50.85 billion). In the accounts of the Federal Statistical Office, UMTS proceeds are recorded under “net increase in non-produced assets”. As a result, according to the Federal Statistical Office, government spending in 2000 was lower and a surplus in the amount of EUR 22.8 billion, or 1.1 % of GDP, rather than a deficit, was achieved.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table VIII.3)

     In view of the excessive deficit, in November 2002, the European Commission announced the initiation of the excessive deficit procedure against the Federal Republic. In January 2003, the Council of Economics and Finance Ministers of the European Union (“Ecofin Council”) recommended that the Federal Government adopt certain measures to reduce the deficit and required that immediate measures be implemented to reduce the deficit by at least 1% of GDP on a cyclically adjusted basis. In addition, to support economic growth potential, the Ecofin Council urged the Federal Government to reform the German labor market and social security system. The Federal Government responded by initiating certain reform measures, in particular with general proposals known as “Agenda 2010” and certain tax reforms intended to promote growth. See “— Economic Policy — Agenda 2010” and “Public Finance — Tax Structure — Current tax reform measures”.

(Sources: www.europa.eu.int/news/index_en.htm; www.destatis.de/presse/deutsch/pm2003/p0200121.htm; Bundesministerium der Finanzen, Monthly Report March 2003, pp. 35-55; European Commission, press release PRES/03/15 dated January 21, 2003; Bundesregierung, news release dated May 14, 2003; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.gettxt=gt&doc=SPEECH/0 3/259|0|RAPID&lg=EN)

     In view of the Commission’s estimates that the general government deficit for 2003 would further increase despite the measures that had been taken by the Federal Republic, and that the deficit was likely to exceed 3% of GDP again in 2004, the Commission proceeded with the excessive deficit procedure and issued further recommendations to the Council pursuant to Article 104 sections 8 and 9 of the Maastricht Treaty. However, in November 2003, the Ecofin Council did not follow the Commission’s recommendation to proceed with the excessive deficit procedure, as it was of the opinion the Federal Government overall complied with the Council recommendations of January 2003. At the same time, the Federal Government committed itself to keep up its consolidation targets, including, among other things, to achieve a reduction in the cyclically-adjusted deficit of 0.6% of GDP in 2004 and of at least 0.5% of GDP in 2005 in order to reduce the general government deficit below 3%. The Federal Government believes that its reform program “Agenda 2010” (described below) is an integral part of the overall policy strategy to comply with the commitments entered into at the Ecofin Council meeting and expects to reduce the general government deficit to 2.5% by 2005.

     The Commission has challenged the resolution by the Ecofin Council of November 2003, claiming it violates the Pact. On January 28, 2004, the Commission filed an action with the European Court of Justice, requesting an accelerated proceeding with a decision due in three to six months.

(Source:http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=IP/03/1560|0|AGED&lg=EN&type=PDF; www.bundesregierung.de/Nachrichten-,417.589337/artikel/EU-Defizitverfahren-Kooperatio.htm; www.bundesfinanzministerium.de/Aktuelles/Pressemitteilungen-.395.22178/Pressemitteilung/Positive-Entwicklung-beim-Bund.htm; Bundesministerium der Finanzen, Monthly Report February 2004, p. 99; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=IP/04/35|0|RAPID&lg=EN&type=PDF; http://europa.eu.int/rapid/start/cgi/guesten.ksh?p_action.getfile=gf&doc=PRES/03/320|0|AGED&lg=EN&type=PDF)

Economic Policy

     The Federal Government’s foremost economic policy objectives are to promote economic growth and employment. In addition, in light of the challenges resulting from European integration, globalization and the emergence of a knowledge-based economy, the Federal Government aims to modernize the German economy and German society on every level. The Federal Government considers the aforesaid measures necessary also to improve the Federal Republic’s position as a business location in the worldwide competition for ideas and capital, innovation and investment. To achieve its goals, the Federal Government has adopted several major economic policy initiatives, including a consolidation of the budget, a reform of the social security system, a further opening up of product markets and a comprehensive tax reform. The recent tax reform, known as “Tax Reform 2000”, is designed to reduce the tax burden of businesses, families and employees, to promote economic growth and employment, and to strengthen the competitiveness of the German economy. See “Public Finance — Tax Structure — Tax Reform 2000”, below. In addition, the Federal Government has formulated a range of ecologically motivated policy measures geared towards the conservation of energy and the protection of the environment. It has also taken steps to facilitate raising venture capital and to improve the efficiency of the German capital markets.

Agenda 2010

     In order to continue and reinforce the course of reform, especially in respect of the social security system, the Federal Government has announced a bundle of measures designated as “Agenda 2010”. The “Agenda 2010” comprises, among other things, measures to strengthen the financial position of the municipalities, to make the labor markets more flexible, to reform the system of unemployment and welfare benefits, and to reform labor, social and tax laws to promote employment and economic growth.

2004 Federal budget

     On February 13, 2004, after an objection by the Bundesrat in the legislative procedure and a mediation procedure between the Bundestag and the Bundesrat, the Bundestag approved the 2004 Federal Budget. Among other things, the 2004 Federal Budget provides for net borrowings in the amount of EUR 29.3 billion and investments in the amount of EUR 24.6 billion.

     On December 19, 2003, the Bundesrat approved the Law accompanying the 2004 Federal Budget (Haushaltsbegleitgesetz). Among other things, the law accelerates the implementation of certain steps of the third stage of the Tax Reform 2000, which was originally scheduled to take effect on January 1, 2005, to January 1, 2004. The law is designed to stimulate economic growth by lowering the total tax burden on companies and individuals by EUR 15 billion in 2004 and, when the final phase of the Tax Reform 2000 will become effective on January 1, 2005, by a further EUR 6.5 billion in 2005. The Federal Government expects to finance the additional deficit primarily through a mixture of privatization proceeds and additional borrowings, as well as a reduction of subsidies.

(Sources: http://www.bundesregierung.de/Nachrichten/Artikel-,434.606281/artikel/Bundestag-beschliesst-Bundesha.htm; Bundesministerium der Finanzen, Monthly Report March 2004; http://www.bundesregierung.de/Nachrichten/Artikel-,434.578914/artikel/Reformen-der-Agenda-2010-verab.htm; http://www.bundesregierung.de/Nachrichten/Artikel-,434.509737/artikel/Bundeskabinettbeschliesst-wei.htm; http://www.bundesregierung.de/Nachrichten/Artikel-,434.509246/artikel/Finanzierung-der-dritten-Steue.htm; http://www.bundesfinanzministerium.de/Aktuelles/Pressemitteilungen-.395.19850/Pressemitteilung/Vorziehender-Steuerreform-200...htm)

Tax revenues and other Federal income

     The Federal budget is based on projected 2004 tax revenues of EUR 197.7 billion, which would represent an increase of EUR 5.8 billion, or 3.0%, compared to 2003. Other Federal income included in the budget is estimated to amount to EUR 30.1 billion in 2004, an increase of EUR 4.5 billion compared to 2003. This other income includes EUR 18.4 billion of anticipated proceeds from privatizations and the repayment of loans.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2004: Tabellen und Übersichten, November 2003, page 8; Bundesministerium der Finanzen, Monthly Report, February 2004, p.62; Bundesministerium der Finanzen, Monthly Report, March 2004, p. 85)

Social security expenditures

     Projected social security expenditures are budgeted at EUR 122.6 billion, or 47.6% of total expenditures, in 2004. This figure includes EUR 77.9 billion in Federal contributions to the compulsory pension insurance system (gesetzliche Rentenversicherung), an increase of approximately EUR 0.6 billion compared to 2003.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2004: Tabellen und Übersichten, November 2003, page 10; Bundesministerium der Finanzen, Monthly Report, February 2004, p. 48)

Promotion of the economy

     The 2004 budget provides for an amount of EUR 7.5 billion, or 2.9% of total budgeted expenditures, to promote the German economy. This amount includes EUR 1.2 billion in regional subsidies. An amount of EUR 2.2 billion has been budgeted for the promotion of the coal-mining industry. Furthermore, the Federal Government provides subsidies in the amount of EUR 0.8 billion to small and medium-sized enterprises to improve their productive performance and their ability to innovate.

(Source: Bundesministerium der Finanzen, Monthly Report April 2004, pp. 46 - 48)

Interest payments

     The Federal budget projects EUR 37.7 billion in interest payments in 2004, an increase of 2.1% compared to the previous year.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2003: Tabellen und Übersichten, November 2003, page 13; Bundesministerium der Finanzen, Monthly Report, March 2004, p. 86)

Privatizations

     In 2003, the Federal Government continued its policy of privatizing state-owned businesses. The Federal Government thereby intends to improve the competitiveness of the German economy and to foster employment and economic growth. The largest privatizations in the last two years included Nassauische Heimstätte Wohnungs- und Entwicklungsgesellschaft mbH and GEWOBAG Gemeinnützige Wohnungsbau-AG Berlin. The 2004 Federal budget is based on expected proceeds from privatizations of EUR 7.1 billion.

(Source: Bundesministerium der Finanzen, Bundeshaushalt 2004: Tabellen und Übersichten, November 2003, page 8; Beteiligungsbericht 2003, pages 3-7)

Gross Domestic Product

     The following tables show the structure of the Federal Republic’s real GDP at 1995 prices by expenditure and origin for each of the years indicated along with changes over the respective preceding period.

STRUCTURE OF REAL GDP — EXPENDITURE(1)

	2003	2002	2001	2000	1999	2003	2002	2001	2000
	(EUR in billions)					(change in %)
Private consumption	1,124.1	1,125.3	1,136.9	1,120.6	1,099.1	(0.1)	(1.0)	1.4	2.0
Government consumption	391.7	388.4	382.0	378.0	374.3	0.9	1.7	1.0	1.0
Machinery and equipment	147.9	152.5	167.8	176.5	160.3	(3.0)	(9.1)	(4.9)	10.1
Construction	209.8	217.1	230.5	242.1	248.7	(3.4)	(5.8)	(4.8)	(2.6)
Other investment	27.9	27.4	27.0	25.5	23.4	1.8	1.6	5.6	9.0
Changes in stocks(2)	(7.4)	(22.0)	(24.7)	(8.1)	(5.7)
Domestic demand	1,894.0	1,888.6	1,919.4	1,934.7	1,900.2	0.3	(1.6)	(0.8)	1.8
Net exports(2)	93.7	101.1	66.8	34.8	14.6
Exports	731.1	722.6	698.8	661.5	581.8	1.2	3.4	5.6	13.7
Imports	637.4	621.5	632.0	626.7	567.2	2.6	(1.7)	0.9	10.5
Gross domestic product	1,987.7	1,989.7	1,986.2	1,969.5	1,914.8	(0.1)	0.2	0.8	2.9

(1)	Figures computed in February 2004, assuming 1995 prices.

(2)	Percentage changes are not presented.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

STRUCTURE OF REAL GDP — ORIGIN(1)

	2003	2002	2001	2000	1999	2003	2002	2001	2000
	(EUR in billions)					(change in %)
Agriculture, forestry and fishing(2)	23.8	24.0	24.5	24.5	24.7	(0.8)	(2.0)	0.0	(0.8)
Producing sector (excluding construction)	445.7	443.8	444.3	447.3	430.5	0.4	(0.1)	(0.7)	3.9
Construction	86.1	90.1	95.8	102.1	105.1	(4.5)	(5.9)	(6.1)	(2.9)
Distribution, catering trade, transportation and telecommunications services	373.8	371.3	367.6	353.5	334.5	0.7	1.0	4.0	5.7
Financing, rents and corporate services	599.3	595.9	589.7	570.9	546.6	0.6	1.1	3.3	4.4
Public and private services(3)	395.1	394.8	389.6	388.4	382.1	0.1	1.3	0.3	1.6
All economic sectors	1,923.8	1,919.9	1,911.5	1,886.7	1,823.5	0.2	0.4	1.3	3.5
Economic sectors, adjusted(4)	1,817.3	1,815.2	1,806.6	1,786.4	1,730.5	0.1	0.5	1.1	3.2
Gross domestic product	1,987.7	1,989.7	1,986.2	1,969.5	1,914.8	(0.1)	0.2	0.8	2.9

(1)	Figures computed in February 2004, assuming 1995 prices.

(2)	The gross value added of the sector “Agriculture, forestry and fishing” is computed by subtracting the gross value added of all other economic sectors from the total, using the official figures provided in Deutsche Bundesbank, Monthly Report, March 2004, Table IX.1.

(3)	Includes care-at-home services.

(4)	Gross value added after deduction of assumed bank charges, but excluding taxes on products (offset against subsidies on products).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

Sectors of the Economy

Producing sector

     The producing sector of the Federal Republic grew rapidly after 1945. The main cause for this development was the Federal Government’s transition from a state-controlled economy to a social market economy, in which state intervention is limited to furthering social welfare and creating favorable economic conditions. Following German re-unification in 1990, the industry in the eastern Länder has undergone a restructuring process. Today, the German producing sector is characterized by a balanced mix of small, medium and large enterprises and is almost entirely privately owned. It is geographically concentrated in the western Länder of North-Rhine Westphalia, Bavaria, Baden-Württemberg, Hesse, Lower Saxony, Hamburg and Schleswig-Holstein, and in the eastern Länder of Saxony, Thuringia and Saxony-Anhalt. The main segments of the producing sector are motor vehicle manufacturing, electrical engineering, chemicals and mechanical engineering. In 2003, the sector’s aggregate contribution to real GDP was 26.7% (including construction).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

     The following table shows the output of the producing sector in index form using 2000 as the base year (2000 = 100) for each of the years indicated.

OUTPUT IN THE PRODUCING SECTOR(1)
(2000 = 100)

	2003(2)	2002	2001	2000	1999
Producing sector, total	98.5	98.3	99.6	99.9	95.3
Industry(3)	99.6	99.3	100.5	99.9	94.0
of which
Intermediate goods(4)	99.7	98.9	99.7	99.9	94.5
Capital goods(5)	102.2	101.1	102.3	99.9	91.1
Durable goods	86.2	92.0	100.4	99.9	96.2
Nondurable goods(6)	97.4	98.2	98.8	99.9	98.4
Energy(7)	99.7	97.4	97.3	99.9	100.2
Construction(8)	85.2	89.0	92.4	100.0	103.7

(1)	Adjusted for working-day variations.

(2)	Provisional figures.

(3)	Manufacturing sector, unless assigned to the main grouping energy, plus mining and quarrying.

(4)	Including mining and quarrying except energy-producing goods.

(5)	Including manufacture of motor vehicles and components.

(6)	Including printing and service activities related to printing.

(7)	Electricity, gas, steam and hot water supply, mining and quarrying of energy-producing materials, and especially manufacture of refined petroleum products.

(8)	The figures refer to the economic classifications “Site preparation” and “Building of complete constructions or parts thereof; civil engineering”.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.2)

Services sector

     As in most other industrialized countries, the services sector, which comprises distribution, catering trade and transportation services, financing, rents and corporate services, as well as other public and private services, has expanded rapidly in recent years and is currently the largest contributor to real GDP. In 2003, the sector’s aggregate contribution to real GDP was 68.8%. Within the services sector, financing, rents and corporate services is the largest segment in terms of contribution to GDP, contributing 30.1% of real GDP in 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

Employment and Labor

     Following German reunification, the unemployment rate of the combined workforce of the western and eastern Länder, calculated in accordance with the national definition used by the German authorities, rose from 7.7% in 1992, reaching a peak of 11.4% in 1997. Under the ILO definition, the unemployment rate rose from 6.2% in 1992 to 9.3% in 1997. In the period 1998 to 2001, the rate decreased to 9.4% under the national definition or 7.4% under the ILO definition. In the period 2002 to 2003, however, the unemployment rate rose again to 10.5% (national definition) or 8.7% (ILO definition) in the wake of sluggish economic growth. Since January 2004, the national definition of the unemployment rate has been modified. Now, the rate excludes unemployed persons who participate in certain training procedures (“Eignungsfeststellungs- und Trainingsmaßnahmen”). The effect on the unemployment rate amounts to a reduction of 0.2 percent. Under the new definition, the seasonally adjusted unemployment rate amounted to 10.4% in March 2004. A person is considered unemployed under the national definition used by the German authorities if he or she is registered as such and seeking work. The employed workforce also includes part-time employees working up to 15 hours a week. The ILO definition considers only those persons as unemployed who are available and seeking work. The number of people who were either employed or self-employed in 2003 was approximately 38.2 million.

(Source: http://www1.arbeitsamt.de/hst/services/statistik/aktuell/iiia4/zr_alob.xls; Deutsche Bundesbank, Monthly Report March 2004, Table IX.6; Deutsche Bundesbank, Seasonally Adjusted Business Statistics, April 2004, Table II.8 and “Erläuterungen”, p. 85; www.pub.arbeitsamt.de/hst/services/statistik/detail/hinweis.html; Statistisches Bundesamt, Fachserie 18, Reihe 1.1, Volkswirtschaftliche Gesamtrechnungen 2003, Tables 1.10 and 2.5)

     The following table shows data with respect to employment and unemployment for each of the years indicated. In the unemployment rates shown below, persons are counted as employed who are involved in programs such as vocational training, job creation plans or early retirement, which are designed to reduce unemployment, particularly in the eastern Länder.

EMPLOYMENT AND UNEMPLOYMENT

	2003(1)	2002	2001	2000	1999
Employed
(in thousands)	38,247	38,668	38,914	38,750	38,078
Unemployed
(in thousands) national definition (2)	4,376	4,060	3,852	3,889	4,099
Unemployment rate
(in %) national definition (3)	10.5	9.8	9.4	9.7	10.5
Unemployed
(in thousands) ILO definition (4)	3,661	3,396	3,110	3,065	3,333
Unemployment rate
(in %) ILO definition (3)	8.7	8.1	7.4	7.3	8.1

(1)	Provisional figures.

(2)	Registered unemployed persons, available and seeking work (but including persons working up to 15 hours per week).

(3)	As a percentage of the total work force (excluding armed forces).

(4)	Unemployed persons, available and seeking work.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.6; Monthly Report December 2002, Table IX.6; Statistisches Bundesamt, Fachserie 18, Reihe 3, 4th Quarter 2003, page 15)

     Beginning in 1989, increasing numbers of immigrants of German descent from eastern Europe and of Germans from the former GDR resulted in an accelerated growth of the workforce and contributed in part to the subsequent increase in the number of registered unemployed persons. As a result of the fundamental restructuring of the eastern German economy following reunification, a significant number of employees in the eastern Länder lost their jobs. In 2003, the unemployment rate in the eastern Länder was 18.5%, which is more than twice the unemployment rate of the western Länder (8.4%).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.6)

     In the past, wages in Germany typically experienced only moderate increases over time, partly as a consequence of high unemployment rates. The growth in unit labor costs, taking into account the increase in labor productivity, was even more moderate (average annual growth rate around 0.9% for the years 1999 to 2003). The following table shows changes in the wage level for each of the years indicated by reference to 1995 figures as reflected in various economic indices.

WAGE TRENDS
(1995=100)

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)
Wages and salaries per employee(2)	110.9	109.5	107.9	105.9	104.3
Change from previous year in %	1.3	1.5	1.9	1.6	1.5

(1)	Figures computed in February 2004.

(2)	Work place concept.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.9)

     Approximately one-third of the German work force is organized in unions. The German Trade Union Federation (Deutscher Gewerkschaftsbund) serves as an umbrella organization for eight such unions. Each member union typically covers employees of an entire industry sector, regardless of the precise type of work done by these employees (so-called “one union, one industry” principle). As a result, employers usually deal with only one negotiating partner on the labor side in each industry sector.

     The unions and employers of each industry sector enter into collective labor agreements (Tarifverträge), typically without government intervention. As a practical matter, the Tarifverträge apply to all employees of a given industry sector, regardless of whether or not a particular employee is unionized, so long as that employee’s employer is a member of the relevant association of employers, which is typically the case. In the eastern Länder, unions and employers have agreed on Tarifverträge that provide for a gradual increase in wages and salaries with a view to adjusting them over time to the levels paid in the western Länder. Tarifverträge are binding on both sides. Individual employment contracts may deviate from the terms of any applicable Tarifvertrag only if such deviations are expressly allowed by the Tarifvertrag or if they benefit solely the employee.

     Several German laws contain provisions that regulate labor disputes. These laws provide, for example, that any strike be approved by a vote of three-quarters of the members of the competent trade union. As a result, there are relatively few strikes in the Federal Republic compared to other countries.

Social Security Legislation

     The comprehensive system of social security legislation and services in effect in the Federal Republic includes health insurance, retirement and disability pensions, workers’ compensation, unemployment benefits, child welfare programs, care for physically and mentally handicapped persons, allowances to orphans and to single persons with dependents, and the provision of general public assistance to needy persons. The majority of the German population is covered by mandatory retirement and public health insurance. Most of the hospitals and institutions caring for children and handicapped persons are operated by municipalities, churches and charitable institutions. In 1995, compulsory nursing care insurance was introduced.

     Two-thirds of the financing of the various social security programs mentioned above is funded through social security contributions from employers and employees, and one-third is funded through direct contributions by the Federal Republic, the Länder, municipalities and other public institutions. The most important part of the social security system — retirement pensions, health insurance and unemployment insurance — is funded primarily through equal contributions by employers and employees.

     The Retirement Funds Act (Altersvermögensgesetz), effective since 2002, aims to ensure the long-term viability of the public pension scheme by off-setting the expected decline of public pension payments by payments from private pension schemes. The act is designed to encourage investments in private pension schemes on a capital-cover basis and to promote pension schemes run by employers by granting certain bonuses and tax benefits to employees.

     In 2002, the social security funds generated income in an aggregate amount of EUR 458.7 billion as shown in the national accounts, thereby falling short of the funds’ expenditures by EUR 6.6 billion. In 2003, the social security income amounted to EUR 468.7 billion, and expenditures were EUR 475.9 billion. The social security budget thus incurred a deficit of EUR 7.2 billion in 2003.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.7)

     In light of a difficult global economic situation and a changing population structure, the Federal Government is aware that structural reforms must take place to safeguard the sustainability of the social security systems over the long term. The restructuring and renewal of the welfare state is a part of the “Agenda 2010” referred to above.

     A first step to implement Agenda 2010 regarding health insurance was taken last year, when representatives of the Federal Government and of the opposition parties agreed on a law which aims at modernizing the system of health insurance and eliminating the budget deficit of public health insurance funds (Gesetz zur Modernisierung der gesetzlichen Krankenversicherung). The law became effective on January 1, 2004. Its main elements include additional contributions for health services by insured persons, changes to the system for physicians’ remuneration and changes in the market structure of the retail pharmacy business. The aim of the reform measures is to reduce the expenditures of public health insurance funds and thereby allow for lower insurance contributions. As these contributions are paid by both employees and employers, this will also reduce labor costs.

     Other recent steps to implement Agenda 2010 include changes to the public pension system designed to adapt the system to respond to the ageing of the population. Pension contribution payments and pensions are not being increased in 2004, which should have a stabilizing effect on labor costs. The introduction of a sustainability factor for public pension in 2005, reflecting the ratio between retirees and working people, will have a confining effect on pension payments if the number of retirees increases in proportion to working people. Legislative changes in the unemployment insurance include cuts in the benefits paid to unemployed persons. Furthermore, unemployment benefits to unemployed persons who refuse to accept job offers will be curtailed beginning in 2005.

(Source: www.bundeskanzler.de/Weitere-Meldungen-.8106.472179/Regierungserklaerung-von-Bun deskanzler-Schroeder.htm; www.bundesregierung.de/Themen-A-Z/Gesundheit-und-Soziales-,9950/Gesundheitsrefor m.htm; www.bundesregierung.de/Anlage589860/pdf_datei.pdf; www.bundesregierung.de/Artikel/-,413.620797/dokument.htm)

International Economic Relations

     International economic relations are of major importance to the German economy. In 2003, exports and imports of goods and services amounted to 36.8% and 32.1% of GDP at 1995 prices, respectively. The Federal Republic pursues a liberal foreign trade policy aimed at dismantling tariffs and other barriers to trade.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.1)

     Because the Federal Republic’s economy depends on exports it is particularly vulnerable to trade barriers, such as protective tariffs. The Federal Government therefore supports the efforts to reduce trade barriers, for example through the current negotiations by the World Trade Organization under the Doha Development Agenda.

(Source: www.bmwi.de/Navigation/Aussenwirtschaft-und-Europa/Aussenwirtschaftspolitik/hand elspolitik-eu-wto.html; www.bmwi.de/Navigation/aussenwirtschaft-und-europa,did=10246.html)

Balance of payments

     The Federal Republic typically achieves a surplus as far as the trading of goods is concerned. Traditionally, however, this surplus has been partially offset by deficits in other fields, such as in services, as well as by remittances by foreign employees to their home countries, the Federal Republic’s net payments to the EU and various other payments. Throughout most of the 1980s, the trade surplus more than offset these other deficits, resulting in positive current account balances. Since 1991, increases in expenditures for services and in transfer payments have resulted in persistent current account deficits. In 1997, the current account deficit was DM 14.9 billion (approximately EUR 7.6 billion), the lowest level since German reunification. During the following years, the current account deficit increased again reaching a peak of EUR 27.9 billion in 2000 due, among other things, to a rise in oil prices, structural readjustments of the capital markets in connection with the introduction of the euro and increases in the services deficit owing to expenditures of German tourists abroad. Since 2001, however, the Federal Republic returned to current account surpluses again, rising to EUR 46.8 billion in 2003.

(Source: Deutsche Bundesbank, Monthly Report March 2001, pp. 63 and 67; Deutsche Bundesbank, Monthly Report March 2004, Table X.2)

     Since the beginning of 2002, the euro has appreciated by about 40% against the U.S. dollar. This has raised fears that Germany’s export growth could weaken. The negative impact of the euro’s increase in external value on the German economy is potentially mitigated by a number of factors. Other EMU countries accounted for 42% of German exports in 2002, indicating that a major part of German sales abroad may not be affected by the dollar weakening. Therefore, according to preliminary data of the Deutsche Bundesbank, Germany’s price competitiveness vis-à-vis 19 industrial countries decreased by only 5% since the beginning of 2002. Furthermore, there may be positive influences of the stronger currency on the domestic economy. Lower import prices potentially cap consumer price inflation.

(Source: Deutsche Bundesbank, Monthly Reports March 2003 and 2004,Tables X.11; Deutsche Bundesbank, Zahlungsbilanzstatistik, February 2004, Table I. 3c; Deutsche Bundesbank, Monthly Report March 2004, Table X.13)

     The following table shows the Federal Republic’s balance of payments for each of the years indicated.

BALANCE OF PAYMENTS (BALANCES)

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)
	(EUR in millions)
Current account(2)
Foreign trade(3)	129,644	132,788	95,495	59,128	65,211
Supplementary trade items	(6,768)	(5,968)	(5,368)	(6,905)	(6,982)
Services(4)	(34,778)	(36,422)	(50,272)	(49,067)	(46,067)
Factor Income	(12,515)	(16,844)	(10,680)	(2,641)	(9,599)
Current transfers	(28,767)	(27,883)	(27,425)	(28,366)	(25,016)

Total current account	46,816	45,670	1,749	(27,851)	(22,454)
Capital transfers and purchases/ sales of intangible non-produced assets	316	(212)	(387)	6,823	(154)
Capital account
Total net capital (capital exports).	(55,015)	(68,715)	(26,233)	28,343	(22,931)
of which:
Total net German investment abroad (increase/capital exports: negative figure)	(174,719)	(247,663)	(270,632)	(364,291)	(346,737)
Total net foreign investment in Germany (increase/capital imports: positive figure)	119,704	178,948	244,399	392,634	323,806
Balance of unclassifiable transactions	7,439	21,192	18,838	(13,159)	33,003
Change in the Deutsche Bundesbank’s net external assets at transaction values (increase: negative figure)	2,658	(33,292)	32,677	48,230	(36,999)

(1)	Figures are subject to considerable uncertainty owing to changes in the method of data collection in foreign trade.

(2)	Foreign trade and services are recorded on the basis of exports (f.o.b.)/imports (c.i.f.), i.e. including the freight and insurance costs of imports.

(3)	Special trade according to the official foreign trade statistics. Special Trade consists principally of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and are exported. The reported figures are based on imports c.i.f. and exports f.o.b. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, page 275).

(4)	Excluding the freight and insurance costs included in the c.i.f. import value.

(Source: Deutsche Bundesbank, Balance of payments statistics, March 2004, Tables I.1 and I.9)

Balance of trade

     The following tables show information relating to foreign trade of the Federal Republic for each of the years indicated:

FOREIGN TRADE OF GOODS

	2003	2002	2001	2000	1999
	(EUR in millions)
Exports of goods (f.o.b.)	661,613	651,320	638,268	597,440	510,008
Imports of goods (c.i.f.)	531,970	518,532	542,774	538,311	444,797
Trade surplus	129,644	132,788	95,495	59,128	65,211

(Source: Deutsche Bundesbank, Balance of payments statistics, March 2004, Table I.1)

     The Federal Republic’s principal export goods are motor vehicles, machinery of all kinds, electrical engineering and chemical products.

     The principal import goods are chemical products, motor vehicles, machinery and metals. The Federal Republic has relatively few resources of industrial raw materials. It therefore largely depends on imports to satisfy its demand for raw materials. This dependence on foreign supplies is particularly significant in the case of metals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. The Federal Republic currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas requirements as well as all enriched uranium needed for nuclear energy.

COMPOSITION OF EXPORTED AND IMPORTED GOODS

	2003(1)
	Exports	Imports
	(EUR in billions)
Total	661.6	532.0
of which:
Coal and turf	0.2	1.0
Petroleum and gas	3.3	35.3
Nutrition	24.3	26.6
Textiles	11.2	12.0
Clothing	7.3	16.0
Paper	14.1	12.3
Chemical products	82.3	55.9
Iron and steel, non-ferrous metals	28.9	25.3
Machinery	91.1	37.0
Office machines and automatic data processing equipment	17.2	27.0
Electrical machinery	32.1	23.4
Special mechanical and optical goods	26.3	15.2
Motor vehicles and components	128.8	57.0

(1)	Preliminary data, last update March 5, 2004.

(Source: http://www.destatis.de/basis/d/aussh/aushtab2.htm)

FOREIGN TRADE (SPECIAL TRADE) BY GROUPS OF COUNTRIES AND COUNTRIES(1)

	2003	2002	2001
	(EUR in millions)
Exports to:
Total	661,613	651,320	638,268
Central and eastern Europe	79,970	75,373	69,914
France	70,006	68,721	69,601
United States	61,669	68,263	67,824
United Kingdom	55,307	53,761	52,764
Italy	48,785	47,335	47,119
The Netherlands	40,997	40,463	40,011
Belgium/Luxembourg	36,393	34,108	35,187
Austria	35,188	33,863	33,486
Spain	32,504	29,436	27,841
Switzerland	25,903	26,702	27,489
Southeast Asia(2)	24,557	25,282	24,735
China(3)	18,201	14,571	12,118
Sweden	14,305	13,496	12,978
OPEC Countries	14,003	14,689	13,669
Japan	11,838	12,576	13,103
Imports from:
Total	531,970	518,532	542,774
Central and eastern Europe	76,332	70,686	68,701
France	48,832	48,200	49,743
The Netherlands	44,404	40,751	43,233
United States	39,046	40,376	45,982
Italy	33,670	33,482	35,280
United Kingdom	31,961	33,075	37,259
Belgium/Luxembourg	27,710	26,505	28,521
Southeast Asia(2)	26,581	26,660	28,351
China(3)	25,024	21,338	19,942
Austria	21,026	21,047	20,664
Japan	19,139	19,896	22,910
Switzerland	19,036	19,461	19,753
Spain	16,421	15,532	15,226
Sweden	9,472	8,868	8,999
OPEC countries	7,304	6,977	8,220

(1)	Exports f.o.b. by country of destination, imports c.i.f. by country of origin. Special trade consists mainly of goods that are imported into the Federal Republic for use, consumption, adaptation or processing, as well as goods that are produced, manufactured, adapted or processed in the Federal Republic and subsequently are exported. (Source: Statistisches Bundesamt, Statistisches Jahrbuch 2003, page 275).

(2)	Includes Brunei, Darussalam, Hong Kong, Indonesia, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand.

(3)	Does not include Hong Kong.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table X.3)

MONETARY AND FINANCIAL SYSTEM

Background of the European System of Central Banks

     The European System of Central Banks (ESCB) comprises the European Central Bank (ECB) and the national central banks of the 25 Member States of the EU, while the Eurosystem consists of the ECB and the national central banks of the twelve Member States that have adopted the euro as their legal currency, Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

     The Eurosystem is responsible for the single monetary policy for the euro area. Its decision-making bodies are the Governing Council and the Executive Board of the ECB. The national central banks of the Member States that are not part of the Eurosystem are represented in the General Council, but have no voting right in the decision-making process. The Eurosystem’s primary objective is to maintain price stability. It supports the general economic policies of the EU.

     The Deutsche Bundesbank — Germany’s national central bank within the ESCB — now has the responsibility of implementing the single monetary policy in Germany and continues to perform various other tasks, including acting as the Federal Government’s fiscal agent and playing an important role in banking and financial market supervision, as further described below under the caption “— Financial System”.

(Source: European Central Bank, Annual Report 1999, pages 135-138; www.ecb.int/about/escb.htm; www.bundesbank.de/aufgaben/aufgaben.en.php)

Monetary Policy Instruments of the ESCB

     To achieve its operational goals, the ESCB conducts open market operations, offers standing facilities and requires credit institutions to maintain minimum reserves in accounts with the ESCB. Open market operations play an important role in the ESCB’s monetary policy because they steer interest rates and manage the liquidity situation in the market. Available open market operations are reverse transactions, outright transactions, the issuance of debt certificates or foreign exchange swaps, and the collection of fixed-term deposits. Standing facilities are designed to provide or absorb overnight liquidity and the imposition of minimum reserve requirements allows the ESCB to stabilize money market interest rates, create (or enlarge) a structural liquidity shortage and possibly contribute to the control of monetary expansion.

(Source: European Central Bank, Annual Report 1999, pages 48-54; www.ecb.int/about/monetarypolicy.htm)

Money Supply and Prices

     The ECB’s primary goal is to maintain medium-term price stability, defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. However, the ECB has clarified that it aims, within this definition, at an inflation rate close to 2%. This indicates the commitment to provide an adequate margin to avoid the risk of deflation. The stability-oriented monetary policy strategy of the Eurosystem used by the ECB to achieve this goal is based on two pillars: (i) analysis and assessment of short- to medium-term risks to price stability (economic analysis) and (ii) assessment of medium- to long-term monetary developments (monetary analysis) including a “natural” benchmark (reference value for the euro area money supply M3). The euro area money supply M3 is broadly defined as the sum total of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units and money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term of up to two years are excluded from M3 and its components. The Governing Council set the reference value for M3 at 4.5% growth per annum. In 2003, the annual growth rate of euro area M3 was 8.0%, thereby exceeding the reference value. This monetary growth is believed to be due to a large extent to investors’ preference for safe and liquid assets in the context of a low level of interest rates and a high volatility in financial markets. Against the background of declining financial market uncertainty, a steepening yield curve and the improved economic outlook, M3 growth decelerated in the final months of 2003.

(Source: European Central Bank, Monthly Bulletin, January 1999, pages 45-50, Monthly Bulletin, February 2004, page 9 and page S 5 Table 1; press release “Review of the Quantitative Reference Value for Monetary Growth”, December 2002)

     The following table shows price trends in Germany for the periods indicated.

PRICE TRENDS

	2003	2002	2001	2000	1999
	(change from previous year in %)
Harmonized Consumer Price Index	1.0	1.3	1.9	1.4	0.6
Consumer price index for all households	1.1	1.4	2.0	1.4	0.6
Index of producer prices of industrial products sold on the domestic market	1.7	(0.6)	3.0	3.1	(1.0)

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IX.7; www.destatis.de/indicators/d/vpi020vj.htm)

     The following table shows the principal indicators relating to money supply for each of the years indicated.

MAIN MONETARY INDICATORS

	As per December 31,(1)
	2003(3)	2002(3)	2001(3)	2000	1999
	(EUR in billions)
Currency in circulation(2)	388.7	333.0	233.4	348.4	349.9
Money Stock M1	2,673.7	2,439.3	2,222.3	2,077.1	1,964.0
Money Stock M2	5,225.3	4,913.6	4,618.2	4,290.0	4,133.3
Money Stock M3	6,136.9	5,768.1	5,408.0	4,900.7	4,775.1
	Annual change in %, December comparison (4)
Money Stock M1	10.5	9.7	5.9	5.7	10.0
Money Stock M2	7.5	6.6	6.5	3.7	5.2
Money Stock M3	7.0	6.9	8.0	4.2	6.1

(1)	Monetary aggregates comprise monetary liabilities of MFIs and central government (post office, treasury) vis-à-vis non-MFI euro area residents excluding central government. M1 is the sum of currency in circulation and overnight deposits; M2 is the sum of M1, deposits with an agreed maturity of up to two years and deposits redeemable at notice of up to three months; and M3 is the sum of M2, repos, money market fund shares/units and debt securities up to two years.

(2)	Excluding credit institutions’ cash in hand, including notes and coins held abroad.

(3)	Euro area enlargement in 2001.

(4)	Annual changes of euro area M3 are calculated from monthly differences in levels adjusted for reclassification, other revaluations, exchange rate variations and any other changes which do not arise from transactions.

(Source: European Central Bank, Monthly Bulletin, March 2004, Tables 2.3.1, 2.3.2; Monthly Bulletin July 2002, Tables 2.4.1, 2.4.2; Monthly Bulletin July 2001, Tables 2.4.1, 2.4.2)

Official Foreign Exchange Reserves

     The following table shows the breakdown of the Federal Republic’s official foreign exchange reserves as of the end of the years indicated.

OFFICIAL FOREIGN EXCHANGE RESERVES OF THE FEDERAL REPUBLIC

	As of December 31,
	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)
	(EUR in millions)
Gold	36,533	36,208	35,005	32,676	32,287
Foreign Currency Balances	32,538	40,522	49,489	53,377	52,420
International Monetary Fund Reserve Position and Special Drawing Rights	7,609	8,272	8,721	7,762	8,332
Claims on the European Central Bank (net)	—	—	—	—	—

Total	76,680	85,002	93,215	93,815	93,039

(1)	External position of the Deutsche Bundesbank in the European Monetary Union. Assets and liabilities vis-a-vis all EMU member countries and non-EMU member countries.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table X.9)

     The Federal Republic’s foreign reserve assets are currently managed by the Deutsche Bundesbank. The 12 participating Member States in the EMU have transferred foreign reserve assets in an aggregate amount equivalent to approximately EUR 40.5 billion to the ECB, consisting of foreign currency reserves and gold. The ECB manages the foreign reserve assets transferred to it. The foreign reserve assets not transferred to the ECB continue to be held and managed by the national central banks of the twelve participating Member States. In order to ensure consistency within the single monetary and foreign exchange policies of the EMU, the ECB monitors and coordinates market transactions conducted with those assets.

(Source: European Central Bank, Annual Report 1998, page 74; European Central Bank, Annual Report 2002, page 199)

External Positions of Banks

     The following table shows the external assets and liabilities of the Deutsche Bundesbank and the commercial banks of the Federal Republic as of the end of each of the years indicated.

FOREIGN FINANCIAL ASSETS AND LIABILITIES BY SECTOR

	2003	2002	2001	2000	1999
	(EUR in billions)
Deutsche Bundesbank
Assets	95.4	103.9	76.1	100.8	142.0
Liabilities	10.4	9.0	8.8	6.6	6.2
Net Position	85.0	94.9	67.4	94.2	135.8
Banks
Loans to foreign banks	769.6	690.6	596.1	507.7	427.1
Loans to foreign non-banks	576.3	558.8	570.3	475.8	396.1
Loans from foreign banks	590.7	614.2	622.7	586.0	483.6
Loans from foreign non-banks	307.3	319.2	350.6	314.9	284.4

(Source: Deutsche Bundesbank, Monthly Report March 2004, Tables IV.4, X.9)

Foreign Exchange Rates and Controls

     The euro is a freely convertible currency. Since its introduction, it has become the second most widely used currency internationally. Currency transactions do not require licenses or other permissions. Capital market transactions are equally not subject to any license or similar requirements. Gold may be imported and exported freely, subject only to the levy of VAT on some transactions.

     The following table shows the exchange rates for selected currencies into the euro for the past five years.

ANNUAL AVERAGE EXCHANGE RATES OF THE EURO(1)

	2003	2002	2001	2000	1999
U.S. dollars per 1 euro	1.1312	0.9456	0.8956	0.9236	1.0658
Pound sterling per 1 euro	0.6920	0.6288	0.6219	0.6095	0.6587
Japanese yen per 1 euro	130.97	118.06	108.68	99.47	121.32
Swiss franc per 1 euro	1.5212	1.4670	1.5105	1.5579	1.6003

(1)	Calculated from daily quotations.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table X.11)

Financial System

     As of January 31, 2004, 2,224 financial institutions in Germany reported an aggregate balance sheet total of EUR 6,463.7 billion to the Deutsche Bundesbank. According to the Deutsche Bundesbank’s own classification, these institutions included 259 commercial banks with an aggregate balance sheet total of EUR 1,821.8 billion and 128 subsidiaries and branches of foreign banks located in the Federal Republic with an aggregate balance sheet total of EUR 381.9 billion.

     In addition to the commercial banks, there were 491 savings banks and their 13 central institutions, and 14 special purpose credit institutions. As of January 31, 2004, the aggregate balance sheet total of the savings banks was EUR 984.2 billion, and the aggregate balance sheet total of their 13 central institutions was EUR 1,345.5 billion. The aggregate balance sheet total of the special purpose credit institutions was EUR 530.8 billion.

     Furthermore, the Federal Republic’s banking system comprises 1,393 credit cooperatives (with an aggregate balance sheet total of EUR 560.6 billion as of January 31, 2004) and their two regional institutions (with an aggregate balance sheet total of EUR 185.8 billion), 25 mortgage banks (with an aggregate balance sheet total of EUR 862.4 billion) and 27 building and loan associations (with an aggregate balance sheet total of EUR 172.6 billion).

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table IV.2)

     All banks other than the Deutsche Bundesbank and KfW are regulated by the German Banking Act. German commercial banking institutions operate as “universal” banks and are not restricted by law or otherwise from offering a complete range of diverse financial services.

     The system of supervision of financial services in Germany was reorganized in 2002. The task of the new Financial Supervisory Authority is to provide integrated financial services supervision, intended to better address the needs of the capital markets for the protection of investors and insured persons, and to enable financial services providers to install more adequate cross-sector risk-management devices. Overall, the reform was intended to strengthen the German financial markets, especially in respect of competition with other European countries. The Deutsche Bundesbank is closely integrated into the ongoing supervision of the banking sector by the Financial Supervisory Authority.

(Source: Bundesministerium der Finanzen, press release dated March 22, 2002; Bundesanstalt für Finanzdienstleistungsaufsicht, press release dated April 29, 2002; Deutsche Bundesbank and Bundesanstalt für Finanzdienstleistungsaufsicht, joint press release dated November 4, 2002)

Securities Market

     The Federal Republic’s securities market is among Europe’s largest. Trading in listed securities is not legally or otherwise confined to the stock exchanges. It is estimated, however, that most transactions in equity securities are executed through stock exchanges. By contrast, debt securities, although typically listed, are predominantly traded over-the-counter.

     Highly developed secondary markets, combined with the distribution strength of an extensive network of commercial banks, provide the basis for the Federal Republic’s position in the world’s capital markets. Equity and debt issues are generally underwritten and distributed through banking syndicates, which typically include commercial banks as well as certain regional and specialized institutions.

     In 2003, sales of debt securities and shares amounted to EUR 170.2 billion and EUR 17.4 billion, respectively. The most important stock exchange in the Federal Republic is the Frankfurt Stock Exchange, operated by Deutsche Börse AG with a total turnover in 2003 of EUR 2,776.3 billion, accounting for 87.7% of the total turnover on German securities exchanges.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table VII.1 and Deutsche Börse, Cash Market: Monthly Statistics — January 2004; http://deutsche-boerse.com/dbag/dispatch/s/B72F5397492B57473DBDA0E56F6CE2C5/de/notescontent/gdb_navigation/information_services/ 40_Statistics_Analysis/20_Spot_Market/INTEGRATE/statistic?notesDoc=Monatsstatistik+Kassamarkt)

PUBLIC FINANCE

Receipts and Expenditures

     The Federal Government, each of the Länder governments and each of the municipalities have separate budgets. The federal budget is the largest single public budget.

     The fiscal year of the Federal Republic is the calendar year. The annual Federal budget is passed by an act of Parliament. On the basis of a proposal prepared by the Ministry of Finance, the Federal Government introduces the Federal Budget Bill to the Parliament, generally in the fall of each year. The proposal has to pass through three Bundestag sessions, the budget committee and the Bundesrat, which deliberates the proposal twice. The final vote on the proposal is taken by the Bundestag in its third session.

     In addition to the federal, Länder and municipal budgets, there are separate budgets of the social security system and various special funds (Sondervermögen) of the federal administration that are created for specific public purposes.

     Starting with the 2001 fiscal year, a new budgetary classification took effect. Because receipts and expenditures are allocated differently under the new classification, line items contained in the budgets drawn up for the 2001 and subsequent fiscal years are not necessarily comparable with the respective line items contained in budgets for prior periods. This is true especially with respect to General Services and General Financing.

     In 2003, total consolidated public sector receipts as shown in the national accounts amounted to EUR 959.2 billion, with tax receipts of EUR 482.3 billion and social security contributions of EUR 395.5 billion.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.2)

     In 2003, turnover taxes (i.e., VAT and import-turnover tax) and income taxes amounted to EUR 137.0 billion and EUR 162.6 billion, respectively. In addition to these taxes, the Federal Government, the Länder governments and the municipal authorities each levied special taxes, for example on tobacco, beer and motor vehicles. The joint taxes are distributed among the Federal Government, the Länder governments and municipal authorities, according to a predetermined formula.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Table VIII.5)

     Consolidated public sector expenditures in 2003, as shown in the national accounts, amounted to a total of EUR 1,041.3 billion. The most significant consolidated public sector expenditures were social transfers and benefits (EUR 588.3 billion) and employee compensation (EUR 168.2 billion). Other significant consolidated public sector expenditures included gross capital formation, which totaled EUR 31.1 billion, and interest on public debt, which totaled EUR 66.2 billion.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.2)

     The consolidated budget deficit shown in the national accounts increased from an amount of EUR 74.3 billion in 2002 to EUR 82.1 billion in 2003. In 2003, the budget deficit was 3.9% of GDP.

(Source: Deutsche Bundesbank, Monthly Report March 2003, Table VIII.3)

PUBLIC SECTOR ACCOUNTS(1)

	2003	2002	2001	2000	1999
	(EUR in billions)
Federal Government, Länder governments and municipalities
Receipts	581.0	577.3	575.2	593.2	575.9
of which taxes(2)	482.3	477.6	476.3	498.4	478.7
Expenditures	655.9	645.0	630.8	566.7	610.7
Balance	(74.9)	(67.7)	(55.6)	26.5	(34.8)
Social security
Receipts	468.7	458.7	445.8	434.8	430.4
Expenditures	475.9	465.3	449.1	434.5	425.0
Balance	(7.2)	(6.6)	(3.3)	0.3	5.4
Consolidated public sector
Receipts	959.2	949.5	942.5	955.3	935.1
Expenditures	1,041.3	1,023.9	1,001.4	928.5	964.5
Balance	(82.1)	(74.3)	(58.9)	26.8	(29.4)

(1)	Definition according to the national accounts.

(2)	Excluding taxes of domestic sectors to EU.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Tables 3.4.3.2, 3.4.3.3, 3.4.3.7)

FEDERAL GOVERNMENT ACCOUNTS(1)

	2003	2002	2001	2000	1999
	(EUR in billions)
Receipts	274.5	267.6	262.6	267.5	259.2
of which taxes(2)	245.9	240.8	236.6	244.7	234.2
Expenditures	312.4	301.8	291.0	239.6	289.7
Total balance	(38.0)	(34.2)	(28.3)	27.9	(30.5)

(1)	Definition according to the national accounts.

(2)	Excluding taxes of domestic sectors to EU.

(Source: Statistisches Bundesamt, Fachserie 18, Reihe 1.2, 2003, Table 3.4.3.4)

FEDERAL GOVERNMENT EXPENDITURES(1)

	2005(2)	2004(2)	2003	2002	2001
	(EUR in millions)
Expenditures total	251,200	257,300	256,703	249,286	243,145
Selected categories:
Education, science, research, cultural affairs	11,951	11,887	10,936	10,956	10,633
Social security	111,573	122,583	118,299	111,855	102,034
of which:
Subsidies to social welfare insurance (including unemployment insurance)	86,982	88,689	88,350	83,926	75,896
Family and child benefits	2,804	2,989	3,171	3,314	3,325
Labor market policy	13,415	22,551	17,478	15,408	13,462
Promotion of savings and investments	500	500	612	482	486
Defense	28,489	28,121	28,384	28,391	27,958
Transportation / communication	10,776	10,836	10,096	10,021	9,775
General financing	41,332	37,711	39,591	40,119	43,530
of which:
Debt service	41,183	37,693	36,895	37,093	37,662
Other expenditures
Economic cooperation	3,790	3,721	3,675	3,672	3,697
Health	340	365	441	357	403
Housing, regional planning, municipal community services	2,134	2,025	1,826	2,237	2,200
Food, agriculture, forestry	1,119	1,099	1,097	1,180	1,371

(1)	The information presented in this table concerning expenditures is not comparable to the information concerning expenditures presented in the table “Federal Government Accounts” as the information is derived from different sources and is the result of different methods of data compilation.

(2)	Government projection.

(Source: Bundesministerium der Finanzen, Finanzbericht 2004, Table 2, pages 212-214, Table 4, pages 224-229; Bundesministerium der Finanzen, Monthly Report February 2004, pp. 35-64; Bundesministerium der Finanzen, Monthly Report April 2004, pp. 33-56, and Tables 3-5, pp. 85-91)

Tax Structure

Income tax

     The Federal Government’s largest source of revenue is income tax. Employees pay income tax in the form of payroll taxes, which employers are required to deduct from employees’ salaries or wages and pay directly to the tax authorities. In contrast, self-employed persons typically pay estimated taxes during the year before filing their annual income tax return. The income tax payable with respect to taxable income generated during the 2004 fiscal year is calculated on the basis of (i) a personal allowance in the amount of EUR 7,664 for single persons/EUR 15,329 for married couples that applies to all taxpayers, (ii) progressive tax brackets ranging from 16% to 45%, and (iii) a flat rate of 45% for net income in excess of EUR 52,151 for single persons/EUR 104,303 for married couples. In addition, a solidarity surcharge of 5.5% is imposed on the applicable income tax rate — with certain allowances — to finance the restructuring processes in the eastern Länder. Capital income received by domestic taxpayers is subject to capital income withholding tax (Kapitalertragsteuer) at a rate of 30% for interest payments and 20% for dividend payments, subject to an allowance in the amount of EUR 1,421 (EUR 2,842 for married couples). The tax withheld is credited against the taxpayers’ income tax liability. For future changes in these tax rates see “— Tax Reform 2000”.

     Since January 2001, income generated by corporations is subject to corporate income tax at a flat rate of 25% (in 2003, however, the rate temporarily rose to 26.5% due to of the flooding in eastern Germany), reduced from 45% on retained earnings and 30% on distributed profits. The full imputation system previously used in connection with the taxation of dividends has been replaced by the so-called “half income system” in 2002 to make cross-border investment within the EU more attractive. Under the half income system, only half of the distributed profits of a corporation are included in the shareholders’ personal income for tax purposes. In turn, it is no longer necessary to credit the corporate tax paid by the company against the shareholders’ income tax liability. Starting with the 2002 tax year, capital gains from the sale of shareholdings from one corporation to another are generally tax-exempt. Private shareholders are able to sell their stakes in corporations after a minimum holding period of one year without having to pay taxes, unless they hold a substantial interest of 1% (10% prior to 2002). If the sale is subject to tax, i.e. when shares are sold within the one-year holding period or represent a substantial interest, the half-income system applies. The tax-free allowance for the sale or closure of a business is EUR 45,000 in 2004. Alternatively to the “one fifth rule”, a tax privilege for extraordinary income aimed at reducing the impact of progressive tax rates (called “one fifth rule” because it is computed by dividing the eligible extraordinary income by five and subsequently multiplying the resulting tax liability by five), entrepreneurs retiring from business can now opt for the so called “half-average tax rate” since the tax year 2001 (56% from 2004). Retiring entrepreneurs thus also have the option to have profits from the sale or closure of agricultural, business and professional undertakings and partnership shares taxed at this reduced tax rate. Various measures have been adopted to finance the foregoing tax relief, e.g. the declining-balance tax depreciation rate for movable assets was reduced from 30% to 20% and the depreciation rate for buildings owned for business purposes fell from 4% to 3%.

Value-added tax

     Value-added tax (“VAT”) is imposed on the value added to most goods and services. The rate applicable to most goods and services is 16%. Certain items that are classified as basic necessities are subject to a 7% rate.

Environmental tax

     On April 1, 1999, an environmental tax scheme was introduced in order to encourage energy conservation and at the same time lowering contributions to the public pension system, thereby allocating the burden of taxes and contributions more equally among labor, capital and natural resources.

Trade tax

     Historically, the trade tax, which is levied at municipal level, comprised a tax on both the trade earnings and the trade capital of a business. The trade capital tax was abolished in 1998. By contrast, the trade earnings tax is still in effect. Its rate varies and depends on a number of factors, including the nature of the business subject to the trade tax as well as the municipality that levies the tax. A business’s trade earnings are calculated in accordance with specific rules and are not necessarily identical with that business’s earnings as calculated for other purposes. The trade tax is deductible as an operating expenditure and thus has an effect on personal as well as corporate income taxes. Unincorporated businesses, which already particularly benefit from the significant cuts in income tax rates in the wake of the Tax Reform 2000 (described below), thereby obtain an additional reduction of their tax burden. The trade tax will be credited against their income tax liability in a standardized form. The income tax applicable to unincorporated businesses will be reduced by an amount equal to 1.8 times the assessment basis for trade tax. As a result of the legislative mediation procedure, these provisions have been readjusted with respect to their precise objective in order to limit over-compensation. Ultimately, however, the majority of unincorporated companies will still be afforded full relief from trade tax through various available procedures.

Tax Reform 2000

     In July 2000, the Tax Reduction Act (Steuersenkungsgesetz) and, in November/December 2000, the Supplementary Tax Reduction Act (Steuersenkungsergänzungsgesetz) were adopted as part of the so-called “Tax Reform 2000”, an ambitious tax reduction program that came into effect on January 1, 2001. The main beneficiaries of the Tax Reform 2000 are families, employees and small and medium-sized enterprises. Until 2005, the Tax Reform 2000 is expected to provide for a total annual relief in the amount of EUR 32 billion compared to the 1998 tax burden.

     The personal allowance for personal income tax payers was increased to EUR 7,664 for single persons and EUR 15,329 for married couples (from EUR 7,235 and EUR 14,471, respectively, since 2002) as from January 1, 2004. The minimum tax bracket was decreased to 16% (from 19.9% since 2002), while the maximum tax bracket was reduced to 45% (from 48.5% since 2002) from the same date. These measures are based on the second reduction stage of the Tax Reform 2000 which had originally been planned for 2002 but had ultimately been delayed for one year in light of the flooding, as well as a further tax relief within the scope of the third reduction stage, which was partly implemented one year earlier than scheduled under the Budget Support Act 2004 (Haushaltsbegleitgesetz 2004) in order to boost domestic growth. The maximum flat rate is applied only to taxable income in excess of EUR 52,151 for single persons and EUR 104,303 for married couples. The Tax Reform 2000 will be concluded on January 1, 2005 with the minimum tax bracket decreasing to 15% and the maximum tax bracket falling to 42%. These tax cuts are partly financed by reducing financial subsidies and tax privileges.

     In addition to the Tax Reform 2000, the Bundestag adopted the Act for Development of Corporate Taxation (Gesetz zur Fortentwicklung des Unternehmenssteuerrechts), which took effect on January 1, 2002. This act contains a number of short-term measures particularly benefiting small and medium-sized enterprises. Most importantly, a reinvestment reserve makes it easier for small and medium-sized partnerships to restructure their equity, resulting in a total relief of EUR 650 million. Using this reinvestment reserve, partnerships can transfer profits from the sale of shares in corporations, up to a maximum of EUR 500,000, to new purchases of shares, but also to plant and depreciable movable assets. Additionally, the act contains provisions on the tax treatment of international transactions and the taxation of affiliated enterprises. Since 2004, loss carry-forwards for both companies and private individuals are limited. Losses up to an amount of EUR 1 million (EUR 2 million for married couples) can be carried forward in full, while losses exceeding this threshold can be carried forward only to 60%.

     Pursuant to the Act to Promote Tax Honesty dated December 23, 2003, a tax amnesty will be granted to non-complying taxpayers if they make a declaration of unreported income and pay a flat tax rate on such income by March 31, 2005 at the latest. The act allows taxpayers to avoid sanctions for a limited period if they pay taxes due payable for earlier years at a flat rate. The fiscal authorities are also given better means of investigation in order to achieve greater justice in taxation in the future.

Current tax reform proposals

     The Federal Government has presented draft legislation proposing a modification of the income tax treatment of contributions to and pension payments by the public pension scheme. The proposal sets forth a gradual transition to a taxation of pension payments, while contributions are tax exempt.

(Source: www.bundesfinanzministerium.de/Steuern-und-Zoelle/Lexikon-Steuern-A-Z-.701.htm; www.bundesfinanzministerium.de/Anlage22234/Tax-reform-2000-An-overview-Adobe-Acr obat-5.0.pdf; www.bundesfinanzministerium.de/Anlage22909/BMF-Schreiben-vom-17.-Februar-2004-IV -C-1-S-2056-4/04.pdf;
Bundesministerium der Finanzen, Monthly Report January ..2004, pages 35-43 and 59-64;
http://www.bundesregierung.de/dokumente/-,413.544169/Artikel/dokument.htm)

     The following table provides an overview of tax revenues of the Federal Government, Länder governments and municipalities divided by categories for the past five years.

TAX REVENUES OF THE FEDERAL, LÄNDER AND MUNICIPAL AUTHORITIES(1)

	2004(2)	2003	2002	2001	2000
	(EUR in millions)
Federal taxes(3)	85,960	86,616	83,494	79,277	75,504
Share of the Federal Government in(4):
Wage tax and assessed income tax	55,760	58,505	59,386	60,094	62,882
Capital gains tax and corporate tax	11,175	8,638	8,444	10,230	18,545
Interest withholding tax	3,003	3,358	3,730	3,943	3,227
Value added and import-turnover tax	71,405	70,427	71,043	72,257	73,264
Trade tax	1,280	2,306	1,754	1,513	1,327
Total Federal taxes(5)	188,883	191,943	192,051	193,767	198,790
Länder taxes(6)	20,043	18,713	18,576	19,628	18,444
Share of the Länder governments in(4):
Wage tax and assessed income tax	55,760	58,505	59,386	60,094	62,882
Capital gains tax and corporation tax	11,175	8,638	8,444	10,230	18,545
Interest withholding tax	3,003	3,358	3,730	3,943	3,227
Value added and import-turnover tax	64,611	63,725	64,283	63,794	64,683
Trade tax	1,664	2,697	2,107	1,894	1,815
Total Länder taxes(7)	180,766	177,577	178,552	178,691	189,493
Municipal authorities taxes(8)	10,587	10,326	9,958	9,866	9,633
Share of the municipalities in:
Wage tax and assessed income tax	20,499	21,565	21,977	22,285	23,074
Value added and import-turnover tax(9)	2,884	2,844	2,869	2,885	2,925
Trade tax	25,050	24,139	23,489	24,533	27,026
Total municipal authorities taxes	54,016	51,788	52,542	54,059	57,136
Revenues of EU (10):
Customs duties	2,850	2,877	2,896	3,191	3,394
Value added tax	3,450	5,209	5,145	8,509	9,496
Tax based on nominal GNP	13,800	12,840	10,518	8,031	8,943
Total tax revenues	443,764	442,233	441,704	446,247	467,252

(1)	The information presented in this table concerning Federal tax receipts is not comparable to the information concerning tax receipts in the table “Federal Government Accounts” as the information was derived from different sources and is the result of different methods of data compilation.

(2)	Estimated figures, based on the Federal Government’s growth rate forecast for nominal GDP of 2.3% in 2004.

(3)	Including, among others, taxes on tobacco, distilled spirits and mineral fuels.

(4)	Shared taxes are levied by the Federal Government (with the exception of the trade tax which is levied by the municipal authorities) and distributed among the Federal Government, the Länder governments and the municipalities according to specific distribution schedules.

(5)	Net of Federal grants to certain Länder and of EU contributions.

(6)	Includes, among others, taxes on property, motor vehicles and beer.

(7)	Including Federal grants to certain Länder.

(8)	Includes, among others, inheritance and gift tax, taxes on real property.

(9)	Municipalities share in value added tax and import-turnover tax.

(10)	Reflects revenue collections made by the Federal Government on behalf of others.

(Source: Bundesministerium der Finanzen, Finanzbericht 2004, Table 12, pages 280-281)

Government Participations

     At the end of 2003, the Federal Republic held direct participations in 98 public or private enterprises, and various special funds held participations in 20 (18 without double counting) enterprises. The aggregate nominal capital of the enterprises in which the Federal Republic or the special funds held direct participations amounted to EUR 19.8 billion as per December 31, 2002 compared to EUR 16.2 billion (DM 31.6 billion) as per December 31, 2001 (Calculated based on official figures provided in Deutsche Mark using the fixed conversion rate of DM 1.95583 = EUR 1).

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2002, page 2; Beteiligungsbericht 2003, pages 1, 2)

     The following table shows information on the Federal Republic’s significant participations (including those held through its “special funds”) as per October 2003.

	Nominal Capital of	Participation of the
	Enterprise as per	Federal Republic as
Enterprises	October 2003	per October 2003
	(EUR in millions)	(percent)
Significant majority participations:
Deutsche Bahn AG	2,150	100.0
Deutsche Post AG	1,113	50.0
		plus 26 shares
Kreditanstalt für Wiederaufbau	3,750	80.0
Significant minority participations exceeding 25%
Deutsche Telekom AG	10,746	30.8
Flughafen München GmbH	307	26.0

(Source: Bundesministerium der Finanzen, Beteiligungsbericht 2003, Chapters B and C, pages 8-110)

DEBT OF THE FEDERAL GOVERNMENT

     As per December 31, 2003, the Federal Government’s total debt, not including the debt of the Länder governments and the municipalities, amounted to EUR 767.7 billion, or 36.1% of the 2003 GDP at current prices, compared to EUR 725.4 billion, or 34.4% of the 2002 GDP at current prices as per December 31, 2002. Since July 1, 1999, the Federal Government has assumed joint liability for the debts of the following special funds: Sinking Fund for Vested Liabilities (Erblastentilgungsfonds) (for former GDR liabilities), the Federal Railway Fund (Bundeseisenbahnvermögen) and the Compensation Fund for Safeguarding the Use of Coal (Ausgleichsfonds Steinkohleneinsatz). The aforementioned special funds are allocated to the Federal Government as of July 1999.

(Source: Deutsche Bundesbank, Monthly Report March 2004, Tables VIII.10 and IX.1)

     The Federal Government raises funds primarily through the issuance of bonds and notes. The Federal Government does not raise funds in foreign currencies. Starting January 1, 1999, the Federal Government has been raising all funds in euro. Bonds and notes issued by the Federal Republic are evidenced by book-entry and no certificates are issued.

     In addition to its own direct debt obligations, the Federal Government had outstanding guarantees in an aggregate amount of EUR 229,122 million as per June 30, 2003. Of this amount, EUR 103,073 million was outstanding in the form of export credit insurance, which is handled by EULER HERMES on behalf and for the account of the Federal Government.

(Source: Bundesministerium der Finanzen, Finanzbericht 2004, Overview 4, page 335)

     For more detailed information regarding the Federal Government’s debt and guarantees, see “Tables and Supplementary Information”.

     For information on the Federal Government’s liability as per December 31, 2003 for capital subscriptions to various international financial organizations, see the table entitled “III. Liabilities to International Financial Organizations”, below.

TABLES AND SUPPLEMENTARY INFORMATION

I. DIRECT DEBT OF THE FEDERAL GOVERNMENT

SUMMARY

Principal Amount
Outstanding as per
December 31, 2003
(EUR in millions)
Federal bonds	477,346
Five-year special Federal bonds	156,500
Federal Treasury notes	93,000
Federal savings bonds	12,809
Treasury discount paper	35,834
Federal Treasury financing paper	1,239
Borrowers’ note loans of which:	38,410
— from residents	37,707
— from non-residents	703
Old debt(1) of which:	6,797
Equalization claims	6,398
Other	40
Repurchased debt	61,865
Medium term notes of Treuhandanstalt	343

Total	760,453

(1)	Mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(Source: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2003, Bundesanzeiger Nr. 42 of March 2, 2004, page 3938)

DEBT TABLES

1. Federal Bonds(1)

				Principal Amount
	Interest	Year of		Outstanding as per
Title	Rate	Issue	Maturity	December 31, 2003
	(% p.a.)			(EUR in millions)
6% Bonds of the Federal Republic of 1986 (II)	6	1986	2016	3,579
5.625% Bonds of the Federal Republic of 1986	5.625	1986	2016	511
6.25% Bonds of the Federal Republic of 1994	6.25	1994	2024	10,226
6.75% Bonds of the Federal Republic of 1994	6.75	1994	2004	5,113
7.5% Bonds of the Federal Republic of 1994	7.5	1994	2004	5,113
Floating Bonds of the Federal Republic of 1994	float.	1994	2004	5,113
6.25% Bonds of the Treuhandanstalt of 1994	6.25	1994	2004	4,090
6.75% Bonds of the Treuhandanstalt of 1994	6.75	1994	2004	4,090
7.5% Bonds of the Treuhandanstalt of 1994	7.5	1994	2004	5,113
7.375% Bonds of the Federal Republic of 1995	7.375	1995	2005	8,692
6.875% Bonds of the Federal Republic of 1995	6.875	1995	2005	10,226
6.5% Bonds of the Federal Republic of 1995	6.5	1995	2005	10,226
6% Bonds of the Federal Republic of 1996 (I)	6	1996	2006	12,782
6% Bonds of the Federal Republic of 1996 (II)	6	1996	2006	6,136
6.25% Bonds of the Federal Republic of 1996	6.25	1996	2006	7,158
6% Bonds of the Federal Republic of 1997 (I)	6	1997	2007	15,339
6% Bonds of the Federal Republic of 1997 (II)	6	1997	2007	15,339
6.5% Bonds of the Federal Republic of 1997	6.5	1997	2027	11,248
5.25% Bonds of the Federal Republic of 1998	5.25	1998	2008	15,339
5.625% Bonds of the Federal Republic of 1998	5.625	1998	2028	14,316
4.75% Bonds of the Federal Republic of 1998 (I)	4.75	1998	2008	8,692
4.75% Bonds of the Federal Republic of 1998 (II)	4.75	1998	2028	11,100
4.125% Bonds of the Federal Republic of 1998	4.125	1998	2008	13,805
3.75% Bonds of the Federal Republic of 1999	3.75	1999	2009	14,000
4% Bonds of the Federal Republic of 1999	4	1999	2009	11,000
4.5% Bonds of the Federal Republic of 1999	4.5	1999	2009	20,000
5.375% Bonds of the Federal Republic of 1999	5.375	1999	2010	20,000
6.25% Bonds of the Federal Republic of 2000	6.25	2000	2030	9,000
5.5% Bonds of the Federal Republic of 2000	5.5	2000	2031	17,000
5.25% Bonds of the Federal Republic of 2000 (I)	5.25	2000	2010	20,000
5.25% Bonds of the Federal Republic of 2000 (II)	5.25	2000	2011	23,000
5% Bonds of the Federal Republic of 2001	5	2001	2011	24,000
5% Bonds of the Federal Republic of 2002 (I)	5	2002	2012	25,000
5% Bonds of the Federal Republic of 2002 (II)	5	2002	2012	27,000
4.5% Bonds of the Federal Republic of 2003	4.5	2003	2013	24,000
3.75% Bonds of the Federal Republic of 2003	3.75	2003	2013	22,000
4.25% Bonds of the Federal Republic of 2003	4.25	2003	2014	8,000
4.75% Bonds of the Federal Republic of 2003	4.75	2003	2034	10,000

Total Federal Bonds				477,346

(1)	Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are 10 to 30 years. No redemption prior to maturity; including principal strips.

2. Five-Year Special Federal Bonds(1)

				Principal Amount
				Outstanding as per
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2003
	(% p.a.)			(EUR in millions)
3.25% Bonds of 1999—Series 130	3.25	1999	2004	8,000
3.25% Bonds of 1999—Series 131	3.25	1999	2004	1,500
4.125% Bonds of 1999—Series 132	4.125	1999	2004	5,000
4.250% Bonds of 1999—Series 133	4.250	1999	2004	6,000
4.250% Bonds of 1999—Series 134	4.250	1999	2005	7,000
5% Bonds of 2000—Series 135	5	2000	2005	6,000
5% Bonds of 2000—Series 136	5	2000	2005	15,000
5% Bonds of 2000—Series 137	5	2000	2006	14,000
4.5% Bonds of 2001—Series 138	4.5	2001	2006	14,000
4% Bonds of 2001—Series 139	4	2001	2007	18,000
4.5% Bonds of 2002—Series 140	4.5	2002	2007	20,000
4.250% Bonds of 2002—Series 141	4.250	2002	2007	14,000
3% Bonds of 2003 —Series 142	3	2003	2008	14,000
3.5% Bonds of 2003—Series 143	3.5	2003	2008	14,000

Total Five-Year Special Federal Bonds				156,500

(1)	Five-Year Special Federal Bonds are evidenced by book entry, and no certificates are issued. Maturities are five years. No redemption prior to maturity.

3. Federal Treasury Notes(1)

				Principal Amount
				Outstanding as per
	Interest	Year of		December 31,
Title	Rate	Issue	Maturity	2003
	(% p.a.)			(EUR in millions)
4.25% Notes of 2002	4.25	2002	2004	12,000
4% Notes of 2002	4	2002	2004	12,000
3.25% Notes of 2002	3.25	2002	2004	12,000
3% Notes of 2002	3	2002	2004	14,000
2.5% Notes of 2003	2.5	2003	2005	12,000
2% Notes of 2003	2	2003	2005	12,000
2.5% Notes of 2003	2.5	2003	2005	12,000
2.75% Notes of 2003	2.75	2003	2005	7,000

Total Federal Treasury Notes				93,000

(1)	Federal Treasury Notes are evidenced by book-entry, and no certificates are issued. Maturities are 2 years. No redemption prior to maturity.

4. Federal Savings Bonds(1)

				Principal Amount
				Outstanding as per
	Interest Rate	Year of Issue	Maturity	December 31, 2003
				(EUR in millions)
Federal Savings Bonds	1% to 7.25%	1997 to 2003	2004 to 2010	12,809

5. Treasury Discount Paper(2)

				Principal Amount
				Outstanding as per
	Interest Rate(3)	Year of Issue	Maturity	December 31, 2003
				(EUR in millions)
Treasury Discount Paper	1.97% to 2.37%	2003	2004 to 2005	35,834

6. Federal Treasury Financing Paper(4)

				Principal Amount
				Outstanding as per
	Interest Rate(3)	Year of Issue	Maturity	December 31, 2003
				(EUR in millions)
Federal Treasury Financing Paper	1.55% to 4%	2002 to 2003	2004 to 2005	1,239

7. Borrowers’ note loans(5)

				Principal Amount
		Year of		Outstanding as per
	Interest Rate	Incurrence	Maturity	December 31, 2002
				(EUR in millions)
Borrowers’ note loans	2% to 8.45%	1967 to 2003	2004 to 2033	38,410

(1)	Government Savings Bonds are evidenced by book entry and no certificates are issued. Maturities are six or seven years. The bonds are redeemable after one year from the issue date at the option of the holders thereof in installments of EUR 5,113 per holder and month. The terms of the Government Savings Bonds provide for interest rates that increase during the term of the bonds. In addition, the seven-year Government Savings Bonds provide for payment of compounded interest at maturity or upon redemption prior to maturity.

(2)	Treasury Discount Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(3)	Reflects annual interest rate paid to the holder by way of the initial issue discount.

(4)	Treasury Financing Papers are issued at a discount and repaid at par value on the maturity date. No interest payments are made during the term of the paper. It is issued in the form of one global bearer security. Maturities range from one year to two years. No redemption is permitted prior to maturity.

(5)	Borrowers’ note loans are an instrument of the German capital market where the lending entity, generally an institutional investor, receives a certificate evidencing its loan to the borrower and the term of such loans. The certificate generally authorizes at least three assignments. No redemption is permitted prior to maturity.

8. Other Liabilities

				Principal Amount
		Year of		Outstanding as per
Title	Interest Rate	Incurrence	Maturity	December 31, 2003
				(EUR in millions)
Old debt (1)	0% to 8.9%	Various	Various	6,797
Debt of Equalization of Burdens Fund taken over by the Federal Government	Various	1980	Various	0.31
Other debt (2)	Various	Various	Various	40.47

(1)	Includes mainly equalization and covering claims of the Deutsche Bundesbank, other banks and insurance companies in connection with the currency reform of 1948.

(2)	Includes liabilities of the Federal Government to repay amounts received from the Investitionshilfeabgabe, a special duty levied on income, the proceeds of which were to be used to promote investments.

(Source for Tables 1 through 3: Bundesministerium der Finanzen, Übersicht über den Stand der Schuld der Bundesrepublik Deutschland am 31. Dezember 2003, Bundesanzeiger Nr. 42 of March 2, 2004, page 3938; internal documents of the Federal Ministry of Finance)

II. GUARANTEES BY THE FEDERAL GOVERNMENT

	Principal Amount
	Outstanding
	as per June 30,
Purpose of Guarantees	2002(1)	2003(1)
	(EUR in millions)
Export finance loans (including rescheduled loans)	102,614	103,073
Untied loans; direct foreign investments by German companies; Loans of the European Investment Bank to non-EU borrowers	27,265	27,869
Loans in connection with EU agricultural policy measures	6,136	6,650
Loans to domestic corporations and for projects in areas of Agriculture, fishing and housing construction	51,120	49,121
Contributions to international financing institutions	31,638	40,255
Co-financing of bilateral projects of German financial co-operation	798	779
Successor agencies to Treuhandanstalt	1,375	1,375

Total guarantees	220,946	229,122

(1)	No year-end or quarterly figures are available.

(Source: Bundesministerium der Finanzen, Finanzbericht 2003, page 335; Finanzbericht 2002, page 343)

III. LIABILITIES TO INTERNATIONAL FINANCIAL ORGANIZATIONS

     The Federal Republic is obligated to contribute to the capital subscriptions and, in some cases, to the additional financing requirements of certain international organizations in which it participates. Such contributions are in many cases stated initially in 1944 U.S. dollars. One 1944 U.S. dollar is equivalent to one Special Drawing Right (“SDR”), a unit of value established by an amendment in July 1969 to the Articles of Agreement of the International Monetary Fund. From July 1, 1974 to December 31, 1980, the exchange rate between world currencies and the SDR was determined on the basis of a basket of 16 currencies, including the U.S. dollar, which accounted for approximately one-third of the value of the basket. From 1981 to 2000, the exchange rate between world currencies and the SDR was determined on the basis of a basket of five currencies, including the U.S. dollar. The currencies that determine the value of the SDR, the proportion of each of these currencies in the basket, and the financial instruments used in determining the interest rate on the SDR, are reviewed every five years. The adoption of the euro as the common currency for the initial 11 Member States of the European Union called for a change in the composition of the SDR basket. With effect from January 1, 2001, the SDR basket consists of four currencies: U.S. dollar, euro, Japanese yen and pound sterling. The currency weight of the U.S. dollar in the SDR basket initially was 45%, changing on a daily basis as a result of exchange rate fluctuations. On December 31, 2003, SDR 1 equalled EUR 1.17654.

SUBSCRIPTIONS OR COMMITMENTS BY THE FEDERAL REPUBLIC
TO INTERNATIONAL FINANCIAL ORGANIZATIONS
AS PER DECEMBER 31, 2003

	Subscription or
	Commitment by the	Amount
Name of Organization	Federal Republic(1)	Paid In
	(U.S.$ millions)
International Monetary Fund(2)	19,329.8	19,329.8
International Bank for Reconstruction and Development(3).	8,734.0	542.9
International Development Association (IDA)(3)(6)	14,070.0	14,070.0
International Finance Corporation (IFC)(3)	128.9	128.9
European Investment Bank(4)	18,631.6	1,118.9
African Development Bank(3)	1,320.4	121.9
African Development Fund(3)	1,881.4	1,783.3
Asian Development Bank(3)	2,274.6	159.3
Asian Development Fund(3)	1,640.1	1,577.0
Inter-American Development Bank(3)	1,913.7	82.3
Inter-American Investment Corporation(3)	13.3	13.3
Fund for Special Operations(3)	239.6	239.6
International Fund for Agricultural Development (IFAD)(3)	242.6	231.0
Caribbean Development Bank(3)	50.2	11.1
Special Development Fund of the Caribbean Development Bank(3)	51.0	51.0
European Bank for Reconstruction and Development (EBRD)(3)(5)	2,145.9	563.3
Council of Europe Development Bank (CEB)(3)(5)	692.7	76.5

(1)	Subscriptions are in part committed in $, SDR, ECU or DM. SDR, ECU and DM commitments are converted to $ at year-end exchange rates, except that certain SDR commitments are converted at the fixed conversion rate of SDR 1 = $ 1.20635.

(2)	Source: computation provided by Deutsche Bundesbank. Original figures expressed in SDR, converted to U.S. dollars at year-end exchange rates.

(3)	Source: computation provided by Bundesministerium der Finanzen, Bundesministerium für wirtschaftliche Zusammenarbeit und Entwicklung.

(4)	Source: computation provided by European Investment Bank.

(5)	Calculated using the noon buying rate for cable transfers in New York City payable in euro on December 31, 2003, which was EUR 1 per $ 1.2597.

(6)	Source: Worldbank Annual Report 2003. The amount does not differentiate between amount subscribed and paid-in. It includes installments which were not yet due.